UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No. )

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The Greenbrier Companies, Inc.

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GBX

THE GREENBRIER COMPANIES

2021

The Greenbrier Companies Notice of Annual Meeting of Shareholders & Proxy Statement

        FROM OUR BOARD

Dear Shareholders:

Currently, the impact of COVID-19 is having a devastating effect on our global health and economies. We remain deeply committed to the health and well-being of our employees, their families and communities. We have successfully maintained manufacturing operations throughout the world and continued to deliver to our customers while taking swift action to adjust our operations to both safeguard our employees and keep our momentum in uncertain times.

We are also committed to meeting the needs of our shareholders and we thank you for your feedback on matters of ESG, executive compensation and succession planning. Your feedback has resulted in greater transparency and trust and we have made significant changes over the last few years as a result of your willingness to engage with us.

Your continued investment is important to us and we look forward to delivering strong operating results and shareholder value over the long term.

William A. Furman

Chairman of the Board and Chief Executive Officer

Duane C. McDougall

Lead Director

Selected Accomplishments in 2020

COVID-19 Response Team engaged at all of our worldwide locations

•	Weekly status reports to our Board, CEO and management team

•	Physical distancing, remote work and structured return to workplace protocols

•	Mandatory temperature readings at all plants and offices

•	Enhanced hygiene, cleaning and sanitizing protocols at all plants and offices

•	Contact tracing and quarantines (as needed)

•	Staggered/flexible work shifts for employees

•	Enhanced employee benefits and sick leave

Direct actions to mitigate the current and potential negative economic impacts of COVID-19

•	Operated at all locations worldwide as an essential infrastructure business

•	Set and achieved a goal of liquidity and cost savings exceeding $1 billion

•	Cut costs and reduced spending including:

•	Reduced global headcount by roughly 38% in 2020

•	Reduced capital expenditures by approximately $131 million compared to fiscal 2019

•	Production slowed, moved and/or closed

Delivered solid financial results in an especially challenging year

•	Outperformed our primary direct competitor on all key financial metrics for the year including total shareholder return

•	Strong financial performance despite COVID-19 challenges

•	7th consecutive year of dividend payments and a record dividend amount in fiscal 2020 of $35.2 million

•	Gross margin of 12.6% compared to 12.1% in fiscal 2019, despite an 8% reduction in revenues

•	Achieved synergies of $15 million related to the ARI acquisition, meeting our stated goal

Financial performance was fueled by meaningful accomplishments across our businesses

Manufacturing

•	Successfully integrated manufacturing facilities acquired from American Railcar Industries, Inc. (ARI)

•	Negotiated financial accommodations with our joint venture partner at our GIMSA facility in Mexico

•	Negotiated accommodations from key suppliers in both pricing and deliveries

Commercial

•	Significantly increased market share in North America in fiscal 2020

•	Have maintained major market share in the European Economic Area and in Brazil

•	Successfully integrated ARI railcar designs into our customer portfolio with strong engineering involvement

•	Seamless new customer transitions with manufacturing contracts assumed in the ARI acquisition

Leasing

•	Completed syndication transactions with existing strategic partners and equity sources despite an uncertain environment

Repair and Parts

•	Reduced turn times at repair facilities, down from 90 days to 75

Management Services

•	Direct financial benefits realized from shared asset usage across operating groups

•	Developed time-saving automated approval process

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

2021 ANNUAL MEETING INFORMATION

Meeting Date: Wednesday January 6, 2021	Meeting Access: www.virtualshareholder meeting.com/GBX2021	Meeting Time: 2:00 p.m. (Pacific Time)	Record Date: November 5, 2020

PROXY VOTING

Your vote is very important. Whether or not you plan to virtually attend the Annual Meeting, please promptly vote by telephone or over the Internet, or by completing, signing, dating and returning your proxy card or voting instruction form so that your shares will be represented at the Annual Meeting.

ONLINE	BY PHONE	BY MAIL

Our Notice of Annual Meeting, Proxy Statement and Annual Report for the fiscal year ended August 31, 2020 are available at https://material.proxyvote.com/393657.

To protect the health and safety of our employees, directors and shareholders during these uncertain times, our Board has determined and authorized that the Annual Meeting be conducted virtually solely by remote communication beginning at 2:00 p.m. Pacific Time on January 6, 2021 via webcast at www.virtualshareholdermeeting.com/GBX2021. You may notify the Company of your desire to participate in the meeting by logging into the online site in advance of the meeting. The Annual Meeting is being held for the purpose of voting on the items set forth below and to transact such other business as may properly come before the meeting.

ITEMS TO BE VOTED ON

Proposal 1	—	Election of Directors	Page 15

Proposal 2	—	Advisory Approval of Executive Compensation	Page 43

Proposal 3	—	Approval of 2021 Stock Incentive Plan	Page 46

Proposal 4	—	Ratification of Appointment of Independent Auditors	Page 53

Proposal 5	—	Shareholder Proposal	Page 55

As of the date of this notice, the Company has not received notice of any matters, other than those set forth above, that may properly be presented at the Annual Meeting. If any other matters are properly presented for consideration at the meeting, the persons named as proxies on the proxy card, or their duly constituted substitutes, are authorized to vote the shares represented by proxy or otherwise act on those matters in accordance with their judgment.

Holders of record of our Common Stock at the close of business on November 5, 2020 are entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

By Order of the Board of Directors,

Christian M. Lucky Secretary October 23, 2020

    PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. Please read this entire proxy statement carefully before voting. This Proxy is first being released to shareholders on November 12, 2020.

PROPOSAL 1 Election of Directors

The Board recommends a vote FOR all Director Nominees

Our Nominating and Corporate Governance Committee and our Board recommend that shareholders vote “FOR” all director nominees as they have determined that each of the nominees possesses the right experience and qualifications to effectively oversee Greenbrier’s business strategy and risk management. Each of the nominees is nominated for a three-year term.

See “Proposal 1, Election of Directors” on page 15 of this Proxy Statement.

DIRECTOR NOMINEES

Name	Summary of Basis for Recommendation
William A. Furman

As a co-founder of the Company, Mr. Furman’s demonstrated experience as a successful leader through difficult market cycles is of great value in the current unsettled business climate. Our Board has implemented a C-suite succession plan by which Mr. Furman will lead executive development and transitions until his planned retirement from the CEO position in September 2022. Mr. Furman’s significant standing in the industry and ability to create business and negotiate concessions is invaluable to the Company and its shareholders through these uncertain times created by the COVID-19 global pandemic. The Board recommends a vote “FOR” Mr. Furman.

Charles J. Swindells

The Board has determined in its discretion to waive its policy on director age limits in this individual case so that the Company may continue to benefit from Mr. Swindells’s key contributions to the Board. A former U.S. Ambassador, Mr. Swindells’s international expertise, security clearances and important government contacts benefit the Company amidst operating pressure on our international businesses due to the COVID-19 global pandemic and other challenges. The benefit of these contributions is best realized when Mr. Swindells acts in his capacity as a director. While Mr. Swindells qualifies as an independent director, the Board has not appointed him to any committees because he receives a consulting fee from the Company to advise on international affairs above and beyond ordinary board service. Mr. Swindells has agreed to continue serving and the Board recommends a vote “FOR” Mr. Swindells.

Kelly M. Williams

Ms. Williams brings deep leadership experience to the Board. As Chair of the Nominating and Corporate Governance Committee, Ms. Williams provides valuable insights and directly supports strategic priorities including executive transition planning, governance structuring and advances in environmental, social and governance priorities and initiatives. Ms. Williams also serves on the Audit Committee and Compensation Committee, promoting cross-functional coordination and communication on the Board. The Board recommends a vote “FOR” Ms. Williams.

PROPOSAL 2 Advisory Approval of Executive Compensation	The Board recommends a vote FOR this proposal Our Board recommends that shareholders vote “FOR” the advisory approval of the compensation of our named executive officers for fiscal 2020.
See “Proposal 2, Advisory Approval of Executive Compensation” on page 43 of this Proxy Statement.

1	2021 Proxy Statement	THE GREENBRIER COMPANIES

Proxy Summary

Executive Compensation At-a-Glance

We made no adjustments to our fiscal 2020 performance metrics due to the COVID-19 global pandemic and resulting market pressures, or in connection with our recent acquisition and continued integration of the manufacturing assets of American Railcar Industries, Inc. (ARI), the largest acquisition in Company history.

We also made significant changes to our compensation program based on shareholder feedback.

Performance Highlights

Below are the key financial metric results for our fiscal 2020 executive incentive programs.

36-Month Cumulative EBITDA $871.5 MILLION Goal: $900 million	36-Month Return On Invested Capital (ROIC) 7.9% Goal: 14%

36-Month Relative EBITDA Growth (Percentile Rank) 18th PERCENTILE Goal: 50th percentile	Annual Adjusted EBITDA (Pre-Bonus) $298.2 MILLION Goal: $352 million

Compensation Highlights

The Company’s payouts demonstrate rigor of performance targets set by the Compensation Committee and reflect the cyclical nature of our business.

SHORT-TERM INCENTIVE	AVERAGE PAYOUT FOR ALL NEOs		PRIOR YEAR AVERAGE PAYOUT FOR ALL NEOs
1-year performance period	16.3%	BELOW TARGET	1.6%	BELOW TARGET

LONG-TERM INCENTIVE	AVERAGE PAYOUT FOR ALL NEOs		PRIOR YEAR AVERAGE PAYOUT FOR ALL NEOs
36-month performance period	71.4%	BELOW TARGET	1.4%	BELOW TARGET

PROPOSAL 3 Approval of 2021 Stock Incentive Plan

The Board recommends a vote FOR this proposal

Our Board recommends that shareholders vote “FOR” approval of the 2021 Stock Incentive Plan which will replace the 2017 Amended and Restated Stock Incentive Plan.

See “Proposal 3, Approval of 2021 Stock Incentive Plan” on page 46 of this Proxy Statement.

THE GREENBRIER COMPANIES	2021 Proxy Statement	2

Proxy Summary

PROPOSAL 4 Ratification of Appointment of Auditors	The Board recommends a vote FOR this proposal Our Board recommends that shareholders vote “FOR” ratification of the appointment of KPMG LLP as auditors for fiscal 2021.
See “Proposal 4, Ratification of Appointment of Auditors” on page 53 of this Proxy Statement.

PROPOSAL 5 Shareholder Proposal	The Board recommends a vote AGAINST this proposal Our Board recommends that shareholders vote “AGAINST” the shareholder proposal to require an independent Board Chair.
See “Proposal 5, Shareholder Proposal” on page 55 of this Proxy Statement.

3	2021 Proxy Statement	THE GREENBRIER COMPANIES

               CORPORATE GOVERNANCE

Board Composition

Our Board is composed of nine non-employee directors and our CEO and co-founder, Bill Furman. Below we have highlighted key areas of experience that qualify each director to serve on the Board. The Board has determined it is in the best interests of the Company and its shareholders for each director to continue serving on the Board subject to shareholder approval of each nominee at the Annual Meeting, and the Board recommends the election of Mr. Furman, Mr. Swindells and Ms. Williams.

William A. Furman	AGE: 76 POSITIONS: Chairman of the Board of Directors and Chief Executive Officer

DIRECTOR SINCE: 1981 CURRENT TERM EXPIRATION: 2021

EXPERIENCE: Mr. Furman has served as a member of the Board since 1981 and as the Company’s Chief Executive Officer since 1994. He has served as the Chairman of the Board of Directors since January 2014. As a founder, Mr. Furman has been associated with the Company and its predecessor companies since 1974. He has led the Company through incredible growth over the last decade, including international expansion and significantly increased market share in North America. He is highly experienced in the cycles of our business and uniquely qualified to lead the Company. Prior to 1974, Mr. Furman was Group Vice President for the Leasing Group of TransPacific Financial Corporation. Earlier he was General Manager of the Finance Division of FMC Corporation. Mr. Furman formerly served as a director of Schnitzer Steel Industries, Inc., a steel recycling and manufacturing company.

QUALIFICATIONS: As a founder of the Company, Mr. Furman brings executive management and railcar industry experience to the Board as well as historical perspective on the Company’s origins and evolution.

Charles J. Swindells	AGE: 78 POSITION: Director

DIRECTOR SINCE: 2005 CURRENT TERM EXPIRATION: 2021

EXPERIENCE: Mr. Swindells has served as a member of the Board since 2005. He also provides consulting services to the Company on international projects. Mr. Swindells is currently engaged as an advisor to Bessemer Trust, an independent provider of investment management and wealth planning to families and individuals. Mr. Swindells served as the Vice Chairman, Western Region of U.S. Trust, Bank of America, Private Wealth Management from August 2005 to January 2009. Mr. Swindells served as United States Ambassador to New Zealand and Samoa from 2001 to 2005. Before becoming Ambassador, Mr. Swindells was Vice Chairman of US Trust Company, N.A.; Chairman and Chief Executive Officer of Capital Trust Management Corporation; and Managing Director/Founder of Capital Trust Company. He also served as Chairman of World Wide Value Fund, a closed-end investment company listed on the NYSE. Mr. Swindells was one of five members on the Oregon Investment Council overseeing the $20 billion Public Employee Retirement Fund Investment Portfolio and was a member of numerous non-profit boards of trustees, including serving as Chairman of the Board for Lewis & Clark College in Portland, Oregon.

QUALIFICATIONS: Mr. Swindells brings financial and global business expertise, senior executive leadership, governance expertise and high ranking government experience to the Board.

THE GREENBRIER COMPANIES	2021 Proxy Statement	4

Corporate Governance

Kelly M. Williams	AGE: 56 POSITION: Director and Chair of the Nominating and Corporate Governance Committee

DIRECTOR SINCE: 2015 CURRENT TERM EXPIRATION: 2021

EXPERIENCE: Ms. Williams has served as a member of the Board since 2015. Ms. Williams is the CEO of The Williams Legacy Foundation. Ms. Williams was a senior advisor of GCM Grosvenor Private Markets from June 2015 until January of 2019. Until June 1, 2015 Ms. Williams was President of GCM Grosvenor Private Markets, a member of its Management Committee and a member of its Investment Committee. Prior to joining GCM Grosvenor, Ms. Williams was a Managing Director, the Group Head and the chair of the compensation committee of the Customized Fund Investment Group of Credit Suisse Group AG from 2000 through 2014, after Credit Suisse acquired Donaldson, Lufkin and Jenrette, where Ms. Williams was Director of the Customized Fund Investment Group. She was with The Prudential Insurance Company of America from 1993 to 2000, where she was an Executive Director and a founder of the Customized Fund Investment Group in 1999. Prior to joining Prudential, Ms. Williams was an attorney at Milbank, Tweed, Hadley & McCloy LLP, where she specialized in global project finance. She graduated magna cum laude from Union College in 1986 with a Bachelor of Arts degree in Political Science and Mathematics and received her Juris Doctor from New York University School of Law in 1989. Ms. Williams serves in leadership positions on the boards of several for profit and non-profits, and has won numerous awards for leadership and public service. In addition, Ms. Williams was named as one of The Most Powerful Women in Finance by American Banker Magazine from 2011- 2014. Ms. Williams also serves as a board member of a number of non-profit institutions, President of the Nantucket Historical Association, and as a board member of Union College.

QUALIFICATIONS: Ms. Williams brings executive management, financial and investment expertise to the Board.

Thomas B. Fargo	AGE: 72 POSITION: Director and Chair of the Compensation Committee

DIRECTOR SINCE: 2015 CURRENT TERM EXPIRATION: 2022

EXPERIENCE: Admiral Fargo has served as a member of the Board since 2015. Admiral Fargo is a retired military commander with subsequent private sector experience in maritime and other transportation industries. As commander of the U.S. Pacific Command from 2002 until 2005, Admiral Fargo led the world’s largest unified command while directing the joint operations of the Army, Navy, Marine Corps and Air Force. In this role Admiral Fargo acted as U.S. military representative for collective defense arrangements in the Pacific, ultimately responsible to the President and the Secretary of Defense through the chairman, Joint Chiefs of Staff. Admiral Fargo’s naval career included six tours in Washington, D.C. and extensive duties in the Pacific, Indian Ocean and Middle East including serving as Commander-in-Chief of the U.S. Pacific Fleet and Commander of the Naval Forces of the Central Command. Admiral Fargo serves as Chairman of Hawaiian Electric Industries and on the Board of Directors for Matson, and is the Chairman of USAA, which is a private company. Previously, he served on the Boards of Northrop Grumman Corporation, Alexander & Baldwin, Inc., Hawaiian Airlines and Huntington Ingalls Industries.

QUALIFICATIONS: Admiral Fargo brings executive leadership, operational and international expertise to the Board.

5	2021 Proxy Statement	THE GREENBRIER COMPANIES

Corporate Governance

Duane C. McDougall	AGE: 68 POSITIONS: Director and Lead Director

DIRECTOR SINCE: 2003 CURRENT TERM EXPIRATION: 2022

EXPERIENCE: Mr. McDougall has served as a member of the Board since 2003 and as Lead Director since 2014. Mr. McDougall served as Chairman and Chief Executive Officer of Boise Cascade, LLC, a privately held manufacturer of wood products, from December 2008 to August 2009. He was President and Chief Executive Officer of Willamette Industries, Inc., an international forest products company, from 1998 to 2002. Prior to becoming President and Chief Executive Officer, he served as Chief Accounting Officer during his 23-year tenure with Willamette Industries, Inc. He also served as Chairman of the Board of Boise Cascade until April 2015 and still serves as a director on the Board and also serves as a Director of StanCorp Financial Group, which was acquired in March 2016 by a Japanese company, Meiji Yasuda Life Insurance Company. Mr. McDougall has also served as a Director of several non-profit organizations.

QUALIFICATIONS: Mr. McDougall brings executive leadership and accounting and financial reporting expertise to the Board.

Donald A. Washburn	AGE: 76 POSITION: Director

DIRECTOR SINCE: 2004 CURRENT TERM EXPIRATION: 2022

EXPERIENCE: Mr. Washburn has served as a member of the Board since 2004. Mr. Washburn is a private investor. Mr. Washburn served as Executive Vice President of Operations of Northwest Airlines, Inc., an international airline, from 1995 to 1998. Mr. Washburn also served as Chairman and President of Northwest Cargo from 1997 to 1998. Prior to becoming Executive Vice President, he served as Senior Vice President for Northwest Airlines, Inc. from 1990 to 1995. Mr. Washburn served in several positions from 1980 to 1990 for Marriott Corporation, an international hospitality company, most recently as Executive Vice President. He also previously served on the boards of Key Technology, Inc. and Amedisys, Inc., and served as a trustee of LaSalle Hotel Properties as well as privately held companies and non-profit corporations. Mr. Washburn received his BBA, cum laude, from Loyola University of Chicago, an MBA from Northwestern University’s Kellogg School of Management and a J.D., cum laude, from Northwestern University’s Pritzker School of Law. He has continued his professional education in business and law attending Harvard Business School, Stanford Law School, Kellogg School of Management, Wharton Business School at the University of Pennsylvania and industry seminars, including the Boardroom Summit and Stanford Director’s College.

QUALIFICATIONS: Mr. Washburn brings executive management and operational expertise to the Board.

Wanda F. Felton	AGE: 62 POSITION: Director

DIRECTOR SINCE: 2017 CURRENT TERM EXPIRATION: 2023

EXPERIENCE: Ms. Felton has served as a member of the Board since 2017. Ms. Felton has over 30 years of financial industry experience in commercial and investment banking. Ms. Felton was a Presidential Appointee and was confirmed twice by the U.S. Senate to serve on the board of the Export Import Bank of the United States as Vice Chair of the Board and First Vice President from June 2011 to November 2016. In that role, she was on the team of economic deputies that advised the National Security Staff and the President’s Export Council on trade and investment. Ms. Felton was actively engaged in helping U.S. companies penetrate international markets and develop pragmatic financing solutions to win sales. Ms. Felton had oversight responsibility for the Office of the Chief Financial Officer and enterprise risk management functions, and served on the bank’s credit committee, which was responsible for approving debt financings over $10 million for a broad range of financing types across a range of industries. A significant portion of such financings supported the export of U.S.-manufactured transportation equipment, including rail equipment and aircraft, to emerging markets. Ms. Felton serves as a Board Practice Advisor on Diversity to Spencer Stuart and as a Trustee of The Cooper Union for the Advancement of Science and Art.

QUALIFICATIONS: Ms. Felton brings her significant prior experience with emerging markets business development and capital raising to the Board.

THE GREENBRIER COMPANIES	2021 Proxy Statement	6

Corporate Governance

Graeme A. Jack	AGE: 69 POSITION: Director and Chair of the Audit Committee

DIRECTOR SINCE: 2006 CURRENT TERM EXPIRATION: 2023

EXPERIENCE: Mr. Jack has served as a member of the Board since 2006. He is a retired partner of PricewaterhouseCoopers LLP in Hong Kong. Mr. Jack is an independent non-executive director of COSCO Shipping Development Company Limited, the trustee manager of Hutchison Port Holdings Trust and Hutchison China Meditech Limited.

QUALIFICATIONS: Mr. Jack brings accounting and financial reporting expertise to the Board as well as extensive experience in international business transactions in Asia generally and in China in particular.

David L. Starling	AGE: 70 POSITION: Director

DIRECTOR SINCE: 2017 CURRENT TERM EXPIRATION: 2023

EXPERIENCE: Mr. Starling has served as a member of the Greenbrier Board of Directors since 2017. Mr. Starling also serves as Chairman of the Board of Ports America, the largest port and terminal operator in the United States. Additionally, Mr. Starling is a Senior Advisor for Oaktree Infrastructure Fund, with nearly $2.5 billion assets under management, and a part of Oaktree Capital Management. The Fund invests in companies that provide products and services to support infrastructure assets. Previously, Mr. Starling served as Director, President and Chief Executive Officer of Kansas City Southern (KCS), a Class I railroad, from 2010 to 2016. He served as President and Chief Operating Officer of KCS from 2008 to 2010. Prior to that, he was Vice Chairman of the Board of Directors of Kansas City Southern de Mexico. Mr. Starling has served as Vice Chairman of the Board of Directors of Panama Canal Railway Company and Panarail and on the Board of Ferrellgas partners LP from 2014 to 2017. Before joining KCS, Mr. Starling served as President and Director General of Panama Canal Railway Company from 1999 through 2008.

QUALIFICATIONS: Mr. Starling’s more than 40 years of operating experience provides Greenbrier’s Board with unique railroading expertise in both North America and international markets.

Wendy L. Teramoto	AGE: 46 POSITION: Director

DIRECTOR SINCE: 2019 CURRENT TERM EXPIRATION: 2023

EXPERIENCE: Ms. Teramoto has been a senior investment management professional with an affiliate of Fairfax Financial Holdings Limited since 2018. From 2017 to 2018, she served in a senior capacity at the United States Department of Commerce. Until 2017, Ms. Teramoto was a Managing Director and a senior investment management professional, and a founding partner, at a New York based private equity firm affiliated with Invesco Ltd. Ms. Teramoto has served as a board member for several companies in the transportation sector. In addition to serving on many private boards, Ms. Teramoto previously served on the Greenbrier Board from 2009 to 2017, and on the board for Navigator Holdings Ltd. from 2014 to 2017.

QUALIFICATIONS: Ms. Teramoto brings investment management and financial expertise, and experience with manufacturing and other heavy industry companies to the Board.

7	2021 Proxy Statement	THE GREENBRIER COMPANIES

Corporate Governance

Governance Highlights

Independent Oversight	• Greenbrier’s Board is composed of a 90% supermajority of independent directors and includes our CEO and co-founder Bill Furman who is the only member of management on the Board
• Nine of our ten directors meet the NYSE and SEC standards for independence
• Eight of the nine independent directors, including all committee members, committee Chairs, and the Lead Director, meet a heightened standard of independence
• Regular executive sessions of independent directors are held at all Board meetings and regularly at committee meetings
• Ongoing review of independent directors’ committee roles, including the recent addition of two independent directors to the Compensation Committee and one independent director to the Audit Committee
• The Board actively oversees strategy and risk management

Board Refreshment	• Appointed five new directors since 2014
• The Board promotes ongoing director education, including through our membership in the National Association of Corporate Directors
• The Company is active in the 2020 Women on Boards organization and received a top “W” rating for “Winning” as Greenbrier already exceeds the 20% target for board representation by women
• Board succession planning is an ongoing process with a focus on integrity, experience, diversity and mix of tenure of directors
• There is an ongoing process to identify highly qualified candidates for Board service
• Annual Board and committee reviews are conducted, including individual director reviews
• Policy that directors not stand for election after reaching age 77 absent an exception by the Board

High Governance Standards	• Committed to shareholder engagement
• Our Code of Business Conduct and Ethics is applicable to all directors and executives
• Average attendance of directors at Board and committee meetings exceeds 95% over the last five years
• In response to the impact of COVID-19, the Board voluntarily reduced the cash retainer each non-employee director received by 10%
• Director and executive stock ownership requirements are maintained
• Annual review of all directors’ independence
• Hedging of Company stock by directors and executives is prohibited

Recent Accomplishments	• Adoption of a CEO succession plan including amending the Company’s employment agreement with the CEO to provide for his retirement in 2022
• Annual review of the Company’s succession planning process for key executive positions other than the CEO
• Continued development of the Company’s inclusion, diversity, equity, access and leadership (IDEAL) program with Board support
• Publication of the Company’s second annual Environmental, Social and Governance (ESG) Report, including increased metric reporting
• Increasing the percent of women on our Board from roughly 20% to 30% and ethnic diversity on our Board from 11% to 20% in fiscal 2020

Board Independence

All of our directors who serve on committees satisfy a heightened standard of independence as set forth in our Corporate Governance Guidelines available on the Company’s website at http://www.gbrx.com. This heightened standard prohibits directors from serving on a committee if they have any consulting or similar relationship with the Company whereby they receive compensation in addition to their compensation for Board service. Applying this standard further safeguards our Board’s autonomy and alignment with shareholders.

In fiscal 2020, the independent directors met without Company management present at all regularly scheduled meetings of the Board.

As a result of its annual review, the Board has determined that a majority of its directors qualify as independent pursuant to SEC and NYSE rules and standards as set forth in the table on page 11. In arriving at this determination, the Board thoroughly considered the consulting arrangement with Mr. Swindells and determined his independence and ability to exercise independent judgment. Due to the Board’s internal application of a heightened independence standard, Mr. Swindells does not serve on any Board committees.

THE GREENBRIER COMPANIES	2021 Proxy Statement	8

Corporate Governance

Board Leadership

Mr. Furman serves as Chairman of our Board, in addition to his role as Chief Executive Officer of the Company. At this time, in view of Mr. Furman’s long experience and service to the Company in his capacity as Chief Executive Officer and director, the Board believes the most appropriate Board leadership structure is for Mr. Furman to continue to serve as Chairman of the Board and Chief Executive Officer until his planned retirement in September 2022. In October 2020, the Board adopted a policy that upon the retirement of Mr. Furman, only independent directors will be eligible to serve as Chairman of the Board.

The Board continues to maintain a Lead Director position effective while the Chairman of the Board is not an independent director. The Lead Director is appointed by the independent directors. The Board has appointed Duane C. McDougall to serve as Lead Director. The Lead Director serves shareholder interests by:

•	Presiding at all Board meetings at which the Chairman is not present, including executive sessions of the independent directors which are held at every regularly scheduled Board meeting

•	Approval of Board schedules, meeting agendas and other matters

•	Making requests of the CEO and providing feedback regarding Board needs and concerns

•	Consulting with the CEO on Company strategy and providing advice and feedback

•	Implementation and response in the Board self-assessment process

•	Acting as a liaison between the independent directors and the Chairman and CEO and generally representing the independent directors on the Board

•	Engaging with shareholders and supporting committee Chairs in engagements as appropriate

•	Guiding the Board’s consideration of CEO succession

Annual Evaluations

Our Board conducts an annual evaluation of itself, its committees and each director, individually, to ensure effective functioning. In addition:

•	The Lead Director and Chair of the Nominating and Corporate Governance Committee meet individually with each director to discuss goals, solicit feedback and address important matters

•	The Lead Director works with each committee chair to assess development opportunities and implement changes based on feedback received

•	Directors certify each year that they understand and comply with the Company’s Code of Business Conduct and Ethics

•	The Board receives regular anti-corruption and Foreign Corrupt Practices Act training

Board Refreshment

We believe our Board best serves the Company and its shareholders when there is a balance between fresh perspectives and longer serving directors who bring continuity in a cyclical business. To promote thoughtful board refreshment we have:

•	Appointed five new directors since 2014 and recently expanded the Board from nine to ten directors to enhance diversity of experience and prepare for future retirements

•

Appointed two of the five recently appointed directors to serve in committee leadership positions: Admiral Fargo as Chair of the Compensation Committee and Ms. Williams as Chair of the Nominating and Corporate Governance Committee

•

Appointed the Chair of the Nominating and Corporate Governance Committee to serve on the Compensation Committee and the Chair of the Compensation Committee to serve on the Nominating and Corporate Governance Committee to promote an integrated approach to leadership, succession and compensation matters

•	Required that directors must meet a heightened standard of independence to serve on a committee

•	Appointed our newest director, Ms. Teramoto, to serve on the Audit and Compensation Committees

9	2021 Proxy Statement	THE GREENBRIER COMPANIES

Corporate Governance

In accordance with our governing documents, the Company has determined that a total of ten members on our Board is the appropriate size at this time.

Following are key metrics reflecting the balance of skills, qualifications and experience on our Board.

In addition to maintaining a comprehensive orientation program for all new directors, Greenbrier supports continuing education programs and performs annual evaluations to ensure the Board operates at the highest level. These measures, including a membership with the National Association of Corporate Directors, contribute to increased levels of Board skills and knowledge and understanding of best practices and current trends. The Company is continually seeking to improve Board performance including additional training when a director assumes a new leadership role. The Company pays the reasonable expenses of directors who attend continuing education programs.

THE GREENBRIER COMPANIES	2021 Proxy Statement	10

Corporate Governance

Board Committees, Meetings and Charters

Below is a general overview of the role of each committee.

Compensation Committee	Audit Committee	Nominating and Corporate Governance Committee

The Compensation Committee is focused on increasing shareholder value by setting compensation for senior management and is responsible for:

1)   Oversight of compensation strategy and incentive plans design, metrics and targets for Company executives

2)   Evaluating CEO performance and recommending CEO compensation to the Board

3)   Reviewing policies relating to director compensation and stock ownership guidelines

4)   Assessing the independence of any compensation consultants

5)   Engaging with shareholders to solicit feedback and understand compensation priorities

The Audit Committee safeguards our shareholders’ investment in the Company by overseeing:

1)  The integrity and public reporting of the Company’s financial statements

2)  Company compliance with legal and regulatory requirements

3)  Performance of the Company’s internal audit plan and functions and internal controls

4)  Engagement and oversight of independent registered public accounting firm

5)  Cybersecurity and information technology resilience and security

The Nominating and Corporate Governance Committee works to ensure that shareholders are effectively represented by overseeing:

1)  Board refreshment including the identification of director nominees

2)  The process and protocols regarding CEO succession

3)  The structure and composition of Board committees

4)  Annual evaluations of the Board and its committees

5)  Risk mitigation, except if specifically reserved to another committee

6)  The Company’s inclusion, diversity, equity, access and leadership (IDEAL) program

7)  Environmental, social and governance (ESG) matters and reporting

8)  Shareholder engagement to solicit feedback and understand governance priorities

During fiscal 2020, the Board at large held 5 meetings, the Audit Committee held 4 meetings, the Nominating and Corporate Governance Committee held 6 meetings, and the Compensation Committee held 6 meetings. All directors are invited and encouraged to attend all committee meetings. The independent directors met without Company management present at all regularly scheduled meetings of the Board. All of our directors attended 100% of the Board and committee meetings on which they served during the year. The Company’s policy is to encourage Board members to attend the Company’s Annual Meetings of Shareholders. All of the Company’s directors attended the Annual Meeting of Shareholders held on January 8, 2020. The composition of each of the Board committees is set out below.

Name	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee

William A. Furman

Thomas B. Fargo			Chair

Wanda F. Felton		, F

Graeme A. Jack		Chair, F

Duane C. McDougall (Lead Director)		, F

David L. Starling

Charles J. Swindells

Wendy L. Teramoto		, F

Donald A. Washburn

Kelly M. Williams				Chair

 Independent          Member         F Audit Committee Financial Expert

11	2021 Proxy Statement	THE GREENBRIER COMPANIES

Corporate Governance

The Board has determined that Mses. Felton and Teramoto and Messrs. McDougall and Jack qualify as “audit committee financial experts” under federal securities laws. Each of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee maintains a written charter. These charters, along with the Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics, are available to shareholders on the Company’s website at www.gbrx.com.

Succession Planning

The Board considers the selection, retention and succession planning for the CEO to be a top priority. In July 2020 Mr. Furman agreed to continue in his current offices for two more years, retiring in September 2022. This important step in the CEO succession process is a product of the Board’s measured approach to this transition and Mr. Furman’s focus on assisting in the selection, development and retention of a qualified successor. The Board has and continues to actively plan and prepare for Mr. Furman’s retirement from all executive offices in September 2022. In September 2021, a determination will be made regarding any potential internal successor to the CEO.

In addition to the CEO succession plan, the Board is focused on transitions for other key executive positions. Our President and head of Human Resources oversee the talent pipeline initiative for these key positions. This initiative includes creating talent profiles for potential succession candidates and implementing tailored development plans with specific actions. The Board annually reviews our talent pipeline initiative and meets formally and informally with our CEO, key executives, and other high-potential members of senior management.

Risk Oversight

The Board has delegated to the Nominating and Corporate Governance Committee primary responsibility for risk oversight except where specifically reserved to a separate committee, such as the Compensation Committee’s oversight of compensation risk and the Audit Committee’s oversight of certain financial controls risk.

The Compensation Committee evaluates the Company’s compensation programs and has concluded risk is effectively mitigated, including by balancing between short-term and long-term incentives and establishing multiple and strategically weighted performance measures. Based on the results of its evaluation, the Compensation Committee concluded that any risks associated with the Company’s compensation programs are not reasonably likely to have a material adverse effect on the Company.

Our Code of Business Conduct and Ethics and FCPA Compliance

We observe the highest ethical standards in all of our business dealings. Our Code of Business Conduct and Ethics (available at https://investors.gbrx.com/corporate-governance) guides our Board, executives and employees in the work they do for the Company. We work diligently to ensure that all of our employees fully understand and are empowered to implement ethical practices and promptly report any suspicious activity. The Company maintains the right to require any employee to supply a written statement certifying compliance with our Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics applies to all of the Company’s directors, employees and consultants, including its principal executive officer, principal financial officer and principal accounting officer.

Our Code of Business Conduct and Ethics is closely tied to our FCPA and Anti-Corruption Policy. We are an international company, and as such compliance with all anti-bribery and anti-corruption laws is a key component of our ethics focus. We conduct ongoing compliance training at all of our locations across the globe.

Shareholder Engagement

We maintain an active shareholder engagement process soliciting feedback on matters important to our shareholders. Our Lead Director, Board committee chairs and management team are directly involved in these efforts, which are reported to the Board at large.

THE GREENBRIER COMPANIES	2021 Proxy Statement	12

Corporate Governance

We engaged with eight of our top 10 shareholders, and many other shareholders outside of our top 10, throughout the 2020 fiscal year. Over half of the shareholders we engaged with were primarily focused on governance and compensation matters, approaching 30% of outstanding shares. Depending on availability and specific shareholder requests, Greenbrier was represented at these engagements by the Chairs of our Compensation and Nominating and Corporate Governance Committees and by senior executives including our President, head of Human Resources and Treasurer.

WHAT WE DISCUSSED

•	Best practices in corporate governance

•	Shareholder rights and appropriate take-over protections for smaller cap companies

•	CEO succession planning and compensation

•	Compensation plan design process and strategy (for details see Compensation Discussion and Analysis section below)

•	Effective alignment of shareholder and executive interests

•	Total shareholder return alignment

•	Environmental, social and diversity priorities

Where committee Chairs participated in meetings, they reported shareholder feedback directly to the Board. Where committee Chairs did not participate, management reported shareholder feedback directly to the Board.

Sustainability and Corporate Citizenship

Safety

Greenbrier is committed to achieving the highest safety and quality certifications by following the strictest U.S. and E.U. requirements.

Environmental

Greenbrier is committed to reducing our environmental footprint and meeting or exceeding the requirements in the countries where we operate. The items we track are based on a materiality assessment Greenbrier has completed. We are centralizing environmental standards and data gathering to better track environmental performance for reporting and improvement purposes.

People and Diversity

In fiscal 2020 we expanded our inclusion, diversity, equity, access and leadership (IDEAL) program. Below are current metrics for our Board, NEO group and senior commercial team.

BOARD OF DIRECTORS

Our Board is 30% female, 10% over the national average of roughly 20%. Greenbrier was recently recognized by the nonprofit, 2020 Women on Boards, as one of the few Oregon publicly-traded companies with over 20% female representation on the Board. In addition, 20% of our Board is racially or ethnically diverse.

NAMED EXECUTIVE OFFICERS (NEOs)

Our NEO group is 20% female and 20% racially or ethnically diverse. In 2020, President and Chief Operating Officer Lorie Tekorius received the National Association of Manufacturers’ STEP Ahead Award, which recognizes women in science, technology, engineering and manufacturing who exemplify leadership within their companies.

COMMERCIAL TEAM

Our senior commercial team represents the customer-facing arm of Greenbrier. This group consists of individuals directly reporting to our EVP, Sales and Marketing. Among this group, 30% are female and 20% are racially or ethnically diverse. Shantel Davis, a member of this team, was recently selected as a 2020 “Women of Influence” honoree by the Jacksonville Business Journal.

For more information on these and other Company priorities, please see our 2020 Environmental, Social and Governance report available at https://www.gbrx.com/about-us/corporate-responsibility/.

Related Transactions

Policy. We follow a policy that all proposed transactions by us with directors, officers, five percent shareholders and their affiliates be entered into only if such transactions are on terms no less favorable to us than could be obtained from unaffiliated parties, are reasonably expected to benefit us and are reviewed and approved or ratified by a majority of the disinterested, independent members of the Board.

13	2021 Proxy Statement	THE GREENBRIER COMPANIES

Corporate Governance

Aircraft Usage Policy. William A. Furman, Chief Executive Officer and Chairman of the Board of Directors of the Company, is the owner of a private aircraft managed by a private independent management company. From time to time, the Company’s business requires charter use of privately owned aircraft, which may include the aircraft owned by Mr. Furman. During fiscal 2020, charters of the aircraft owned by Mr. Furman were placed with the company that manages Mr. Furman’s aircraft aggregating approximately $260,000. Any charter of an aircraft in which Mr. Furman has an interest is subject to the Company’s travel and entertainment policy, and the fees paid to the management company or Mr. Furman, as applicable, are no less favorable than would have been available to the Company for similar services provided by unrelated parties.

Indebtedness of Management. Since the beginning of fiscal 2020, none of our directors or executive officers has been indebted to us.

Majority Voting Policy

The Company’s Corporate Governance Guidelines establish majority voting procedures with respect to the election of directors. Pursuant to the policy, in an uncontested election of directors, any nominee who has received a greater number of votes withheld from his or her election than votes for his or her election will, within two weeks following certification of the shareholder vote by the Company, submit a written resignation offer to the Board for consideration by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee will consider the resignation offer and, within 60 days following certification of the shareholder vote by the Company, make a recommendation to the Board concerning the acceptance or rejection of the resignation offer.

In determining its recommendation to the Board, the Nominating and Corporate Governance Committee will consider all factors its members deem relevant, which may include:

•	the stated reason or reasons, if any, why shareholders who cast withhold votes for the director did so;

•	the qualifications of the director (including, for example, whether the director serves on the Audit Committee of the Board as an “audit committee financial expert” and whether there are one or more other directors qualified, eligible and available to serve on the Audit Committee in such capacity); and

•	whether the director’s resignation from the Board would be in the Company’s best interests and the best interests of the Company’s shareholders.

The Nominating and Corporate Governance Committee will also consider a range of possible alternatives concerning the director’s resignation offer as the Committee deems appropriate, which may include:

•	acceptance of the resignation offer;

•	rejection of the resignation offer; or

•	rejection of the resignation offer coupled with a commitment to seek to address the underlying causes of the majority-withheld vote.

Under the policy, the Board will take formal action on the recommendation within 90 days following certification of the shareholder vote by the Company. In considering the recommendation, the Board will consider the information, factors and alternatives considered by the Nominating and Corporate Governance Committee and any additional information, factors and alternatives the Board deems relevant. Any director tendering a resignation offer will not participate in the Committee’s or Board’s consideration of whether to accept such resignation offer. The Company will publicly disclose, in a Current Report on Form 8-K filed with the SEC, the decision of the Board. The Board will also provide an explanation of the process by which the decision was made and, if applicable, its reasons for rejecting the tendered resignation.

Communication with the Board

Shareholders and other interested parties may communicate with members of the Board by mail addressed to the Chairman, to the Lead Director, to any other individual member of the Board, to the full Board, to the non-management directors as a group or to a particular committee of the Board. In each case, such correspondence should be sent to the Company’s headquarters at One Centerpointe Drive, Suite 200, Lake Oswego, OR 97035 or via email to investorrelations@gbrx.com. Such communications are distributed as appropriate.

THE GREENBRIER COMPANIES	2021 Proxy Statement	14

PROPOSAL 1

ELECTION OF DIRECTORS

The three nominees recommended by our Nominating and Corporate Governance Committee and by the Board of Directors for election as Class III directors are William A. Furman, Charles J. Swindells and Kelly M. Williams. The nominees are nominated to serve until the Annual Meeting of Shareholders in 2024, or until their respective successors are elected and qualified. If a nominee is unable or unwilling to serve as a director at the date of the Annual Meeting or any adjournment or postponement thereof, the proxies may be voted for a substitute nominee, designated by the proxy holders or by the present Board of Directors to fill such vacancy, or for the other nominees named without nomination of a substitute, or the number of directors may be reduced accordingly. The Board of Directors has no reason to believe that any of the nominees will be unwilling or unable to serve if elected a director.

Under Oregon law, the directors who receive the greatest number of votes cast will be elected directors. Abstentions and broker non-votes will have no effect on the results of the vote.

THE BOARD OF DIRECTORS HAS REVIEWED THE QUALIFICATIONS FOR MR. SWINDELLS AND, NOTWITHSTANDING THAT HE IS PAST THE AGE OF 77, DUE TO HIS CRITICAL INTERNATIONAL ROLE AT THE COMPANY, THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF MR. SWINDELLS AND FOR MR. FURMAN AND MS. WILLIAMS. UNLESS MARKED OTHERWISE, PROXIES RECEIVED WILL BE VOTED FOR THE ELECTION OF THE THREE NOMINEES.

Directors are divided into three classes, with four directors in Class II and three directors in each of Classes I and III. One class is elected each year for a three-year term. The following table sets forth certain information about each nominee for election to the Board and each continuing director.

Name	Age	Independent	Positions	Director Since	Committee Memberships	Expiration of Current Term

Nominees / Class III Directors

William A. Furman	76		Chairman of the Board and Chief Executive Officer	1981		2021
Charles J. Swindells	78		Director	2005		2021
Kelly M. Williams	56		Director	2015	A, C, G Chair	2021

Class I Directors

Thomas B. Fargo	72		Director	2015	C Chair, G	2022
Duane C. McDougall	68		Director and Lead Director	2003	A, F, C, G	2022
Donald A. Washburn	76		Director	2004	A, C, G	2022

Class II Directors

Wanda F. Felton	62		Director	2017	A, F, G	2023
Graeme A. Jack	69		Director	2006	A Chair, F, C, G	2023
David L. Starling	70		Director	2017	C, G	2023
Wendy L. Teramoto	46		Director	2019	A, C, F	2023

 Independent  A Audit Committee  C Compensation Committee  F Audit Committee Financial Expert  G Nominating and Corporate Governance Committee

15	2021 Proxy Statement	THE GREENBRIER COMPANIES

2020 DIRECTOR COMPENSATION

In response to the impact of COVID-19, the Board voluntarily reduced the cash retainer each non-employee director received by 10% beginning in our fiscal fourth quarter and continuing into fiscal 2021. One-quarter of this reduction was realized in fiscal 2020, resulting in a $78,000 annual cash retainer fee for the year. The Compensation Committee and Board typically review director compensation every two years. However, in light of the Board’s 2020 reduction in director compensation due to COVID-19, the Board determined to defer this review to fiscal 2021. The Audit Committee Chair received an additional annual cash retainer of $20,000, and each other committee chair received an additional annual cash retainer of $15,000. The Lead Director, received an additional annual cash retainer of $70,000. Members of the Audit Committee received an additional annual cash retainer of $10,000, and Members of the Compensation and Nominating and Corporate Governance Committees received an additional annual cash retainer of $7,500. All annual retainer fees are paid quarterly. Members of the Board who are our employees are not separately compensated for serving on the Board.

Under the terms of the Company’s 2017 Amended and Restated Stock Incentive Plan, our non-employee directors received annual grants of restricted shares of the Company’s Common Stock with a fair market value equal to $145,000 (rounded up to the nearest whole share based on a 30 day trailing average, which may differ from the fair market value on the date of grant). Grants are made immediately after the close of each annual meeting, with such shares vesting on the date of the next annual meeting or, if a director is not re-elected, the one year anniversary of the date of grant if earlier.

The Company has stock ownership guidelines for its directors, under which all directors of the Company are required to acquire and retain holdings of Company stock with a value equal to five times the annual cash retainer fee. Directors are expected to achieve compliance with the guidelines within five years of the date of adoption of the guidelines or election as a director, whichever is later. Seven of our nine non-employee directors have satisfied the director share ownership expectation. The remaining two have until 2022 to meet the holding requirement.

In addition to his compensation as a director, Mr. Swindells received $120,000 in consulting fees in fiscal 2020 pursuant to a consulting agreement with the Company entered into in January 2016. Amidst a challenging global market environment, Mr. Swindells offers international expertise that is unparalleled on the Board including an extensive network of contacts, an understanding of operating norms and a unique ability to assist the Company in navigating cross-border relationships and transactions. Mr. Swindells’s time commitment in each of these areas goes above and beyond ordinary director service.

In the event a non-employee director ceases to be a director due to death, disability or retirement, or because he or she is not re-elected to serve an additional term as a director, any unvested restricted shares will immediately become fully vested. If a non-employee director ceases to be a director by reason of removal or resignation as a member of the Board, any unvested restricted shares will automatically be forfeited, and the shares subject to such award will be available for grant.

The following table summarizes the compensation of the non-employee Board members for fiscal 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Thomas B. Fargo	108,000	134,765	4,739	247,504
Wanda F. Felton	95,500	134,765	4,739	235,004
Graeme A. Jack	123,000	134,765	4,739	262,504
Duane C. McDougall	173,000	134,765	4,739	312,504
David L. Starling	93,000	134,765	4,739	232,504
Charles J. Swindells	78,000	134,765	124,739	337,504
Wendy Teramoto	64,667	134,765	3,875	203,307
Donald A. Washburn	103,000	134,765	4,739	242,504
Kelly M. Williams	118,000	134,765	4,739	257,504

(1)

Amounts are calculated based upon the aggregate grant date fair value computed in accordance with FASB ASC Topic 718. Such amounts may not correspond to the actual value that will be realized if and when the restricted stock awards vest. Each director received 4,784 shares as stock awards during fiscal 2020. As of August 31, 2020, each director held 4,784 shares of unvested restricted stock.

(2)

Amounts represent dividends on Greenbrier shares of restricted stock during fiscal 2020, and for Mr. Swindells also include $120,000 in consulting fees he received in fiscal 2020 pursuant to a consulting agreement with the Company entered into in January 2016.

THE GREENBRIER COMPANIES	2021 Proxy Statement	16

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis	17

Executive Summary	17
Say-on-Pay Vote and Shareholder Engagement on Compensation	17

Payouts and Pay-for-Performance Alignment	18

Chairman and CEO Pay	23

Executive Compensation Program for 2020	25

Executive Compensation Paid for 2020	28

Executive Compensation Tables	34

Material Terms of Executive Employment Agreements and Other Arrangements	35

CEO Pay Ratio	41

Compensation Discussion and Analysis

We have a very short window to engage with shareholders between the publication of proxy advisor reports and the Annual Meeting. We encourage shareholders to reach out to us as early as possible at investorrelations@gbrx.com if you would like a meeting with our Board or management to discuss this Proxy Statement.

Executive Summary

This section discusses material information relating to our executive compensation program and plans for our named executive officers or “NEOs” for fiscal 2020:

William A. Furman,

Chairman and Chief Executive Officer

Lorie L. Tekorius,

President and Chief Operating Officer

Mark J. Rittenbaum,

Executive Vice President, Chief Commercial and Leasing Officer

Alejandro Centurion,

Executive Vice President and President of Global Manufacturing Operations

Adrian J. Downes,

Senior Vice President, Chief Financial Officer and Chief Accounting Officer

This Compensation Discussion and Analysis makes reference to financial data derived from our financial statements prepared in accordance with generally accepted accounting principles (“GAAP”) and certain other financial data prepared using non-GAAP components. For a reconciliation of these non-GAAP components to the most comparable GAAP components, see Reconciliation of Non-GAAP Financial Measures set forth in Appendix C.

Say-on-Pay Vote and Shareholder Engagement on Compensation

After six years of overwhelming shareholder support exceeding 93% every year, our say on pay resolution received approximately 58% approval at our 2020 Annual Meeting. As a result, we expanded our usual shareholder outreach program with a focus on understanding shareholder concerns regarding compensation practices. We reached out expressly on compensation matters to our top shareholders representing nearly 40% of the Company’s outstanding shares and engaged with shareholders representing nearly 30% of outstanding shares on compensation matters. Through these engagements, some of which included the Chairs of our Compensation and Nominating and Corporate Governance Committees, we received important feedback that led to several changes to our compensation practices by the Compensation Committee. These changes are responsive to what we heard from shareholders, as summarized in the chart below. For more details on our 2020 shareholder engagement program see the “Shareholder Engagement” section beginning on page 12.

WHAT WE HEARD	HOW WE RESPONDED

Some shareholders expressed interest in better understanding the overall compensation design process.	Over the past several years we have increased disclosures in our annual proxy statements to provide a more robust explanation of our compensation practices.

Evaluate whether the stock ownership requirements for executives continue to be appropriate.

In fiscal 2020 the Company’s stock ownership guidelines for executive officers were increased as follows:

•   CEO increased from 5.0x to 6.0x base salary

•   President increased from 3.5x to 4.0x base salary

•   EVP increased from 2.5x to 3.0x base salary

17	2021 Proxy Statement	THE GREENBRIER COMPANIES

Executive Compensation

WHAT WE HEARD	HOW WE RESPONDED

Some shareholders requested additional background regarding certain executive base pay increases in recent years.

The executive officers did not receive base pay increases in fiscal 2020 and, as discussed below, CEO base and bonus compensation were substantially reduced and the form of CEO annual bonuses was changed from cash to company stock.

When discussed, shareholders acknowledged the current emphasis on compensating for successful executive transitions, particularly in light of recent promotions and expanded responsibilities such as the promotions of Lorie Tekorius to President and COO and Adrian Downes to CFO.

Continue to focus on alignment of total shareholder return (TSR) with executive performance incentives.	We added a relative TSR modifier to our 2020 long-term incentive program that allows for adjustments to executive awards based on performance relative to the designated peer group.

Ensure rigorous goal setting for annual and long-term performance incentives.

The EBITDA performance target for our 2020 long-term performance program is the highest in the Company’s history (a 30% increase from the prior year) and for our 2020 annual performance program is both the highest it has been in the last three years and higher than actual performance in 2019.

In 2020 many companies adjusted performance payouts in light of the COVID-19 global pandemic. Our Compensation Committee made no such adjustments. Cyclical businesses can be challenging however, we believe this year’s goals were appropriately rigorous as reflected in the low payout levels.

Ensure time-based and performance-based compensation elements of Restricted Stock Unit (RSU) grants are appropriately weighted relative to Company peers and current market practices.

RSU grants in our long term incentive program are weighted 60% performance-based and 40% time-based going forward versus our longstanding practice of 50:50 weighting.

RSU grants in fiscal 2021 for our CEO will be weighted 70% performance-based and 30% time-based.

In 2018 we increased the measurement period for our long-term incentives from 30 months to 36 months based on feedback from our shareholders.

Consider disclosing performance targets in advance.

We do not publicly disclose quantitative targets in advance because these are confidential and disclosure could cause competitive harm. Disclosure of these targets in advance could give competitors strategic and planning insights with predictive value. We set these targets at challenging but achievable levels and consistent with our corporate-wide strategic priorities.

We have included in this Proxy additional information regarding our annual incentive metrics and goal setting for both the 2020 and 2021 fiscal years (see Goal Setting for Fiscal 2021 on page 25).

Payouts and Pay-for-Performance Alignment

Our compensation program is designed to reward our executives for contributing to the achievement of our annual and long-term objectives through the business cycles. We set robust financial and strategic goals in order to align executive awards with the creation of long-term value for our shareholders.

THE GREENBRIER COMPANIES	2021 Proxy Statement	18

Executive Compensation

PLAN GOALS AND PAYOUTS

Under our 2020 annual incentive plan the Compensation Committee set a rigorous Adjusted EBITDA goal of $352 million, which significantly exceeded both the 2019 goal and actual results of $313.2 million and $308.6 million respectively. 2020 Adjusted EBITDA before bonus was $298.2 million, resulting in a payout of 80.8%, which accounts for 85% of the payout determination, and 100% for Strategic Goals, which account for 15% of the payout determination. This resulted in a blended payout of 83.7% of the target award level to the NEOs.

For fiscal 2020, our Board set the strategic goals for the annual incentive plan of the NEOs. The NEOs can receive between 0% and 150% payout on these strategic goals. The Compensation Committee determined that a 100% payout was appropriate acknowledging that management has over-achieved on some goals and under-achieved on others. The strategic goals and management’s achievements are listed below.

(1) Optimize North American Railcar Production Network and Designs

Accomplishments

•  Manufacturing and commercial teams integrated railcar designs following the acquisition of the manufacturing assets of American Railcar Industries, Inc.

•  Standardized production control scheduling achieved across all facilities

•  Orders were split across plants to manage labor shortages

•  Work was relocated to maintain scheduling and utilize the most efficient facility

•  Slowed and closed manufacturing lines due to COVID-19 related pressures

(2) Evolve and Adapt Leasing and Syndication Model

Accomplishments

•  The COVID-19 global pandemic slowed progress in this area

•  Despite challenges management executed with existing equity sources and strategic partners

•  Management developed a strong foundation to execute on this priority as the market normalizes

(3) Advance Management Services (GMS) and Repair Business Models

Accomplishments

•  Developed automated approval process significantly reducing estimate approval timing

•  Direct financial benefits realized from shared asset usage across operating groups

•  Continuing improvements including reduced turn times at repair facilities, down from 90 days to 75 days

19	2021 Proxy Statement	THE GREENBRIER COMPANIES

Executive Compensation

LONG-TERM PERFORMANCE EQUITY PLAN GOALS AND VESTING

The Compensation Committee sets rigorous targets for our long-term performance equity awards. This is demonstrated in vesting percentages over the last three years.

The 2020 long-term performance equity awards are the first awards vesting under our extended 36 month performance period. For these awards the Compensation Committee’s rigorous targets replaced ROE with ROIC and introduced relative EBITDA growth as a new metric. Actual results for the awards vesting in 2020 nearly met the target performance goal for Adjusted EBITDA and did not meet the threshold goal for either ROIC or relative EBITDA growth, as seen below.

Metric	Weighting	Goal	Actual

Adjusted EBITDA	30%	$900 M	$871.5 M

ROIC	40%	14%	7.9%

Relative EBITDA Growth	30%	50th percentile	18th percentile

The resulting vesting was 28.6% of the performance-based restricted stock units as of the determination date, October 20, 2020. The new relative EBITDA growth metric measured the Company’s EBITDA growth performance against its compensation peer group setting a goal of performing at the 50th percentile, with a maximum payout for performance at the 75th percentile and threshold performance, below which no payout on this metric is earned, at the 35th percentile.

We made no adjustments to our performance metrics due to the COVID-19 global pandemic and resulting market pressures, or in connection with our recent acquisition and continued integration of the manufacturing assets of American Railcar Industries, Inc. (ARI), the largest acquisition in Company history.

THE GREENBRIER COMPANIES	2021 Proxy Statement	20

Executive Compensation

PERFORMANCE AGAINST DIRECT PEERS

The Compensation Committee and full Board regularly review our performance compared to our direct competitors in the railcar manufacturing industry. The charts below provide performance comparisons between Greenbrier and our primary competitor, Trinity Industries, Inc. (ticker: TRN), for several important metrics. For the most recent one and five year periods Greenbrier has outperformed Trinity on every metric. We have not included Freightcar America, Inc. (ticker: RAIL) in this analysis although they are a direct competitor in freight railcar manufacturing. We do not believe a comparison to Freightcar is instructive at this time due to their negative metric performance and market cap recently ranging between $15 million and $50 million. Trinity is the most comparable and appropriate direct peer for Greenbrier.

1-Year Metrics

(in percent)

Company	ROE	ROA	ROIC	Revenue Growth	EBITDA Growth

The Greenbrier Companies	5.8	2.9	3.8	9.3	49.0

Trinity Industries	1.1	0.3	0.4	4.0	5.7

                        Source: Compustat and IBES.

5-Year Metrics

(in percent)

Company	ROE	ROA	ROIC	Revenue Growth	EBITDA Growth

The Greenbrier Companies	11.7	6.0	8.7	4.5	(2.1)

Trinity Industries	8.2	3.7	3.1	(15.6)	(16.4)

                        Source: Compustat and IBES. Trinity completed the spin-off of Arcosa, Inc. in November 2018 and publicly available filings only reflect results from discontinued operations starting in 2016; adjustments to prior years are not confirmed.

In addition to strong fundamental performance, Greenbrier has significantly increased its share of the North American freight railcar market’s industry backlog over the last five years. Comparatively, Trinity’s share of the North American industry backlog has decreased over that same period. We have been competing with Trinity for market share for many years and following our acquisition of the manufacturing assets of ARI at the end of 2019, we have become the leader of freight railcar manufacturing in North America.

      Source: SEC EDGAR filings and Railway Supply Institute’s American Railway Car Institute Report.

21	2021 Proxy Statement	THE GREENBRIER COMPANIES

Executive Compensation

TOTAL SHAREHOLDER RETURN (TSR) PERFORMANCE

Measured by Total Shareholder Return, the Company has outperformed the Russell 3000 and S&P 600 Small Cap indices, and our primary competitor, Trinity, over the one year period from September 1, 2019 to August 31, 2020. Greenbrier has also outperformed or held pace with Trinity on many fundamental financial metrics for each company’s 2019 fiscal year (the last full year for which Trinity data is publicly available).

Company / Index	One-Year TSR (9/1/19 – 8/31/20)	Manufacturing Revenue (in millions)	EPS	Net Earnings (in millions)

The Greenbrier Companies, Inc.	22.2%	$2,431	$2.14	$105.8

Russell 3000	21.4%	—	—	—

S&P 600 Small Cap	(0.5)%	—	—	—

Trinity Industries, Inc.	21.9%	$1,889	$1.09	$136.1

Source: SEC EDGAR filings, Compustat and IBES.

Greenbrier’s profile as a company has significantly changed following the acquisition of the manufacturing assets of ARI at the end of 2019. We believe that the Company’s strong performance and growth through the railcar manufacturing industry’s challenging and cyclical markets is not reflected in three and five year TSR performance making those measurements less relevant to the company Greenbrier is today.

Despite fluctuations in the market, Greenbrier has returned $146.5 million to shareholders through dividends over the last five fiscal years and sustained a strong balance sheet and profitability in a highly cyclical business. Fiscal 2020 marks seven consecutive years of dividend payments by the Company and saw record dividend payments of $35.2 million.

THE GREENBRIER COMPANIES	2021 Proxy Statement	22

Executive Compensation

Chairman and CEO Pay

In fiscal 2020, Mr. Furman led Greenbrier through a challenging economic and competitive environment, successfully navigating fallout from the COVID-19 global pandemic while improving liquidity, reducing general and administrative expenses and effectively integrating the manufacturing business of ARI acquired at the end of 2019. At the same time, he made significant progress in reinforcing our capacity for continued growth and customer expansion in our core North American market.

Mr. Furman is a founder CEO and has been working closely with the Board and executive management team to position both the Company and its executive leadership for the future. His continued commitment to our talent pipeline initiative has resulted in meaningful progress toward our succession and leadership bench goals, positioning the Company for smooth transitions. The Board is keenly aware that appropriately incentivizing Mr. Furman is key for stability in the most significant leadership transition in the history of the Company further complicated by the effects of COVID-19.

Leading by example in an environment of cost-cutting and focus on liquidity, Mr. Furman has made substantial concessions in his own compensation.

VOLUNTARY ACTION TAKEN BY OUR CEO TO ALIGN HIS COMPENSATION WITH SHAREHOLDER INTERESTS
• Reduced his base salary actually paid by nearly 25% (from $1,050,000 per year to $800,000 per year) in the fourth quarter of 2020, which reduction continues in 2021
• Reduced by 20% the amount of his earned annual incentive award that he will actually receive (from $1,010,333 to $808,266)
• Agreed to receive his annual incentive awards for fiscal 2020 and 2021 in stock instead of cash in order to conserve cash
• Purchased nearly $1.7 million worth of Company stock on the open market
• Agreed to remain with the Company until September 2022 to manage current challenges in succession until his retirement date

Greenbrier operates in a cyclical industry which is accentuated by the overarching economic turmoil of the COVID-19 global pandemic. This can at times appear to result in misalignments between our CEO’s compensation and our total shareholder return. Stock market fluctuations that are disconnected from fundamentals can inappropriately discount the long-term trends at Greenbrier, including strong liquidity and revenue and market share growth. Our compensation program is designed to align the CEO’s compensation with Company performance. Stock grants provide a direct incentive for improved share performance. The CEO’s total equity risk as of August 31, 2020 was 618,328 shares, valued at $16,812,338, an increase of over 50% in the number of shares from the prior year. Although the Company’s industry remains cyclical following the acquisition of the manufacturing assets of ARI, the largest in the Company’s history, historical performance and compensation does not reflect the current scale and trajectory of the Company.

The following tables show Mr. Furman’s cash compensation and his equity compensation relative to the Company’s share price as of the long-term incentive vesting date.

CEO CASH COMPENSATION

23	2021 Proxy Statement	THE GREENBRIER COMPANIES

Executive Compensation

The Board and the CEO are aware of the impact significant market volatility in our share price has had on total shareholder return performance. It is of note that the value of the long-term equity grants to Mr. Furman are also significantly impacted by share price performance as well as the 100,000 additional Company shares Mr. Furman purchased on May 15, 2020 at a total cost of nearly $1.7 million. The actual value of Mr. Furman’s 2018, 2019 and 2020 long-term equity incentives as of the end of fiscal 2020 were 57%, 47% and 80%, respectively, as compared to the grant date fair value of each when granted. This translates into a roughly $9 million total value at the close of fiscal 2020 relative to a combined grant date fair value for fiscal 2018, 2019 and 2020 of roughly $15 million.

CEO EQUITY COMPENSATION VALUES

As shown below, volatility in our stock price impacts both TSR and executive stock grant values.

SHARE PRICE AT VESTING OF CEO EQUITY

THE GREENBRIER COMPANIES	2021 Proxy Statement	24

Executive Compensation

GOAL SETTING FOR FISCAL 2021

Looking forward to fiscal 2021, we continue to focus on Total Shareholder Return (TSR) alignment and our commitment to pay-for-performance.

2021 Annual Incentive Metrics	2021-2023 Long-Term Incentive Metrics

• Introducing an earnings per share (EPS) metric to our short-term incentive plan, which accounts for 40% of the payout weighting, since EBITDA and EPS do not always correlate

• Changing the adjusted EBITDA metric, which accounts for 50% of the payout weighting, to after bonus instead of before bonus to align better with published financial information

• Placing more emphasis on financial metrics by increasing the weighting to 90% financial metrics and 10% strategic goals (as opposed to 85:15)

• Strategic goals will include a diversity and inclusion component consistent with the Company’s inclusion, diversity, equity, access and leadership (IDEAL) program

• Continuing a relative TSR modifier to performance shares that allows for adjustments to executive awards based on performance relative to the designated peer group

• Weighting more heavily performance-based with 70% performance-based and 30% time-based for our CEO and 60% performance-based and 40% time-based for our other NEOs

• Utilizing Adjusted EBITDA and ROIC to incentivize earnings and operational cash flow in the current environment

Executive Compensation Program for 2020

EXECUTIVE COMPENSATION PRINCIPLES

The Compensation Committee designed the Company’s executive compensation program to be consistent with the goals of its executive compensation philosophy: to drive performance and increase shareholder value. The current compensation strategy is designed to strengthen the link between pay and performance.

The objectives of our executive compensation program are to:

•	Align the interests of key executives with the long-term interests of shareholders

•	Attract, develop, retain and motivate key executives to drive our business and financial performance

•	Link a significant amount of executive compensation to achievement of pre-established financial metrics and business goals that are directly tied to our overall business strategy

•	Incentivize the management team to create long-term shareholder value by balancing growth and return on capital at all points in the business cycle

Our compensation principles state that:

•	A significant portion of compensation should be performance-based

•	Total direct compensation is based on the complexity of an executive’s assignment, years and depth of experience, and readiness for leadership in the CEO and key executive succession plan

•	Annual incentive awards should be aligned with the Company’s operating, financial and strategic objectives while considering the cyclical nature of our business

•	Long-term incentive plans should promote retention and reward absolute performance as well as relative performance to appropriate peers

•	A meaningful equity stake helps ensure that executive and shareholder interests are aligned

25	2021 Proxy Statement	THE GREENBRIER COMPANIES

Executive Compensation

EXECUTIVE COMPENSATION PLAN DESIGN

The following table provides a snapshot of the elements of pay for NEOs and explains why each element is provided.

Incentive Type	Compensation Element	What the Element Rewards	Key Features & Purpose	Form of Settlement

Fixed	Base Salary	Individual performance while considering market pay levels, specific responsibilities and experience of each NEO	• Attract and retain talent • Provide financial certainty	Cash

Performance- Based	Annual Incentive	Achievement of specific financial and strategic goals	• Drive achievement of key business results on an annual basis	Cash
	Long-Term Equity	Achievement of specific financial goals including relative financial performance	• Reward achievement of long-term objectives over a 36 month performance period • Directly ties interests of our NEOs to those of our shareholders	GBX Shares

Time-Based	Long-Term Equity	Creation of long-term shareholder value	• Retain talent • Vest ratably over a three-year period at then stock price	GBX Shares

Compensating for Stability and Succession

In October 2019, the beginning of the fiscal 2020 year, the Compensation Committee awarded Mr. Furman RSUs based on his planned retirement at the end of the Company’s 2021 fiscal year. The time-based portion of the grant vests equally over two years to coincide with Mr. Furman’s originally planned retirement while the performance-based portion of the grant will still vest over the original 36-month performance period.

Faced with the COVID-19 pandemic and resulting global uncertainties, the Board and Mr. Furman agreed that 2021 was not the best year for the CEO transition and Mr. Furman agreed to extend his retirement date. Mr. Furman and the Company agreed to amendments to his employment agreement, including that Mr. Furman will retire from all executive offices in September 2022.

Lorie Tekorius received a one-time RSU grant in fiscal 2020, in recognition of her exemplary transition to her new role as President, one third of which is tied to specific business goals to be executed within 12 months and the remainder of which will vest ratably on the two- and three-year anniversaries of the grant.

Our Chief Commercial and Leasing Officer, Mr. Rittenbaum, is in the process of preparing for retirement and discussed a possible targeted retirement date of October 2021, subject to change depending on succession factors. Mr. Rittenbaum received a grant of RSUs in fiscal 2020, the time-based portion of which vests equally over two years to coincide with his targeted retirement date while the performance-based portion of the grant will still vest over the original 36-month performance period.

Rationale for Selection of Performance Metrics

The Compensation Committee considers annual input from management taking into account the macro business environment, backlog of manufacturers’ orders in the sector and for the Company, expected delivery schedules and data related to the railroad industry that affects demand including velocity of the railroads, available railcar supply, railcar loading trends and forecasts by commodity and railcar type.

THE GREENBRIER COMPANIES	2021 Proxy Statement	26

Executive Compensation

EXECUTIVE COMPENSATION PRACTICES

WHAT WE DO

New Limits on Awards Upon shareholder approval of the 2021 Stock Incentive Plan, we cap the number of shares or dollar value of awards an employee may receive in any fiscal year

Pay-for-Performance Nearly 55% of our NEOs’ total possible direct compensation is performance-based

Robust Stock Ownership Guidelines We have stock ownership guidelines of 6.0x base salary for our CEO, 4.0x base salary for our President, 3.0x base salary for EVPs and 5.0x annual cash retainer for Directors

Performance Weighting RSU grants are weighted 60% performance-based and 40% time-based

Stock Retention Requirements Our NEOs are expected to retain 50% of the after-tax value of compensatory awards until stock ownership guidelines are met

Annual “Say-on-Pay” Vote Our shareholders are given an annual advisory vote to approve our executive compensation programs

Clawback Policy Our policy provides for recovery of performance-based equity awards and incentive compensation paid to executive officers in the event of an accounting restatement due to material noncompliance with financial reporting requirements under federal securities laws

Independent Compensation Consultant The Compensation Committee retains an independent compensation consultant and reassesses independence annually

Annual Review of Compensation Program The Compensation Committee reviews all our compensation programs annually for best practices with input from our compensation consultant

Annual Compensation Risk Assessment The Compensation Committee conducts an annual risk assessment of our compensation programs to ensure that they do not promote undue risk taking

Limited Perquisites We maintain a moderate perquisite program of automobile allowances, club memberships and financial planning services as is the practice in our industry, as well as relocation costs when appropriate

Grandfathered Employment Agreements We no longer enter into employment agreements with new executive officers. The legacy employment agreements with three NEOs (including our CEO) were originally entered into before 2010

Minimum Vesting Requirements All awards under the plan have a minimum vesting period of at least one year

Maximum Term of SARs Stock appreciation rights are subject to a maximum term of 10 years

Measurement Period Beginning in fiscal 2018 the measurement period for long-term incentives was extended from 30 to 36 months

Relative Metric We have incorporated a relative performance metric into our long-term incentive grant program

Responsible Share Usage The Compensation Committee reviews share usage for RSU awards annually with an independent consultant
WHAT WE DON’T DO

Hedging/Pledging of Company Stock We prohibit our officers and directors and insider employees from hedging and short selling our publicly traded stock. Our directors and executive officers are prohibited from margining our publicly traded stock and prohibited from pledging our publicly traded stock without advance clearance

Single-Trigger Change of Control Vesting We do not provide single-trigger acceleration of vesting for equity or cash severance payments upon a change of control. We require both a change of control and termination of an executive’s employment before vesting is accelerated or severance payments are made (double-trigger)

Tax Gross-Ups We do not provide tax gross-ups

Option Repricing We do not allow option repricing

Dividends on Unvested Shares We do not pay dividends on unearned shares or RSUs

Change of Control (“COC”) We do not accelerate equity awards upon a COC so long as the acquiring company assumes or continues the awards. Performance-based awards vest only based on actual results measured against performance goals as of the COC. The COC definition excludes transactions with affiliates and corporate reorganizations

27	2021 Proxy Statement	THE GREENBRIER COMPANIES

Executive Compensation

Executive Compensation Paid for 2020

The elements of our executive compensation program are base salary, annual incentive and long-term equity incentive, which has performance-based and time-based components. In fiscal 2020, nearly 58% of actual total direct compensation for our CEO and 52% for our other NEOs was performance based excluding special one-time grants.

	Percent of Total Direct Compensation
Compensation Element	CEO	Other NEOs
Base Salary (guaranteed)	15%	28%
Annual Incentive (performance-based)	14%	22%
Long-Term (performance-based)	43%	30%
Long-Term (time-based)	28%	20%

BASE SALARY

In establishing salary levels, we consider market pay levels, the specific responsibilities and experience of each NEO, and his or her individual performance. As part of its annual review, the Compensation Committee may adjust base salaries for:

•	Annual merit increases

•	Changes in role, such as promotions or added responsibilities

•	Market adjustments to promote retention

As a result of difficult market conditions, including the impact of the COVID-19 global pandemic, Mr. Furman voluntarily reduced the amount of his base salary from $1,050,000 per year to $800,000 per year. Furthermore, base salaries for Messrs. Rittenbaum, Centurion, Downes and Ms. Tekorius remained unchanged from their January 1, 2019 levels. This reflects the executive team’s commitment to the Company’s liquidity goals.

ANNUAL INCENTIVE AWARDS

Target incentive opportunities under the annual incentive plan for NEOs are expressed as a percentage of base salary and are intended to be competitive with the market. For fiscal 2020, our CEO’s target incentive opportunities remained unchanged from 2018 levels however, our CEO voluntarily reduced the amount of his 2020 earned annual incentive award by 20%, from $1,010,333 to $808,266. Threshold, target and maximum levels for each NEO are presented in the following chart. This chart assumes no payout on strategic goals for threshold.

	Performance Level (as a % of base salary)
Named Executive Officer	Threshold	Target	Maximum

William A. Furman	86%	115%	221%

Lorie L. Tekorius	79%	105%	202%

Mark J. Rittenbaum	71%	95%	183%

Alejandro Centurion	71%	95%	183%

Adrian J. Downes	60%	80%	154%

Our NEO’s fiscal 2020 annual incentive awards are based on achievement of pre-established financial performance goals for 85% of the award potential and strategic goals for 15% of the award potential. Although not used in fiscal 2020, the CEO has discretion to recommend to the Compensation Committee (and the Compensation Committee has discretion in the case of the CEO) to make a downward (but not upward) adjustment of any metrically calculated award of up to 20% to reflect individual performance.

The performance metrics, their weighting, targets and payout levels are established at the beginning of each fiscal year by the Compensation Committee with input from management and the independent compensation consultant. This process includes a thorough discussion of the risks and variables of management’s financial plan for the upcoming fiscal year including existing backlog. The level of financial performance required for the maximum payout is established based on the Compensation Committee’s assessment of the level of performance that shareholders would likely consider superior in view of the economic outlook for Greenbrier and its industry in particular. A comparable process is used to establish the threshold or minimum performance level, defined as the level of financial performance below which no incentive payment is appropriate.

Target Setting for Financial Metrics

For fiscal 2020, achievement of a company-wide adjusted EBITDA financial metric made up 85% of each NEO’s total annual incentive award opportunity. Although at times our cyclical business may require that targets be set lower than in prior years, in keeping with our philosophy to incentivize management in both strong and weak markets, the Compensation Committee increased the Adjusted EBITDA goal for fiscal 2020 to the highest it has been in the last three years. The following table sets forth the financial metrics and goals under the fiscal 2020 annual incentive plan:

2020 Annual Incentive Goals

($ in millions)

	Adjusted EBITDA (Pre-Bonus)	Payout
Threshold (Minimum)	$282	75.0%
Target (Goal)	$352	100.0%
Maximum	$440	200.0%

Achievement below threshold results in no payout. Payout amounts are interpolated between threshold and target or target and maximum, as appropriate.

Strategic Goals

For fiscal 2020, achievement of strategic goals made up 15% of each NEO’s total annual incentive award opportunity as detailed on page 19. The Compensation Committee determines the level of achievement of strategic goals for all executive officers (including NEOs) as a group, on a scale of 0 –150%.

THE GREENBRIER COMPANIES	2021 Proxy Statement	28

Executive Compensation

LONG-TERM EQUITY INCENTIVE AWARDS

Process for Granting Awards

The value of the annual long-term incentive awards to each NEO is divided between two types of equity-based awards: time-based RSUs and performance-based RSUs. We use a 36-month performance period and we recently changed the weighting of RSU grants from 50:50 weighting to 60% performance-based and 40% time-based. Grants are made in October following the close of the prior fiscal year, approval of the plan for the coming fiscal year and approval by the Compensation Committee of the equity pool for grants. We grant RSUs to NEOs at the same time we grant them to other members of management.

We make off-cycle or one-time grants (if any) to newly-hired executives or to NEOs in connection with significant increased responsibilities, promotions or special circumstances as approved by the Compensation Committee. In July 2020, the Compensation Committee awarded Ms. Tekorius a special one-time grant of RSUs in recognition of her exemplary transition to her new role as President with no corresponding increase in base salary. Ms. Tekorius led the Company’s response to the COVID-19 crisis including immediate, targeted reductions in costs, aggressive liquidity management and implementation of appropriate business strategies. One third of this grant is performance-based, tied to specific business goals to be executed within 12 months, and the remainder will vest ratably on the two- and three-year anniversaries of the grant. In addition, we gave Mr. Rittenbaum a one-time time-based grant of 10,000 RSUs that vests two years from the date of grant in recognition of his leadership in the acquisition of the manufacturing assets of American Railcar Industries, Inc. and to retain him during integration.

To ensure responsible use of shares under our equity program, the Compensation Committee approves a pool for each annual RSU grant with assistance from Mercer, our independent compensation consultant. We take into account our actual burn rate, a reasonable multiplier based on share price volatility and current availability under our stock incentive plan.

In granting RSUs to individuals, the number of shares awarded was guided by dividing the intended value of the award by the prior 30-day trading average market price of the Company’s Common Stock on the NYSE measured from the day prior to the date of grant of the award.

Dividends Paid Only on Vesting

We do not pay dividends on unearned time-based or performance-based RSUs.

Award Types and How Each Fits our Program

Time-Based RSUs

Time-based RSUs are designed to create long-term shareholder value and to retain highly qualified leaders. Time-based RSUs generally vest ratably in the form of Company common stock over a three-year period beginning on the first anniversary following the date of the grant.

In fiscal 2020, we made three exceptions to vesting of time-based RSUs in the grants to Mr. Furman, Ms. Tekorius and Mr. Rittenbaum noted above and on page 26 and detailed in the Executive Compensation Tables.

Performance-Based RSUs

Performance-based RSUs are designed to focus attention on, and to reward the achievement of, our long-term financial objectives and sustained appreciation in shareholder value. At the end of the 36-month performance period, a percentage ranging from 0% to 200% of the number of shares initially awarded will be earned based on the extent to which the 36-month goals are achieved, which may be increased or decreased by 10% based on relative TSR performance. The value of each performance share equals the price of one share of our common stock on the date of grant, with payment of earned performance units made in the form of Greenbrier common stock.

The 36-month measurement period beginning on September 1 and ending on August 31 was chosen to coincide with our fiscal year.

Target Setting of Financial Metrics

Our target setting process, conducted at the beginning of each 36-month performance period, includes goals related to profitability and return on invested capital while taking into account the cyclical nature of our business. Our targets are designed to incentivize behavior which enhances long-term shareholder value at all points in the business cycle.

We establish our objectives depending on where we are in the business cycle. When backlog and demand are high and asset prices are strong, we emphasize earning a higher return. When the market is weak and prices are under pressure, we emphasize making prudent decisions related to market share and other considerations, as well as investments at attractive prices, over attempting to earn unrealistic short-term returns. Making intelligent decisions at the right points in the cycle allows us to increase shareholder value over the long term by protecting our core business and market share.

The Compensation Committee selected Adjusted EBITDA and ROIC as the metrics for all performance grants in the fiscal 2020 RSU program and added a relative TSR modified to continue to focus on alignment of total shareholder return and executive compensation. Consistent with our objective of striking a balance between earnings growth and respect for capital, we increased our Adjusted EBITDA goal to the highest in Company history for the current 36-month performance period.

Weighting of the metrics for the fiscal 2020 award is 80% for Adjusted EBITDA, and 20% for ROIC. Achievement below threshold results in no payout for the respective metric.

29	2021 Proxy Statement	THE GREENBRIER COMPANIES

Executive Compensation

Payout amounts are interpolated between threshold and target or target and stretch, as appropriate. Vesting is independent for each performance criteria. The Compensation Committee reviewed use of EBITDA metrics for both short and long term compensation plans and believes it is an important metric for incentivizing both short-term and long-term performance and shareholder returns. Starting in fiscal 2021, we will use an after bonus adjusted EBITDA metric for our annual incentive program, instead of before bonus, to align better with published financial information.

EMPLOYEE BENEFITS

Executive Retirement and Insurance Benefits

Supplemental Retirement Benefits

The Company maintains a Nonqualified Deferred Compensation (NQDC) Plan which permits participants to elect to defer a portion of their compensation in excess of amounts that may be deferred under the Company’s tax-qualified 401(k) plan, and to defer receipt of shares of stock or cash awarded under the Company’s long-term incentive plan. The NQDC Plan does not pay or provide for preferential or above-market earnings. Participants may direct the investment of deferred cash compensation credited to their accounts among a range of investment options similar to those available under the Company’s 401(k) plan; shares of Company stock deferred under the NQDC Plan may not be diversified into other investments. The Company’s executive officers, including its NEOs, are eligible to defer a portion of their compensation under the NQDC Plan. Mr. Downes elected to participate in the NQDC Plan in 2020; none of the other NEOs elected to defer any portion of their 2020 cash or equity compensation under the NQDC Plan.

The Company makes discretionary employer contributions on behalf of Mr. Rittenbaum and Mr. Centurion under the target benefit component of its NQDC Plan, which has been discontinued for new participants. Target benefit contributions are designed to provide supplemental retirement benefits to the participating executives in an amount equal to 50% of the executive’s base salary as of age 65 for 15 years. While no level of contributions is required and no level of supplemental retirement benefits is guaranteed to executives under the target benefit program component of the NQDC Plan, the Company intends to make contributions under the target benefit program in the ordinary course that are actuarially designed to provide the target benefit amount. The Company does not provide tax gross-up payments or other provisions for paying executives’ taxes on distributions from the NQDC Plan.

The Company makes discretionary contributions under the supplemental retirement program component of the NQDC Plan on behalf of executives who do not participate in the target benefit program, including Messrs. Furman and Downes and Ms. Tekorius.

Such contributions are credited to a Supplemental Retirement Program account on their behalf under the NQDC Plan. In January 2020, the Compensation Committee approved discretionary contributions equal to 6% of participants’ annual base salary earned plus actual bonus earned for the prior calendar year.

Executive Life Insurance

The Company provides an executive life insurance program to its executive officers and certain other management employees. The Company owns life insurance policies insuring the executives’ lives, and has endorsed the rights to the death benefits to the participating executives. Upon termination of the executive’s employment, the Company will transfer ownership of the policy to the executive, resulting in taxable income to the executive at the time of transfer. Each NEO, other than Mr. Furman, participates in the executive life insurance program, and each has an aggregate death benefit amount of $1 million (including previous executive-owned life insurance policies for which no further Company funding is provided) and a target aggregate after-tax cash surrender value at age 62 of $200,000, except for Ms. Tekorius who has a target aggregate after-tax cash surrender value at age 62 of $125,000 and except for Mr. Downes who has no target after-tax cash surrender value.

Perquisites and Other Personal Benefits

The Company provides executive officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program goal of enabling the Company to attract, retain and motivate employees for key positions. The Company is selective in its use of perquisites, using perquisites that are commonly provided, the value of which is generally modest and periodically reviewing the levels of perquisites. The Company does not provide tax gross-ups for perquisites or personal benefits. The primary perquisites are use of Company-owned automobiles or automobile allowances and payment of club membership dues. The Company may assist selected transferred or newly hired executives in selling their homes to facilitate a successful relocation of the executive.

Change-of-Control Agreements—Double Triggers

We have entered into agreements with our NEOs that provide certain benefits if employment is terminated following a change of control (“COC”). This protection is provided to ensure the stability, continuity and impartiality of our executives in a COC situation. The level of protection is intended to be similar to that provided by similarly sized organizations.

The COC agreements are “double-trigger” agreements, meaning that benefits are payable only if a COC occurs and an executive’s employment is terminated, or constructively terminated.

THE GREENBRIER COMPANIES	2021 Proxy Statement	30

Executive Compensation

PEER GROUP

Our peer group referred to when developing our fiscal 2020 compensation program included the 18 companies listed below. The Compensation Committee relies on Mercer, our independent compensation consultant, to periodically review and recommend changes to our peer group for approval. Mercer performs this review and makes recommendations annually, providing substantial detail and support to the compensation committee for consideration. For fiscal 2021, the Compensation Committee made no changes to our peer group. Our fiscal 2020 peer group is:

Astec Industries Crane GATX H&E Equipment Services Hub Group Hyster-Yale Materials Handling	Meritor Manitowoc Oshkosh REV Group Schnitzer Steel Industries Terex	Timken Trinity Industries Triton International Wabash National WABCO Holdings Westinghouse Air Brake

Peer group companies are chosen based on whether they have comparable revenue or market capitalization, are in a comparable industry or compete with Greenbrier for executive talent. The current peer group includes companies in the following sectors: railcar manufacturing; heavy manufacturing; other related manufacturing; after-market products; transportation services; and high-value equipment leasing. Annual revenue of the peer group companies range from approximately one-third to three times Greenbrier’s annual revenue, with Greenbrier approximating the peer group median revenue size.

31	2021 Proxy Statement	THE GREENBRIER COMPANIES

Executive Compensation

COMPENSATION GOVERNANCE

Stock Ownership and Stock Retention

The Company has stock ownership guidelines for its executive officers, under which all executive officers of the Company are expected to retain holdings of Company stock with a value equal to a multiple of base salary ranging from one to six times base salary. The guidelines were increased in fiscal 2020 from 5.0x to 6.0x for CEO, from 3.5x to 4.0x for President and from 2.5x to 3.0x for EVPs. The applicable multiple depends on the executive officer’s position with the Company, as set forth below.

Named Executive Officer	Stock Ownership Target as a Multiple of Salary	In Compliance Yes/No
CEO, William A. Furman	6.0x	Yes
PRESIDENT, Lorie L. Tekorius	4.0x	Yes
EVP, Mark J. Rittenbaum	3.0x	Yes
EVP, Alejandro Centurion	3.0x	Yes
SVP, Adrian J. Downes	3.0x	Yes

Executive officers are expected to achieve compliance with the applicable guidelines within five years of the date of adoption of the guidelines or appointment as an executive officer, whichever is later. They are encouraged to retain ownership of shares representing at least 50% of the after-tax value acquired through compensatory stock awards until the guidelines are met. All of our executive officers have satisfied the executive stock ownership expectation.

Incentive Compensation Claw-Back Policy

The Company has adopted a stand-alone incentive compensation claw-back policy intended to comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The policy applies to all executive officers designated as such by the Board and to all incentive-based compensation granted or paid by the Company, including cash and stock. The Dodd-Frank Act requires companies to adopt a policy that will recapture (“claw-back”) excess incentive compensation, if any, that is paid to certain executives based on erroneous financial statements, and mandates the SEC to issue rules implementing the claw-back requirements. Although the SEC has not yet promulgated final rules implementing the Dodd-Frank claw-back requirements, in 2013 the Company determined to adopt a claw-back policy in light of concerns expressed by shareholders about the lack of a claw-back policy, and the SEC’s delay in adopting final rules.

Policies Regarding Hedging and Pledging of Company Stock

The Company’s Policy Regarding Trading in Company Securities prohibits its directors, executive officers and employees from hedging the economic risk of owning shares of Company stock (including engaging in short sales, trading in or writing options on

Company securities, or entering into other hedging transactions, including, but not limited to, prepaid variable forward contracts, zero-cost collars, equity swaps or exchange funds). The policy also restricts directors and executive officers from holding Company stock in a margin account, or pledging Company stock as collateral for a loan, except in very limited circumstances (not including margin debt) with advance approval of the Chairman and CEO. No such approvals have been given to date.

Compensation Committee’s Independent Consultant and Compensation Consultant’s Role

The Compensation Committee has sole authority to retain and terminate independent consultants, counsel, experts and other personnel the Committee deems necessary to enable it to fully perform its duties and fulfill its responsibilities, and to determine the compensation and other terms of engagement for such consultants and experts. Pursuant to the Compensation Committee’s Charter, the Compensation Committee may delegate to its chair or to one or more of its members the responsibility for performing routine functions. There are no other express provisions in the Charter delegating Compensation Committee authority to any other person.

The Compensation Committee engaged Mercer to provide information, analysis and advice regarding executive and director compensation. Mercer provided the following services for the Compensation Committee during fiscal 2020: (i) advice on 2020 executive officer bonus program structure, performance goals and targets, and bonus amounts; (ii) advice on 2020 executive officer equity grant award sizes and performance goals and targets; (iii) market data and recommendations on executive officer compensation; (iv) advice on equity retention policies and holding requirements after vesting; (v) advice on updating the Company’s peer group companies; and (vi) ongoing advice regarding the Company’s executive compensation practices to advise whether any such practices should be modified to improve effectiveness or to implement “best practices.”

During fiscal 2020, aggregate fees paid to Mercer for executive compensation services to the Company were approximately $150,000. In addition, Mercer or its affiliates provided services to the Company for casualty consulting, general insurance, actuarial analysis of workers compensation, retirement consulting and salary studies. The aggregate fees for such additional services were approximately $350,000. The decision to engage Mercer or its affiliates to provide these other services was made by management and was reported to the Compensation Committee.

The Compensation Committee has analyzed whether our compensation consultant, Mercer, is independent, and whether Mercer’s work as a compensation consultant has raised any conflicts of interest, taking into consideration the following factors: (i) the provision of other services to the Company by Mercer; (ii) the amount of fees from the Company paid to Mercer

THE GREENBRIER COMPANIES	2021 Proxy Statement	32

Executive Compensation

as a percentage of Mercer’s total revenue; (iii) the policies and procedures of Mercer that are designed to prevent conflicts of interest; (iv) any business or personal relationship of Mercer or the individual compensation advisors employed by Mercer with an executive officer of the Company; (v) any business or personal relationship of the individual compensation advisors employed by Mercer with any member of the Compensation Committee; and (vi) any stock of the Company owned by Mercer or the individual compensation advisors employed by Mercer. The Compensation Committee has determined, based on its analysis in light of the factors listed above, that Mercer is independent, and the work of Mercer and the individual compensation advisors employed by Mercer as compensation consultants to the Company has not created any conflicts of interest.

REGULATORY CONSIDERATIONS

The Compensation Committee considered the tax and accounting consequences of using various forms of compensation and retains the discretion to pay compensation that is not tax deductible or could have adverse accounting consequences for Greenbrier.

Tax Deductibility of Executive Compensation

Our incentive compensation programs have been designed and administered in a manner generally intended to preserve income tax deductions. Section 162(m) generally limits to $1 million per person the amount that the Company can deduct for compensation paid to certain “covered employees” (as defined in Section 162(m)). Although the Company generally considers tax deductibility when structuring our executive compensation arrangements, we may pay compensation that is not tax deductible to the extent we determine that doing so is appropriate based upon business needs.

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Executive Compensation

Executive Compensation Tables

SUMMARY COMPENSATION TABLE FOR FISCAL YEAR 2020

The following table summarizes the compensation of the NEOs for fiscal year 2020.

Name and Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Non-equity Incentive Plan Compensation(2) ($)	All Other Compensation(3) ($)	Total ($)
William A. Furman	2020	945,833	4,827,285	808,266(4)	341,993	6,923,377
Chairman and Chief Executive Officer	2019	1,016,667	5,290,000	1,150,881	393,898	7,851,446
	2018	950,000	4,790,000	1,419,516	314,128	7,473,644
Lorie L. Tekorius	2020	625,000	2,749,066	549,094	149,676	4,072,836
President and Chief Operating Officer	2019	609,417	1,035,000	573,810	147,887	2,366,114
	2018	479,400	1,077,750	529,463	121,834	2,208,447
Mark J. Rittenbaum	2020	565,000	1,439,869	449,107	267,523	2,721,499
Executive Vice President Commercial and Leasing	2019	548,027	920,000	485,510	304,774	2,258,311
	2018	501,387	958,000	586,319	237,319	2,283,025
Alejandro Centurion	2020	620,000	1,110,269	492,825	369,485	2,592,579
Executive Vice President and President of Global Manufacturing Operations	2019	605,933	1,840,000	536,811	422,752	3,405,496
	2018	563,533	—	658,993	441,351	1,663,877

Adrian J. Downes	2020	425,000	416,343	284,483	72,323	1,198,149
Senior Vice President, Chief Financial Officer and Chief Accounting Officer	2019	397,441	345,000	273,858	75,990	1,092,289
	2018	331,509	359,250	279,981	70,076	1,040,816

(1)

Represents the aggregate grant date fair value of the RSUs computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. For purposes of valuation of RSU awards, we assume that no RSUs will be forfeited and performance goals will be achieved at target levels. These amounts reflect the grant date fair value and may not correspond to the actual value that will be recognized by the NEOs. For the performance-vested RSUs, the grant date fair value is calculated based on the target number of shares which, as of the grant date, was the estimated number of shares to be issued upon vesting of RSUs, and reflects the effect of the relative TSR modifier calculated using a Monte Carlo simulation. The estimated grant date fair value for the RSUs granted during 2020 if the maximum number of shares issuable under the performance-vested RSU awards are earned is $7,774,994 for Mr. Furman; $3,761,766 for Ms. Tekorius; $2,117,835 for Mr. Rittenbaum; $1,788,235 for Mr. Centurion; and $670,589 for Mr. Downes.

(2)	Represents annual incentive bonuses earned by each NEO under the fiscal 2020 short-term incentive plan for executive officers.
(3)	See “All Other Compensation Table for Fiscal Year 2020” below for detail on amounts included in this column.
(4)	Pursuant to Mr. Furman’s amended employment agreement, his fiscal 2020 Non-equity Incentive Plan Compensation will be paid in fully vested RSUs.

ALL OTHER COMPENSATION TABLE FOR FISCAL YEAR 2020

Name	Perquisites and Personal Benefits ($)(1)	NQ Deferred Compensation Plan Contributions ($)(2)	401(k) Matching Contributions ($)(3)	Dividends ($)	Life Insurance ($)	Total ($)

William A. Furman	20,840	132,053	—	189,100	—	341,993

Lorie L. Tekorius	17,749	71,929	11,200	39,098	9,700	149,676

Mark J. Rittenbaum	13,200	187,507	11,200	40,466	15,150	267,523

Alejandro Centurion	18,580	265,772	11,200	37,583	36,350	369,485

Adrian J. Downes	—	41,231	11,200	15,762	4,130	72,323

(1)

Includes payments made on behalf of: Mr. Furman of $12,000 for financial, investment and tax advisors, $7,607 for club dues and $1,233 for use of a Company car; Ms. Tekorius of $13,200 for car allowance and $4,549 for club dues; Mr. Rittenbaum of $13,200 for car allowance, and Mr. Centurion of $13,200 for car allowance and $5,380 for club dues. On occasion during fiscal 2020, certain of the named executive officers were accompanied by a spouse or significant other on business trips using an aircraft chartered by the Company, but no amounts are included because there was no incremental cost to the Company. Employees of the Company, including our named executive officers, occasionally use Company-owned properties for personal use. No amounts with respect to any such use are included because there was no incremental cost to the Company.

(2)

These amounts represent (i) the Company’s contributions for Mr. Rittenbaum and Mr. Centurion under the target benefit component of the Company’s Nonqualified Deferred Compensation Plan made in January 2020 on behalf of the NEOs, with respect to the plan year ended December 31, 2019; and (ii) the Company’s contributions for Mr. Furman and Mr. Downes and Ms. Tekorius to the Non-qualified Deferred Compensation Plan for executive officers who do not participate in the target benefit plan.

(3)	These amounts represent the Company’s matching contribution to each NEO’s 401(k) plan account.

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Executive Compensation

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2020

	Grant Date	Possible Future Payouts Under Non-equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or RSUs(2) (#)	Grant Date Fair Value of Stock/ RSU Awards ($)(3)
Name		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

William A. Furman	10-23-19				42,770	85,540	171,080		2,947,708

	10-23-19							57,026(4)	1,879,577

		905,625	1,207,500	2,324,438

Lorie L. Tekorius	10-23-19				11,067	22,133	44,266		762,703

	10-23-19							14,756	486,358

	7-7-20				N/A	22,925	34,388		499,994

	7-7-20							45,851(5)	1,000,010

		493,750	656,250	1,263,281

Mark J. Rittenbaum	10-23-19				9,837	19,674	39,348		677,966

	10-23-19							13,116(4)	432,303

	10-23-19							10,000(6)	329,600

		402,563	536,750	1,033,244

Alejandro Centurion	10-23-19				9,837	19,674	39,348		677,966

	10-23-19							13,116	432,303

		441,750	589,000	1,133,825

Adrian J. Downes	10-23-19				3,689	7,378	14,746		254,246

	10-23-19							4,918	162,097

		255,000	340,000	654,500

(1)

All amounts reported in these columns represent potential annual incentive award payout amounts under the fiscal year 2020 short-term incentive plan for executive officers, if performance had been achieved at the threshold, target and stretch goal levels. Actual short-term incentive awards earned during fiscal year 2020 are reported in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column. Pursuant to his amended employment agreement, Mr. Furman’s Non-equity Incentive Plan Compensation for fiscal 2020 will be paid in fully vested RSUs.

(2)	Represents time-vested RSUs, which generally vest ratably over three years, subject to continued employment.
(3)

Represents the aggregate grant date fair value of RSU awards computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The grant date fair value of the performance-vested RSUs is based on the target under the award, estimated to be the probable outcome of the performance conditions as of the grant date, multiplied by the closing market price of the Company’s Common Stock on the grant date, and reflects the effect of the relative TSR modifier calculated using a Monte Carlo simulation.

(4)	Mr. Furman’s and Mr. Rittenbaum’s time-vested RSU award will vest in two equal installments on the first and second anniversaries of the grant date, based on continued employment with the Company.
(5)	Ms. Tekorius’ time-vested RSU award will vest in two equal installments on the second and third anniversaries of the grant date, based on continued employment with the Company.
(6)	Mr. Rittenbaum’s award RSU award will vest in full on the second anniversary of the grant date, based on continued employment with the Company.

Material Terms of Executive Employment Agreements and Other Arrangements

EMPLOYMENT AGREEMENTS

The Company has employment agreements with Messrs. Furman, Rittenbaum and Centurion. The employment agreements with these NEOs provide for certain payments and benefits in the event the executive’s employment is terminated by the Company without cause. The employment agreements also provide for payments and benefits in the event that the executive is terminated following a change of control of the Company. Details of the payments and benefits triggered by different termination events are discussed and disclosed in tabular format under the heading “Potential Post-Termination Payments,” following the Equity Compensation Plan Information table.

RSU AWARDS

Each RSU represents the right to receive one share of Company stock upon vesting. Except for the special awards to Ms. Tekorius and Mr. Rittenbaum, 60% of the total RSUs granted are subject to performance-based vesting and 40% are subject to time-based vesting, as described more fully in the Compensation Discussion and Analysis. Vesting of unvested RSUs will accelerate in the event of termination of the NEO’s employment under certain circumstances, as described below.

ACCELERATION OF RSUS SUBJECT TO TIME VESTING PROVISIONS

All unvested RSUs subject to time vesting provisions (“time-based RSUs”) held by Messrs. Furman, Rittenbaum, Centurion, and Downes and Ms. Tekorius will automatically vest upon death or disability and, for grants made prior to fiscal 2019, retirement pursuant to the terms of the RSU award agreements. In addition,

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all time-based RSUs held by Messrs. Furman, Rittenbaum and Centurion will immediately vest upon the Company’s termination of the executive other than for “cause” pursuant to such executives’ individual agreements. For all grants made prior to fiscal year 2018, in the event of a termination of employment during the two-year period following a “change of control” of the Company (as defined in the executives’ respective employment or change of control agreements), all time-based RSUs will vest if the termination is by the Company other than for “cause” or by the executive for “good reason” (as such terms are defined in the executives’ respective employment or change of control agreements). Commencing with 2018 grants, RSUs do not accelerate upon COC if they are assumed or continued by the acquiring company. Any time-based RSUs that are not assumed or continued will accelerate and become fully vested upon COC. In the event of a termination of employment during the two-year period following the COC, time-based RSUs held by the executives that were assumed or continued by the acquiring company will accelerate upon the executive’s termination pursuant to the terms of the executive’s employment agreement or change of control agreement, as applicable, as described above.

ACCELERATION OF RSUS SUBJECT TO PERFORMANCE VESTING PROVISIONS

Commencing with 2018 grants, RSUs do not accelerate upon COC if they are assumed or continued by the acquiring company. Any unvested RSUs subject to performance vesting provisions (“performance-based RSUs”) that are not assumed or continued would accelerate and become vested based on actual results measured against performance goals as of the COC. In the event of a termination of employment during the two-year period following the COC, performance-based RSUs held by the executives that were assumed or continued by the acquiring company would accelerate and become vested at target upon the executive’s termination pursuant to the terms of the executive’s employment agreement or change of control agreement, as applicable. For all grants made prior to fiscal year 2018, in the event of a change of control prior to the end of the performance period, all performance-based RSUs will automatically convert into time-based RSUs, and will vest in equal monthly installments over the performance period.

The Compensation Committee will determine the level of performance against performance goals through the date of the change of control, and if such performance exceeds the target level, the recipient will be entitled to receive additional shares, based on the level of performance in excess of target, which shares will be time-vested and will vest in full at the end of the measurement period, provided the recipient remains employed by the Company. In the event that the executive’s employment is terminated without cause or for good reason within two years following the change of control, vesting of the converted time-based shares would accelerate, pursuant to the terms of the executive’s employment agreement or change of control agreement, as applicable.

All performance-based RSUs held by Messrs. Furman, Rittenbaum, Centurion, and Downes and Ms. Tekorius will automatically vest upon death or disability at target levels of performance pursuant to the terms of the RSU award agreements. For grants made prior to fiscal 2019, in the event that any of Messrs. Furman, Rittenbaum, Centurion, or Downes or Ms. Tekorius retires prior to the end of the performance period, the performance-based RSUs held by such executive will continue to vest based on performance during the entire measurement period, and the retired executive will receive a pro-rated number of shares equal to the number of vested RSUs multiplied by a fraction, the numerator of which is the number of months during the performance period that the executive remained in service with the Company and the denominator of which is the total number of months in the performance period. For the grant made to Mr. Furman in fiscal 2020, in the event Mr. Furman retires before the end of the performance period, 100% of his performance-based shares earned over the performance period will vest at the end of the performance period with no prorated adjustment. Under the terms of the employment agreements with Messrs. Furman, Rittenbaum and Centurion, upon termination of the executive’s employment by the Company without cause or termination by the executive for good reason, all performance-based RSUs will continue to vest based on performance during the applicable performance period and the executive will become entitled to receive the number of shares issuable under the RSUs, if any, based upon the level of performance achieved during the entire performance period.

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Executive Compensation

OUTSTANDING EQUITY AWARDS AT AUGUST 31, 2020

	Stock Awards
Name	Number of Shares of Stock or RSUs that Have Not Vested (#)		Market Value of Shares of Stock or RSUs that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, RSUs or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, RSUs or Other Rights that Have Not Vested ($)
William A. Furman	16,666	(1)	453,149
	23,000	(4)	625,370
	57,026	(6)	1,550,537
				50,000	(2)	1,359,500
				46,000	(3)	1,250,740
				85,540	(5)	2,325,833
Lorie L. Tekorius	3,750	(7)	101,963
	6,000	(8)	163,140
	14,756	(9)	401,216
	45,851	(11)	1,246,689
				11,250	(2)	305,888
				9,000	(3)	244,710
				22,133	(5)	601,796
				22,925	(10)	623,331
Mark J. Rittenbaum	3,333	(7)	90,624
	5,333	(8)	145,004
	13,116	(6)	356,624
	10,000	(12)	271,900
				10,000	(2)	271,900
				8,000	(3)	217,520
				19,674	(5)	534,936
Alejandro Centurion	5,333	(8)	145,004
	8,000	(13)	217,520
	13,116	(9)	356,624
				16,000	(3)	435,040
				19,674	(5)	534,936
Adrian J. Downes	1,250	(7)	33,988
	2,000	(8)	54,380
	4,918	(9)	133,720
				3,750	(2)	101,963
				3,000	(3)	81,570
				7,378	(5)	200,608

(1)	Time-based RSU award for Mr. Furman granted on April 4, 2018 and vest in equal increments on April 4, 2019, April 4, 2020 and October 4, 2020.
(2)

Performance-based RSU awards for each of Messrs. Furman, Rittenbaum, and Downes and Ms. Tekorius granted on April 4, 2018 and subject to vesting contingent on the achievement of performance targets as of August 31, 2020. The number of shares and payout value for these awards are calculated based on achieving target performance goals, which would result in 100% of the subject shares vesting. These RSUs vested on October 20, 2020.

(3)

Performance-based RSU awards for each of Messrs. Furman, Rittenbaum, Centurion, and Downes and Ms. Tekorius granted on October 23, 2018 and subject to vesting contingent on the achievement of performance targets as of August 31, 2021. The number of shares and payout value for these awards are calculated based on achieving target performance goals, which would result in 100% of the subject shares vesting.

(4)	Time-based RSU award for Mr. Furman, granted on October 23, 2018 and vests over a period of two years in annual increments of 50% of each award beginning one year from grant date.

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(5)

Performance-based RSU awards for each of Messrs. Furman, Rittenbaum, Centurion, and Downes and Ms. Tekorius granted on October 23, 2019 and subject to vesting contingent on the achievement of performance targets as of August 31, 2022. The number of shares and payout value for these awards are calculated based on achieving target performance goals, which would result in 100% of the subject shares vesting.

(6)

Time-based RSU award for each of Messrs. Furman and Rittenbaum, granted on October 23, 2019, and vest over a period of two years in annual increments of 50% of each award beginning one year from grant date.

(7)

Time-based RSU awards for each of Messrs. Rittenbaum, and Downes and Ms. Tekorius, granted on April 4, 2018, and vest over a period of three years in annual increments of 33 1/3% of each award beginning one year from grant date.

(8)

Time-based RSU awards for each of Messrs. Rittenbaum, Centurion, and Downes and Ms. Tekorius, granted on October 23, 2018, and vest over a period of three years in annual increments of 33 1/3% of each award beginning one year from grant date.

(9)

Time-based RSU awards for each of Messrs. Centurion, and Downes and Ms. Tekorius, granted on October 23, 2019, and vest over a period of three years in annual increments of 33 1/3% of each award beginning one year from grant date.

(10)

Performance-based RSU awards for Ms. Tekorius granted on July 7, 2020 and subject to vesting contingent on the achievement of performance targets as of June 30, 2021. The number of shares and payout value for these awards are calculated based on achieving target performance goals, which would result in 100% of the subject shares vesting.

(11)	Time-based RSU award for Ms. Tekorius, granted on July 7, 2020, vests over a period of two years in annual increments of 50% on the second and third anniversary of the grant date.
(12)	Time-based RSU award for Mr. Rittenbaum, granted on October 23, 2019, vests on the second anniversary of the grant date.
(13)	Time-based RSU award for Mr. Centurion, granted on October 23, 2018, vests on the third anniversary of the grant date.

STOCK VESTED DURING FISCAL YEAR 2020

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting of Shares During the Year Ended August 31, 2020 ($)

William A. Furman	91,448	2,373,924

Lorie L. Tekorius	17,903	451,308

Mark J. Rittenbaum	18,148	462,608

Alejandro Centurion	16,320	460,274

Adrian J. Downes	7,036	179,821

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)

William A. Furman	—	132,053	214,133	—	1,399,545

Lorie L. Tekorius	—	71,929	50,069	—	427,270

Mark J. Rittenbaum	—	187,507	275,692	—	2,813,981

Alejandro Centurion	—	265,772	537,777	—	2,998,058

Adrian J. Downes	19,125	41,231	283,941	—	1,712,459

(1)	All contribution amounts shown in this column are reported as fiscal year 2020 compensation in the Summary Compensation Table, under “All Other Compensation.”
(2)

The Nonqualified Deferred Compensation Plan does not pay above-market or preferential earnings, therefore no earnings reported in this column are reported as fiscal year 2020 compensation in the Summary Compensation Table.

POTENTIAL POST-TERMINATION PAYMENTS

Benefits Triggered on Termination Following a Change of Control

Amended and restated employment agreements entered into effective August 28, 2012 with Messrs. Furman, Rittenbaum and Centurion, as later amended with respect to Mr. Furman, provide for certain benefits to these officers if the officer’s employment is terminated by us without “cause” or by the officer for “good reason” within 24 months after a “change of control” of the Company. Ms. Tekorius and Mr. Downes have change of control agreements that provide for similar benefits upon their termination of employment under these scenarios.

In the above-described agreements, the definition of “change of control” generally is defined to include the acquisition by any individual, entity or group of 30% or more of our stock, consummation of a merger or consolidation that results in 50% or more of our stock being owned by persons who were not shareholders prior to the transaction, a sale of substantially all of our assets, the dissolution or liquidation of the Company, or replacement of a majority of the members of the Board by individuals whose nomination, election or appointment was not approved by the incumbent Board.

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Executive Compensation

“Cause” is generally defined to include the conviction of or a plea of guilty or no contest to a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to the Company or which impairs the executive’s ability to perform substantially the executive’s duties for the Company. In certain cases, “cause” may also include a willful and continued failure to substantially perform the employee’s duties to the Company, a material violation of a Company policy or other written standard, a material breach of fiduciary duty to the Company or refusal to abide by a reasonable and lawful directive following notice and opportunity to do so. “Good reason” generally is defined to include a change in title, position or responsibilities that does not represent a promotion, a decrease in base salary exceeding 5%, a decrease in annual bonus opportunity exceeding 20%, and a home office relocation of over 30 miles.

The following table shows the estimated change of control benefits that would have been payable to the NEOs if a change of control (as defined in the applicable agreement) had occurred on August 31, 2020 and, except as noted, each officer’s employment had been terminated on that date either by us without “cause” or by the officer with “good reason.”

Name	Cash Severance Benefit(1) ($)	Annual Insurance Continuation(2) ($)	Restricted Stock/RSU Acceleration(3) ($)	Supplemental Retirement Benefits(4) ($)	Other(5) ($)	Total ($)	280G Capped Amount(6) ($)

William A. Furman	7,005,596	16,157	4,893,439	—	26,400	11,941,592	20,432,780

Lorie L. Tekorius	2,941,591	21,030	3,064,150	—	—	6,026,771	4,855,028

Mark J. Rittenbaum	2,752,286	24,553	1,333,343	546,639	26,400	4,683,221	6,321,870

Alejandro Centurion	3,044,755	51,843	1,325,648	542,150	26,400	4,990,796	7,209,474

Adrian J. Downes	1,052,879	19,623	398,034	—	—	1,470,536	2,150,241

(1)

The employment agreement with Mr. Furman provides for a payment equal to three times the sum of his current base salary plus the average of the two most recent annual bonuses received by Mr. Furman. The employment agreements with Messrs. Rittenbaum and Centurion and Ms. Tekorius provide for a payment equal to two and one half times the sum of their current base salary plus the average of the two most recent annual bonuses received by the executive. The change of control agreement with Mr. Downes provide for a payment equal to one and one half times the sum of his current base salary plus the average of the two most recent annual bonuses received by Mr. Downes. All payments are to be made in a single lump sum within 30 days after the date of termination, unless a delay in payment is required in order to comply with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(2)

If cash severance benefits are triggered, the employment agreements with Messrs. Furman, Rittenbaum and Centurion also provide that the Company will pay the cost of life, accident and health insurance benefits paid for by the Company at the time of termination for up to 24 months following the termination of employment. The change of control agreements with Ms. Tekorius and Mr. Downes provide that the Company will pay the cost of all health and welfare benefits paid for by the Company at the time of termination for up to 18 months following the termination of employment. The amounts in the table above represent 12 months of life and health insurance premium payments at the rates paid by the Company for each of these executives as of August 31, 2020.

(3)

For grants made prior to fiscal year 2018, under the terms of the applicable RSU agreement and each executive’s employment or change of control agreement, as applicable, in the event of the Company’s termination of the executive other than for “cause” or, for those executives with change of control agreements, disability, or in the event of the executive’s termination of his or her employment for “good reason,” in each case during the two-year period following a change of control of the Company: (i) all unvested time-based shares and RSUs held by the executive will vest; (ii) all performance-based restricted stock awards will vest at the target performance level; and (iii) all performance-based RSUs will convert into time-based RSUs upon change of control, which as-converted time-based RSUs will become fully vested upon termination, and if the level of performance against performance goals through the date of the change of control exceeds target(goal) level, the executive will receive additional time-based RSUs based on achievement in excess of target(goal) as determined by the Compensation Committee, which as-converted time-based RSUs will become fully vested upon the executive’s termination. Commencing with 2018 grants, equity awards do not accelerate upon COC if they are assumed or continued by the acquiring company. Time-based equity awards that are not assumed or continued accelerate and become fully vested upon COC, and performance-based equity awards that are not assumed or continued accelerate and become vested based on actual results measured against performance goals as of the COC. Upon termination following COC, time-based awards that were assumed or continued accelerate and become fully vested, and performance-based awards that were assumed or continued accelerate and become vested at target pursuant to the terms of the executive’s employment agreement or change of control agreement, as applicable. The amounts in the table above assume that no equity awards are assumed or continued by the acquiring company and represent the number of shares of unvested restricted stock and RSUs and any additional RSUs issuable to the executive, if any, based on performance through August 31, 2020 multiplied by a stock price of $27.19 per share, which was the closing price of our Common Stock on August 31, 2020. The expense that the Company would record would differ from the amount above under FASB ASC Topic 718 because the amount of unamortized expense is based upon the stock price as of the date of grant, rather than as of the date of vesting.

(4)

The Company provides supplemental retirement benefits under the terms of the target benefit program under the Company’s Nonqualified Deferred Compensation Plan. Under the terms of the program, in the event that employment of a participant in the target benefit program is terminated within 24 months following a change of control of the Company by the Company other than for “cause” or by the executive for “good reason”, the Company is obligated to contribute to the program on behalf of each such terminated participant an amount equal to the discounted present value of the contributions that would have been required had the participant remained employed until age 65. The amount shown in the table above is the amount that would be required to be contributed to the program on behalf of each participating NEO, assuming that the executive terminated employment as of August 31, 2020 following a change of control. Such amounts are based on the discounted present value of the average amount of contributions made on behalf of each executive during the most recent three-year period.

(5)

Pursuant to their employment agreements, the Company will provide Messrs. Furman, Rittenbaum and Centurion with continuation of the Company’s customary automobile benefit at the Company’s expense, for a period of two years following termination of employment. For each of them, the amount above represents the cost of the post-termination automobile benefit for two years, based on the current or estimated future annual cost of the executive’s leased car or other automobile benefit.

(6)

Under all of the change of control provisions described above, the amount of change of control benefits each officer will receive is capped at an amount that will prevent any payments being non-deductible under section 280G of the Code or subject to excise tax under Code section 4999. The amounts shown in this column are the capped amounts, which are equal to one dollar less than the product of three-times the amount of the officers “base amount,” which, as calculated under Code section 280G, is equal to the average of the officer’s W-2 wages over the five-year period preceding the change of control event (or such shorter period as the officer has been employed by the Company).

39	2021 Proxy Statement	THE GREENBRIER COMPANIES

Executive Compensation

Benefits Triggered on Involuntary Termination of Employment without Cause

The following table shows the estimated benefits that would have been paid to each of Messrs. Furman, Rittenbaum and Centurion if the officer’s employment had been terminated on August 31, 2020, either by us other than for “cause” or by the officer with “good reason,” pursuant to the terms of such officer’s individual agreement with the Company. Mr. Downes and Ms. Tekorius do not have employment agreements with the Company.

Name	Cash Severance Benefit(1) ($)	Annual Insurance Continuation(2) ($)	Restricted Stock/RSU Acceleration(3) ($)	Supplemental Retirement Benefits(4) ($)	Other(5) ($)	Total ($)

William A. Furman	4,670,397	16,157	4,893,439	—	39,600	9,619,593

Lorie L. Tekorius	N/A	N/A	N/A	N/A	N/A	N/A

Mark J. Rittenbaum	2,201,829	24,553	1,333,343	375,014	26,400	3,961,139

Alejandro Centurion	2,435,804	51,843	1,325,648	531,544	26,400	4,371,239

Adrian J. Downes	N/A	N/A	N/A	N/A	N/A	N/A

(1)

Employment agreements with each of Messrs. Furman, Rittenbaum and Centurion provide for lump sum cash severance payments equal to two times the sum of base salary plus the average bonus amount. Messrs. Furman, Rittenbaum and Centurion also are entitled to receive a pro-rated bonus for the year of termination, based on the greater of the average bonus amount or the executive’s target bonus amount, and the number of days worked during the year of termination. Since it is assumed that termination is on August 31, 2020, the cash severance benefit amount includes 100% of the average bonus amount, in addition to the multiples of salary and bonus described above. All payments are to be made in a single lump sum within 30 days after the executive signs a release of claims against the Company, subject to the potential application of the six-month delay requirement applicable to “specified employees” under Code Section 409A.

(2)

Employment agreements with each of Messrs. Furman, Centurion and Rittenbaum provide for continuation of life, accident and health insurance benefits paid by the Company for up to 24 months following the termination of employment by the Company other than for “cause” or by the executive for “good reason,” except to the extent similar benefits are provided by a subsequent employer. The amounts in the table above represent 12 months of life, accident and health insurance premium payments at the rates paid by the Company for each of these officers as of August 31, 2020.

(3)

Under the terms of employment agreements with each of Messrs. Furman, Rittenbaum and Centurion, in the event of termination of the executive’s employment by the Company without “cause” or the executive’s termination of his employment for “good reason,” all unvested time-based shares and RSUs will vest; all performance-based restricted stock awards will vest at the target performance level, and all performance-based RSUs will continue to vest based on performance during the applicable performance period and the executive will become entitled to receive the number of shares issuable under the RSUs, if any, based upon the level of performance achieved during the entire performance period. Information regarding unvested restricted stock and RSUs held by the NEOs is set forth in the Outstanding Equity Awards table above. The amounts in the table above represent the number of shares of unvested restricted stock and RSUs multiplied by a stock price of $27.19 per share, which was the closing price of our Common Stock on August 31, 2020, and, with respect to performance-based RSUs held by each of Messrs. Furman, Rittenbaum and Centurion, vesting at currently forecasted levels as of the vesting date. The expense that the Company would record would differ from the amount above as, under FASB ASC Topic 718, the amount of unamortized expense is based upon the stock price as of the date of grant, rather than as of the date of vesting.

(4)

The Company provides supplemental retirement benefits under the target benefit program under the Company’s Nonqualified Deferred Compensation Plan. Under the terms of their employment agreements, Messrs. Rittenbaum and Centurion will continue to be treated as participants in the supplemental retirement plan for two years following termination of employment. The amount shown in the table above for Messrs. Rittenbaum and Centurion is the estimated amount of two years’ additional contributions under the target benefit program for each participating executive, assuming that the executive’s employment was involuntarily terminated as of August 31, 2020.

(5)

Pursuant to their employment agreements, the Company will provide Messrs. Rittenbaum and Centurion with continued participation in the Company auto program, at the Company’s expense, for a period of two years following termination of employment. Pursuant to his employment agreement, Mr. Furman will continue to receive the Company’s customary automobile benefit for three years following termination of employment. The amount above represents the current annual cost of the employees’ participation in the Company’s automobile program for the applicable period, based on the current or estimated future annual cost of the executive’s leased car or other automobile benefit.

The Company’s obligation to pay severance benefits is, in all cases, contingent upon the officer executing a release of claims in favor of the Company. The Company’s obligation to pay severance benefits to each of Messrs. Rittenbaum and Centurion is contingent upon the officer’s compliance with the terms of a covenant not to compete in favor of the Company for one year following termination of employment.

Benefits Triggered on Retirement

The following table shows estimated benefits that would have been payable by the Company to the NEOs if each officer’s employment terminated on August 31, 2020 by reason of retirement, excluding amounts payable under the Company’s 401(k) Plan.

Name	Annual Insurance Continuation ($)		Restricted Stock/RSU Acceleration(1) ($)	Annual Retirement Benefit ($)	Total ($)

William A. Furman	16,157	(2)	841,422	N/A	857,579

Lorie L. Tekorius	N/A		N/A	N/A	N/A

Mark J. Rittenbaum	N/A		N/A	N/A	N/A

Alejandro Centurion	N/A		N/A	N/A	N/A

Adrian J. Downes	N/A		N/A	N/A	N/A

THE GREENBRIER COMPANIES	2021 Proxy Statement	40

Executive Compensation

(1)

Under the terms of the Company’s standard forms of agreements for restricted shares and RSUs applicable to grants prior to fiscal 2019, all unvested time-based shares and RSUs become fully vested upon retirement. Performance-based RSUs granted prior to fiscal 2019 will continue to vest based upon performance during the measurement period, and the recipient will be entitled to receive a prorated number of shares, at the end of the measurement period. Retirement age is 65 for purposes of restricted stock and RSU vesting on retirement, in each case issued prior to fiscal 2019, except as otherwise determined at the discretion of the CEO. Only Mr. Furman is eligible to retire. The amounts in the table above represent the number of unvested time-based shares and RSUs granted prior to fiscal year 2019 multiplied by a stock price of $27.19 per share, which was the closing price of our Common Stock on August 31, 2020, plus the value of the pro rata portion of performance-based shares and RSUs granted prior to fiscal year 2019 that would have accelerated if the executive had retired on August 31, 2020, in each case assuming that performance goals had been met at currently forecasted levels as of the vesting date. The expense that the Company would record would differ from the amount above as, under FASB ASC Topic 718, the amount of unamortized expense is based upon the stock price on the date of grant and not on the vesting date.

(2)

Mr. Furman’s employment agreement provides for continuation of life, accident and health insurance benefits paid by the company for up to 24 months following the termination of employment by the company other than for “cause” or by Mr. Furman for “good reason,” except to the extent similar benefits are provided by a subsequent employer. The amount in the table above represents 12 months of life, accident and health insurance premium payments at the rates paid by the company for Mr. Furman as of August 31, 2020.

Benefits Triggered on Disability or Death

The following table shows estimated benefits that would have been payable by the Company to the NEOs if each officer’s employment terminated on August 31, 2020 by reason of death or disability.

Name	Estimated Cash Benefit(1) ($)	Annual Insurance Continuation ($)		Restricted Stock/RSU Acceleration(2) ($)	Annual Retirement Benefit ($)	Total ($)

William A. Furman	1,285,199	16,157	(3)	7,565,128	N/A	8,866,484

Lorie L. Tekorius	N/A	N/A		3,688,731	N/A	3,688,731

Mark J. Rittenbaum	N/A	N/A		1,888,509	N/A	1,888,509

Alejandro Centurion	N/A	N/A		1,689,124	N/A	1,689,124

Adrian J. Downes	N/A	N/A		606,228	N/A	606,228

(1)

Under the terms of his employment agreement, in the event of termination due to death or disability, Mr. Furman (or his estate) is entitled to receive an amount equal to the prorated portion of the cash bonus which would have been payable to him for the portion of the fiscal year during which he was employed by the Company. Since it is assumed that the triggering event occurs on August 31, 2020, the amount of estimated cash benefit is equal to a full year’s cash bonus, estimated to be the amount of the average of the most recent two years’ cash bonuses actually paid to Mr. Furman.

(2)

Under the terms of the Company’s standard forms of agreements, all unvested shares of restricted stock and RSUs become fully vested upon termination due to death or disability, with performance-based shares and RSUs vesting at the target level. The amounts in the table above represent the number of shares of unvested restricted stock and RSUs (with performance shares and RSUs at target level) multiplied by a stock price of $27.19 per share, which was the closing price of our Common Stock on August 31, 2020. The expense that the Company would record would differ from the amount above as, under FASB ASC Topic 718, the amount of unamortized expense is based upon the stock price as of the date of grant rather than as of the vesting date.

(3)

Mr. Furman’s employment agreement provides for continuation of life, accident and health insurance benefits paid by the company for up to 24 months following the termination of employment by the company other than for “cause” or by Mr. Furman for “good reason,” except to the extent similar benefits are provided by a subsequent employer. The amount in the table above represents 12 months of life, accident and health insurance premium payments at the rates paid by the company for Mr. Furman as of August 31, 2020.

CEO PAY RATIO

Pay Ratio Disclosure

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the following information regarding the ratio of the annual total compensation of our Chairman and CEO, William A. Furman, to the annual total compensation of our median employee for fiscal 2020.

Fiscal 2020 annual total compensation for our CEO was $6,923,377. The annual total compensation of our median employee was $13,582. The resulting ratio of our CEO’s annual total compensation to the annual total compensation of our median employee was approximately 510 to 1.

We identified our median employee by examining compensation information derived from payroll records for all employees, excluding the CEO, who were employed by us on August 31, 2020. As of such date, nearly 75% of employees were located outside the United States. In identifying our median employee, we selected actual base salary (for salaried employees) and wages (for hourly employees) for the 12-month period ended August 31, 2020 as the most appropriate measure of compensation and consistently applied that measure to all employees included in the calculation.

41	2021 Proxy Statement	THE GREENBRIER COMPANIES

Executive Compensation

COMPENSATION COMMITTEE REPORT

As required by Item 407(e)(5) of Regulation S-K, the Compensation Committee reviewed and discussed with the Company’s management the above section entitled “Compensation Discussion and Analysis” prepared by the Company’s management as required by Item 402(b) of Regulation S-K. Based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the year ended August 31, 2020.

Thomas B. Fargo, Chairman

Duane C. McDougall

Graeme A. Jack

David L. Starling

Donald A. Washburn

Kelly M. Williams

THE GREENBRIER COMPANIES	2021 Proxy Statement	42

PROPOSAL 2

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are seeking approval on a nonbinding, advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement. We provide our shareholders with the opportunity to vote on an advisory basis on the compensation of our named executive officers annually. While this vote is non-binding, consistent with the value we assign to shareholder engagement, we consider the outcome of the vote when making future compensation decisions.

At our 2020 Annual Meeting, our ninth advisory vote on executive compensation passed by a vote of approximately 58% of votes cast, following approval in 2019 by a vote of approximately 93% of the votes cast. In 2020 we did not receive the same level of support as we have historically seen. As a result we deepened our shareholder engagement efforts and took direct action in response to the feedback we received from shareholders including reducing overall compensation and more heavily weighting it performance-based, applying rigorous performance goals and concessions from our CEO such as voluntarily reduced base salary and annual incentive pay.

As discussed in the Compensation Discussion and Analysis beginning on page 17 of this Proxy Statement, we believe that Greenbrier’s executive compensation programs effectively align the interests of our executive officers with those of our shareholders by linking a significant portion of their compensation to Greenbrier’s performance and by providing a competitive level of compensation designed to recruit, develop, retain and motivate talented executives critical to Greenbrier’s long-term success.

This Proposal 2 allows our shareholders to express their opinions regarding the decisions of the Compensation Committee on the compensation paid to the named executive officers through a vote on the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in accordance with the rules of the SEC, which disclosures include the disclosures in the Compensation Discussion and Analysis and the accompanying compensation tables and narrative disclosures.”

In order for this Proposal 2 to be approved, the number of votes cast “FOR” approval must exceed the number of votes cast “AGAINST” approval. Broker discretionary voting of uninstructed shares is not permitted on this Proposal 2. Abstentions and broker non-votes of uninstructed shares will not affect the outcome of voting on this Proposal 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RESOLUTION SET FORTH IN PROPOSAL 2 ABOVE. UNLESS MARKED OTHERWISE, PROXIES RECEIVED WILL BE VOTED FOR THIS PROPOSAL.

43	2021 Proxy Statement	THE GREENBRIER COMPANIES

OWNERSHIP OF GREENBRIER

COMMON STOCK

Stock Ownership of Certain Beneficial Owners and Management

The following table sets forth information with respect to beneficial ownership of the Company’s Common Stock (the only outstanding class of voting securities of the Company) by each of our directors or nominees for director, by each of our Named Executive Officers, by all of our current directors and executive officers as a group, and by each person who is known to the Company to be the beneficial owner of more than five percent of the Company’s outstanding Common Stock. We believe the persons and entities named below hold sole voting and investment power with respect to the shares shown opposite their respective names, unless otherwise indicated in the footnotes. The information with respect to each person or entity specified is as supplied or confirmed by such person or entity, is based upon statements filed with the SEC or is based upon our knowledge, and is as of September 30, 2020, unless otherwise indicated in the footnotes.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)

William A. Furman	408,275	(3)	1.25%
One Centerpointe Drive, Suite 200 Lake Oswego, Oregon 97035

Thomas B. Fargo	18,060	(3)	(4)

Wanda F. Felton	11,081	(3)	(4)

Graeme A. Jack	53,545	(3)	(4)

Duane C. McDougall	40,156	(3)	(4)

David L. Starling	8,839	(3) (5)	(4)

Charles J. Swindells	38,107	(3)	(4)

Wendy L. Teramoto	19,766	(3)	(4)

Donald A. Washburn	38,329	(3)	(4)

Kelly M. Williams	11,579	(3)(6)	(4)

Alejandro Centurion	29,502	(3)	(4)

Mark J. Rittenbaum	73,062	(3)	(4)

Lorie L. Tekorius	71,520	(3)	(4)

Adrian J. Downes	11,869	(3)(7)	(4)

All directors and executive officers as a group (16 persons)(9)	899,756	(8)	2.74%

BlackRock, Inc.	5,221,881	(10)	15.97%

55 East 52nd Street New York, NY 10055

The Vanguard Group	3,708,946	(11)	11.34%

100 Vanguard Blvd. Malvern, PA 19355

Dimensional Fund Advisors LP	2,688,589	(12)	8.22%

Building One 6300 Bee Cave Road Austin, TX 78746

(1)

More than one person may be deemed to be a beneficial owner of the same securities as determined in accordance with the rules of the SEC. In certain cases, voting and investment power may be shared by spouses under applicable law. The inclusion of shares in this table shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Sections 13(d) or 13(g) of the Exchange Act or for any other purpose.

(2)

Calculated based on number of outstanding shares as of September 30, 2020, which is 32,700,933 plus the total number of shares of which the reporting persons have the right to acquire beneficial ownership within 60 days following September 30, 2020.

(3)

Includes: (a) time-vesting RSUs that vest within 60 days after September 30, 2020 in the amount of 68,179 for Mr. Furman, 7,039 for Mr. Centurion, 9,225 for Mr. Rittenbaum, 7,919 for Ms. Tekorius and 2,640 for Mr. Downes; (b) shares held in the Nonqualified Deferred Compensation Plan that the individual has a right to acquire within 60 days after September 30, 2020 in the amount of 7,408 for Mr. Fargo, 2,842 for Ms. Felton, 23,352 for Mr. Jack and 6,795 for Ms. Williams; and shares of restricted stock that are currently not vested and will not vest within 60 days after September 30, 2020, in the amount of 4,784 shares for each of Messrs. Fargo, Jack, McDougall, Starling, Swindells, and Washburn and Mses. Felton, Teramoto and Williams.

(4)	Less than one percent.
(5)	Excludes 2,842 shares held in the Nonqualified Deferred Compensation Plan that are not acquirable within 60 days after September 30, 2020.
(6)	Excludes 6,481 shares held in the Nonqualified Deferred Compensation Plan that are not acquirable within 60 days after September 30, 2020.
(7)	Excludes 39,518 shares held in the Nonqualified Deferred Compensation Plan that will be settled solely in cash.

THE GREENBRIER COMPANIES	2021 Proxy Statement	44

Ownership of Greenbrier Common Stock

(8)

Includes 104,813 time-vesting RSUs that vest within 60 days after September 30, 2020 and/or 40,397 shares held in the Nonqualified Deferred Compensation Plan that the applicable individual has a right to acquire within 60 days after September 30, 2020.

(9)	A portion of these shares for certain of the individuals is subject to certain vesting requirements.
(10)

As reported in Amendment No. 4 to Schedule 13G dated December 31, 2019 and filed with the SEC on February 10, 2020. BlackRock has sole voting power over 5,088,402 shares reported and sole dispositive power over all 5,221,881 shares reported. BlackRock does not have shared voting power or shared dispositive power over any of the shares reported.

(11)

As reported in Amendment No. 9 to Schedule 13G dated December 31, 2019 and filed with the SEC on February 12, 2020. The Vanguard Group has sole voting power with respect to 32,724 shares reported and sole dispositive power with respect to 3,676,084 shares reported. The Vanguard Group has shared power to vote or direct to vote 5,855 shares reported and shared dispositive power with respect to 32,862 shares reported.

(12)

As reported in Amendment No. 11 to Schedule 13G dated December 31, 2019 and filed with the SEC on February 12, 2020. Dimensional Fund Advisors LP (“Dimensional”) has sole voting power with respect to 2,615,489 shares reported and sole dispositive power with respect to all 2,688,589 reported. Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-advisor and/or manager, Dimensional or its subsidiaries may possess voting and/or investment power over the securities of the Company that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Company held by the Funds. However, all securities reported in the Amendment No. 11 to Schedule 13G are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. In addition, the filing of the Schedule 13G shall not be construed as an admission that the reporting person or any affiliate of the reporting person is the beneficial owner of any securities covered by the Schedule 13G for any other purposes than Section 13(d) of the Securities Exchange Act of 1934.

45	2021 Proxy Statement	THE GREENBRIER COMPANIES

PROPOSAL 3

APPROVAL OF 2021 STOCK INCENTIVE PLAN

Our Board of Directors, upon the recommendation of our Compensation Committee, has adopted, and is asking our shareholders to approve, The Greenbrier Companies, Inc. 2021 Stock Incentive Plan (the “2021 Plan”). The 2021 Plan is intended to replace The Greenbrier Companies, Inc. 2017 Amended and Restated Stock Incentive Plan (the “2017 Plan”). If our shareholders approve the 2021 Plan, it will become effective as of the date of the Annual Meeting and will replace the 2017 Plan, otherwise the 2017 Plan will remain in effect with its current terms and conditions.

Historically, we have had an average share burn rate of 1.14% per year. After approval of the 2021 plan, we expect the additional shares to last 3 years assuming a 3 year average burn rate of 1.39%.

Why Shareholders Should Vote to Approve the 2021 Plan

The 2021 Plan authorizes the grant of stock units, stock options and performance awards, among other types of awards.

As of September 30, 2020, only 465,636 shares of Common Stock remained available for the grant of equity awards under the 2017 Plan, a number that is insufficient to meet our anticipated needs. The use of broad-based equity incentive programs such as those made available through the 2021 Plan has long been an important component of the Company’s compensation and incentive philosophy. This philosophy emphasizes the alignment of compensation and incentives with shareholder interests, and the utilization of long-term equity incentives to increase the proportion of individual compensation that is dependent upon Company performance as the level of individual employee responsibility increases. We believe that the proposed adoption of the 2021 Plan is necessary to enable the Company to continue to provide these incentives in amounts determined to be appropriate by our Compensation Committee. If our shareholders do not approve the 2021 Plan, we believe we would be at a significant disadvantage for recruiting, retaining and motivating those individuals who are critical to our success.

We are asking our shareholders to approve an additional 1,500,000 shares of Common Stock for issuance under the 2021 Plan. In addition to these newly authorized shares, any shares previously reserved and available for issuance, but not issued or subject to outstanding awards, under the 2017 Plan as of the effective date of the 2021 Plan will become available for issuance under the 2021 Plan, as will any shares that are subject to outstanding awards under the 2017 Plan as of the effective date of the 2021 Plan to the extent such shares are not issued and cease to be subject to such awards following the effective date of the 2021 Plan. As of September 30, 2020, 465,636 shares remained available for future grant under the 2017 Plan and 883,933 shares are subject to outstanding awards under the 2017 Plan. No new awards will be granted under the 2017 Plan if shareholders approve the 2021 Plan.

Our Board and Compensation Committee considered a number of factors in determining the number of additional shares to reserve for the 2021 Plan, including the number of shares remaining available under the 2017 Plan, our past share usage, our estimate of the number of shares needed for future awards, a dilution analysis and competitive data from relevant peer companies.

The 2021 Plan also includes provisions aligned with equity plan governance best practices, including, among other provisions:

•	a limitation on the vesting of awards granted under the 2021 Plan that requires a minimum 1-year vesting period for awards in most circumstances;

•	a prohibition on repricing of stock options or stock appreciation rights without shareholder approval;

•	limitations on the number of shares and value of awards that may be granted to participants in any fiscal year; and

•	a limitation on the value of compensation that may be awarded or granted to non-employee directors during any calendar-year.

As of September 30, 2020, 32,700,933 shares of our Common Stock were outstanding. On August 31, 2020, the closing price of our Common Stock on the New York Stock Exchange was $27.19.

Summary of the 2021 Plan

The principal features of the 2021 Plan are summarized below. This summary does not contain all information about the 2021 Plan and does not purport to be a complete description. A copy of the complete text of the 2021 Plan is attached to this Proxy Statement as Appendix A, and the following description is qualified in its entirety by reference to Appendix A.

Purpose. The purpose of the 2021 Plan is to attract, retain and motivate our employees, officers, directors, consultants, agents, advisors and independent contractors of the Company and its affiliates by providing them the opportunity to acquire a proprietary interest in the Company and to align their interests and efforts to the long-term interests of the Company’s shareholders.

THE GREENBRIER COMPANIES	2021 Proxy Statement	46

Proposal 3 - Approval of 2021 Stock Incentive Plan

Administration. Our Board of Directors or the Compensation Committee of our Board is authorized to administer the 2021 Plan. Our Board of Directors or the Compensation Committee of our Board may delegate concurrent administration of the 2021 Plan to other committees consisting of one or more members of our Board or to one or more officers in accordance with the 2021 Plan’s terms and any conditions established by our Board or the Compensation Committee of our Board. The plan administrator is authorized to select the individuals to be granted awards and, subject to the terms of the 2021 Plan, to determine the types of awards to be granted, the number of shares subject to awards and the other terms, conditions and provisions of such awards. References to the “Committee” below are, as applicable, to our Board, the Compensation Committee, or any other committee or officers to whom authority to administer the 2021 Plan is delegated.

Eligibility. Awards may be granted under the 2021 Plan to our employees, officers, directors, consultants, agents, advisors and independent contractors and those of our affiliates. As of August 30, 2020, we had approximately 10,590 employees, including 5 executive officers, and 9 non-employee directors, all of whom would be eligible to participate in the 2021 Plan. However, consistent with prior year’s practice, we do not intend to make grants to all such individuals.

Share Reserve. The 2021 Plan authorizes the issuance of up to 1,500,000 shares of Common Stock. Up to [1,349,569] of the following shares also are available for issuance under the 2021 Plan (collectively, the “2017 Plan Reserve Shares”):

•	authorized shares reserved and available for issuance, and not issued or subject to outstanding awards, under the 2017 Plan as of the effective date of the 2021 Plan; as of September 30, 2020, 465,636 shares remained available for new grants under the 2017 Plan; and

•	shares subject to outstanding awards under the 2017 Plan as of the effective date of the 2021 Plan that cease to be subject to such awards following such date (other than by reason of exercise or settlement of the awards in vested or nonforfeitable shares); as of September 30, 2020, 883,933 shares were subject to outstanding awards. To the extent shares are issued upon exercise or settlement of outstanding awards under the 2017 Plan, those shares will not become available for grant under the 2021 Plan.

The following shares will be available again for issuance under the 2021 Plan:

•	shares subject to awards granted under the 2021 Plan that lapse, expire, terminate or are canceled prior to the issuance of the underlying shares, that are settled in cash in lieu of shares or that are subsequently forfeited to or otherwise reacquired by us;
•	shares withheld by or tendered to us as payment for the purchase price of an award or to satisfy tax withholding obligations related to an award; and

•	shares subject to an award that is settled in cash or in another manner where some or all of the shares covered by the award are not issued.

Awards granted in assumption of or in substitution for awards previously granted by a company we acquire will not reduce the number of shares authorized for issuance under the 2021 Plan.

The maximum number of shares that may be issued under the 2021 Plan upon the exercise of incentive stock options is equal to the sum of 1,500,000 shares and the 2017 Plan Reserve Shares.

Adjustments. If any change to our Common Stock occurs by reason of a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend that has a material effect on the price of the Common Stock, or other similar occurrence occurs, or a change in our corporate or capital structure, the Committee will make proportional adjustments as it, in its sole discretion, deems appropriate, to the maximum number and kind of securities (a) available for issuance under the 2021 Plan, (b) issuable as incentive stock options, (c) issuable pursuant to the annual per-person limitations on awards (d) issuable to plan participants and non-employee directors and (e) subject to any outstanding award, including the per share price of such securities.

Types of Awards. The 2021 Plan authorizes the grant of the following types of awards:

•	Stock Awards, Restricted Stock and Stock Units. The Committee may grant awards of shares of stock, or awards denominated in units of stock. These awards may be made subject to repurchase or forfeiture restrictions at the Committee’s discretion. The restrictions may be based on continuous employment or service with us for a prescribed time period or the achievement of specified performance criteria, as determined by the Committee. Restricted stock units and stock units entitle the recipients to acquire shares upon satisfaction of the applicable restrictions.

•	Performance Awards. The Committee may grant performance awards in the form of performance units or awards denominated in cash or property other than shares of stock. Performance units are units valued by reference to a designated number of shares of stock. Both types of performance awards may be payable in stock, cash or other property, or a combination thereof, upon the attainment of performance criteria and other terms and conditions as established by the Committee.

47	2021 Proxy Statement	THE GREENBRIER COMPANIES

Proposal 3 - Approval of 2021 Stock Incentive Plan

•	Stock Options. The Committee may grant either incentive stock options, which must comply with Code Section 422, or nonqualified stock options. Stock options are subject to the vesting terms prescribed by the Committee. The exercise price of stock options granted under the 2021 Plan must be at least equal to 100% of the fair market value of the underlying stock on the grant date, except in the case of options assumed or substituted for in acquisition transactions. Unless the Committee determines otherwise, fair market value means, as of a given date, the closing price of our stock. Stock options have a maximum term of 10 years from the grant date, subject to potential earlier termination following a participant’s termination of employment or service relationship with us.

•	Stock Appreciation Rights (“SARs”). The Committee may grant SARs, either on a stand-alone basis or as a right in tandem with the grant of stock options. Upon exercise, SARs are the right to receive payment per share in stock or cash, or in a combination of stock and cash, equal to the excess of the share’s fair market value on the date of exercise over its fair market value on the date the SAR was granted. Exercise of a SAR issued in tandem with a stock option will reduce the number of shares underlying the related stock option to the extent of the SAR exercised. The term of a stand-alone SAR cannot be more than 10 years, and the term of a tandem SAR cannot exceed the term of the related option.

•	Other Stock or Cash-Based Awards. The Committee may grant other incentives payable in cash or in shares, subject to any other terms and conditions determined by the Committee and the 2021 Plan.

Performance Criteria. Any awards granted under the 2021 Plan may be subject to the achievement of performance goals for the Company as a whole or any business unit of the Company, including specified levels of one of or any combination of the following: cash flows; cash position; working capital; earnings per share; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; book value per share; operating income; revenues; operating margins; operating earnings; economic profit; profit before tax; return on assets; return on equity; debt; debt plus equity; ratio of debt to debt plus equity; ratio of operating earnings to capital spending; sales growth; market or economic value added; equity or shareholder’s equity; stock price appreciation; total shareholder return; cost control; strategic initiatives; market share; net income; net profit; net sales; return on invested capital; improvements in capital structure; or customer satisfaction, employee satisfaction, services performance, subscriber, cash management or asset management metrics. Performance goals may be established on an absolute basis or relative to the performance of other companies.

The Committee may also provide in any award that any evaluation of performance may include or exclude certain events, such as: asset write downs, including goodwill impairments; litigation or claim judgments or settlements; the effect of changes in tax laws; accounting principles, or other laws; any reorganization and restructuring programs; certain extraordinary nonrecurring items; acquisitions or divestitures; foreign exchange gains and losses; and gains and losses on asset sales.

Limited Transferability. Awards generally may not be transferred, except by will or the laws of descent and distribution, unless the instrument evidencing the award permits the participant to designate one or more beneficiaries or the Committee otherwise approves a transfer.

Limitations on Vesting. Any awards that are payable in shares of stock under the 2021 Plan will vest no earlier than the first anniversary of the grant date of the award, except that this restriction will not apply to: substitute awards; shares of stock delivered in lieu of fully vested cash awards; awards to non-employee directors (which may vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of shareholders that occurs prior to such first anniversary, but at least 50 weeks after the prior year’s annual meeting of shareholders); and awards with respect to a maximum of 5% of [1,349,569] shares, subject to certain adjustments. The Committee may also provide for accelerated vesting or exercisability of an award, or otherwise act to waive or lapse any restriction on an award, in connection with a participant’s death, disability or retirement, or in connection with a change in control.

Limitations on Awards to Participants. Under the 2021 Plan, no employee of the Company may be granted awards (other than performance awards denominated in cash or property other than shares of stock) in the aggregate in any fiscal-year with respect to more than 1,500,000 shares of Common Stock for the awards, except that the Company may make additional one-time grants of such awards for up to 1,500,000 shares to newly hired or newly promoted employees. The maximum dollar value payable with respect to performance awards denominated in cash or property other than shares of stock or other awards payable in cash granted to any employee in any fiscal-year is $10,000,000.

Limitations on Awards to Non-Employee Directors. Under the 2021 Plan, the aggregate value of cash compensation and the grant date fair value of shares of stock that may be awarded or granted during any calendar-year period to any non-employee director in respect of the director’s service as a member of the Board will not exceed $500,000 (excluding awards made pursuant to deferred compensation arrangements in lieu of all or a portion of cash retainer fees), excluding any retainer or other fees as determined in the discretion of the Board.

THE GREENBRIER COMPANIES	2021 Proxy Statement	48

Proposal 3 - Approval of 2021 Stock Incentive Plan

Limitations on Stock Options and SARs. The 2021 Plan provides that the Board or Committee will not have the right, without shareholder approval, to: (a) lower the exercise or grant price of a stock option or SAR after it is granted, except in connection with certain adjustments; (b) cancel a stock option or SAR at a time when its exercise or grant price exceeds the fair market value of the underlying stock, in exchange for another stock option or stock appreciation right, restricted stock, stock units or other equity award, or cash, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction; (c) take any other action that is treated as a repricing under generally accepted accounting principles; (d) or issue a stock option or SAR that provides for, or amend an outstanding stock option or SAR to provide for, the grant or issuance of a new stock option or SAR on exercise of the original stock option or SAR.

Change in Control or Liquidation. Under the 2021 Plan, unless otherwise provided in the instrument evidencing an award or in a written employment, services or other agreement between a participant and us, the following will apply in the event of a change in control:

•	Upon a change in control that qualifies as a company transaction in which outstanding awards could be converted, assumed, substituted for or replaced by a successor company, outstanding awards that vest based on continued employment or service will become vested and exercisable or payable, all applicable restrictions or forfeiture provisions will lapse, and such awards will terminate at the effective time of the change in control, only if and to the extent the awards are not converted, assumed, substituted for or replaced by a successor company.

•	In the event of a change in control that does not qualify as a company transaction or if outstanding time-based awards are not converted, assumed, substituted for or replaced by a successor company in a company transaction, the awards will become fully and immediately vested and exercisable or payable, and all applicable restrictions or forfeiture provisions, will lapse immediately prior to the change in control and the awards will terminate at the effective time of the change in control.

•	All performance units and other performance-based awards will be prorated based on targeted performance being attained as of the effective date of the change in control and will be paid in accordance with the payout schedule for the award. With respect to a change in control that is a company transaction in which the awards could be converted, assumed, substituted for or replaced by the successor company, such awards will terminate at the effective time of the change in control if and to the extent the awards are not converted, assumed, substituted for or replaced by the successor company.
•	In the event of a company transaction, the Committee, in its discretion, may provide that a participant’s outstanding awards will be cashed out, net of any purchase or exercise prices applicable to such awards.

The 2021 Plan generally defines “change in control” as the occurrence of any of the following events:

•	an acquisition of 30% or more of either (a) the number of then outstanding shares of Common Stock or (2) the combined voting power of our outstanding voting securities (with certain exceptions set forth in the 2021 Plan);

•	a change in the composition of the Board of Directors during any period of 12 consecutive calendar months, such that the individuals who, as of the beginning of the period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board (excluding directors whose election, or nomination for election, was approved by a majority of the Incumbent Board); or

•	the consummation of a company transaction, which is generally defined as a merger or consolidation, a sale in one transaction or a series of transactions undertaken with a common purpose of at least 50% of the Company’s outstanding voting securities, or a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of our assets, unless (a) after such transaction the beneficial owners of outstanding Common Stock and outstanding voting securities immediately prior to the transaction retain at least 50% of the outstanding shares of Common Stock, and the combined voting power of such securities of the company resulting from the transaction, (b) no entity beneficially owns 30% or more of, respectively, the outstanding shares of common stock of the company resulting from such transaction or the combined voting power of the company resulting from such transaction, and (c) the individuals who were members of the Incumbent Board will immediately after the consummation of such transaction constitute at least a majority of the members of the board of directors of the company resulting from such transaction.

If we dissolve or liquidate, unless the Committee determines otherwise, outstanding awards will terminate immediately prior to such dissolution or liquidation.

Amendment and Termination. Our Board or the Compensation Committee is permitted to amend the 2021 Plan or any outstanding award thereunder, except that only our Board is permitted to amend the 2021 Plan if shareholder approval of the amendment is required by applicable law, regulation or stock exchange rule. Amendment of an outstanding award generally may not materially adversely affect a participant’s rights under the award without the participant’s consent, subject to certain limited exceptions set forth in the 2021 Plan. In addition, the Board will have broad authority to amend the 2021 Plan or any outstanding award without the consent of a participant to the

49	2021 Proxy Statement	THE GREENBRIER COMPANIES

Proposal 3 - Approval of 2021 Stock Incentive Plan

extent the Board deems necessary or advisable to (a) comply with, or take into account, changes in applicable tax laws, securities laws, accounting rules and other applicable law, rules and regulations or (b) to ensure that an award is not subject to certain additional taxes, interest or penalties.

Our Board or the Compensation Committee may suspend or terminate all or any portion of the 2021 Plan at any time, but in such event, outstanding awards will remain outstanding in accordance with their existing terms and conditions. The 2021 Plan has no fixed expiration date.

Plan Benefits

All awards to employees, officers and consultants under the 2021 Plan are made at the discretion of the Committee. Therefore, the future benefits and amounts that will be received or allocated to such individuals under the 2021 Plan are not determinable at this time. However, please refer to the description of equity awards made to our named executive officers in the last fiscal year described in the “Grants of Plan-Based Awards in Fiscal Year 2020.” In fiscal 2020, restricted stock unit awards for 336,107 shares of our Common Stock were granted to executive officers as a group (5 persons), and restricted stock unit awards for 90,662 shares of our Common Stock were granted to employees other than executive officers as a group. Restricted stock awards granted to our 9 non-employee directors in fiscal 2020 were made under the Company’s director compensation program, which is described above under “Director Compensation.”

Federal Income Tax Information

The following is a brief summary of the U.S. federal income tax consequences of the 2021 Plan generally applicable to us and to participants in the 2021 Plan who are subject to U.S. federal taxes. The summary is based on the Code, applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this proxy statement and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local or foreign tax laws.

Stock Options.

Nonqualified Stock Options. A participant generally will not recognize taxable income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of the stock on the grant date and no additional deferral feature. When a nonqualified stock option is exercised, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the option on the date of exercise and the option exercise price. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the option exercise price.

Incentive Stock Options. A participant generally will not recognize taxable income upon the grant or vesting of an incentive stock option. If a participant exercises an incentive stock option during employment or within three months after his or her employment ends (12 months in the case of permanent and total disability), the participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the option were a nonqualified stock option). If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of (a) one year from the date the participant exercised the option and (b) two years from the grant date of the option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the option exercise price. If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the option exercise price (or, if less, the excess of the amount realized on the disposition of the shares over the option exercise price). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.

With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares already held by the participant to pay the exercise price.

Stock Appreciation Rights. A participant generally will not recognize taxable income upon the grant or vesting of a SAR with a grant price at least equal to the fair market value of the stock on the grant date and no additional deferral feature. Upon the exercise of a SAR, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the SAR on the date of exercise and the grant price of the SAR.

Unrestricted Stock Awards. Upon receipt of a stock award that is not subject to forfeiture, vesting or other similar

THE GREENBRIER COMPANIES	2021 Proxy Statement	50

Proposal 3 - Approval of 2021 Stock Incentive Plan

restrictions, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid by the participant with respect to the shares. When a participant sells the shares, the participant generally will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the amount, if any, paid by the participant with respect to the shares plus the amount of taxable ordinary income recognized by the participant upon receipt of the shares.

Restricted Stock Awards, Stock Units, Performance Shares and Performance Units. A participant generally will not have taxable income upon the grant of restricted stock, stock units, performance shares or performance units. Instead, the participant generally will recognize ordinary income at the time of vesting or payout equal to the fair market value (on the vesting or payout date) of the shares or cash received minus any amount paid. For restricted stock only, a participant may instead elect to be taxed at the time of grant if the participant makes a timely and proper Section 83(b) election for the award.

Tax Consequences to the Company. In the foregoing cases, we generally will be entitled to a deduction at the same time, and in the same amount, as a participant recognizes ordinary income, subject to certain limitations imposed under the Code. Code Section 162(m) generally denies a tax deduction to any publicly held corporation for compensation paid to certain “covered employees” to the extent that such compensation paid in a taxable year to a covered employee exceeds $1 million.

Code Section 409A. We intend that awards granted under the 2021 Plan will comply with, or otherwise be exempt from, Code Section 409A, but make no representation or warranty to that effect.

Tax Withholding. We are authorized to deduct or withhold from any award granted or payment due under the 2021 Plan, or require a participant to remit to us, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. We are not required to issue any shares or otherwise settle an award under the 2021 Plan until all tax withholding obligations are satisfied.

Vote Required For Approval

The 2021 Plan will not become effective until it has been approved by the shareholders of the Company. The proposal is being submitted to shareholders for this purpose. The number of votes cast “FOR” approval must exceed the aggregate number of votes cast “AGAINST” approval and abstentions to be approved by the shareholders. Broker discretionary voting of uninstructed shares is not permitted on this Proposal 3. Broker non-votes of uninstructed shares will not affect the outcome of voting on this Proposal 3. Your proxy will be voted for or against approval of the 2021 Plan, or as an abstention, in accordance with the instructions specified in your proxy. If no instructions are given on your proxy, the proxy will be voted for approval.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE 2021 STOCK INCENTIVE PLAN. UNLESS MARKED OTHERWISE, PROXIES RECEIVED WILL BE VOTED FOR THIS PROPOSAL.

51	2021 Proxy Statement	THE GREENBRIER COMPANIES

Equity Compensation Plan Information

The following table provides certain information as of August 31, 2020 with respect to our equity compensation plans under which our equity securities are authorized for issuance.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans

Equity compensation plans approved by security holders	883,933	(1)	N/A	1,096,037	(2)

Equity compensation plans not approved by security holders	None		N/A	None

(1)	For performance-based awards, represents number of shares issuable at target levels of performance.
(2)	Represents shares available for grant under the Amended and Restated 2017 Stock Incentive Plan, in addition to 630,401 shares available to purchase under the 2014 Employee Stock Purchase Plan.

THE GREENBRIER COMPANIES	2021 Proxy Statement	52

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

For fiscal years 2020 and 2019, KPMG LLP (“KPMG”) performed professional services for the Company.

The Audit Committee has appointed, and recommends the approval of the appointment of, KPMG to audit the consolidated financial statements of the Company for fiscal 2021. Shareholder ratification of the Audit Committee’s selection of KPMG as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. The Board of Directors, however, is submitting the selection of KPMG to the shareholders for ratification. In the event the shareholders do not ratify the appointment of KPMG, the selection of an independent registered public accounting firm will be determined by the Audit

Committee after careful consideration of any information submitted by the shareholders.

A representative of KPMG is expected to be present at the Annual Meeting, will have the opportunity to make a statement, and will be available to respond to appropriate questions.

In order for this Proposal 4 to be approved, the number of votes cast “FOR” approval must exceed the number of votes cast “AGAINST” approval. Broker discretionary voting of uninstructed shares is permitted on this Proposal 4. Abstentions will not affect the outcome of voting on this Proposal 4.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT AUDITORS FOR FISCAL 2021. UNLESS MARKED OTHERWISE, PROXIES RECEIVED WILL BE VOTED FOR THIS PROPOSAL.

Fees Paid to KPMG

The Audit Committee pre-approved 100% of the audit services, audit-related services, tax services and other services provided by KPMG in fiscal 2020 and 2019.

Audit, audit-related and tax fees paid to KPMG for fiscal 2020 and 2019 aggregated $4,646,852 and $4,565,601 and were composed of the following:

	2020	2019
Audit Fees	$3,233,144	$3,346,851
Audit-Related Fees	$150,134	$564,000
Total Audit and Audit-Related Fees	$3,383,278	$3,910,851
Tax Fees	$652,936	$654,750
All Other Fees	$610,638	—
Total Audit, Audit-Related and Tax Fees	$4,646,852	$4,565,601

Audit Fees. This category consists of fees billed for the audit of the Company’s annual financial statements for fiscal 2020 and 2019 and for consents, comfort letters, reviews of registration statements and similar services that include or incorporate the audited financial statements and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q and Sarbanes-Oxley Section 404 review.

Audit-Related Fees. This category consists of fees billed for SSAE 16 audits and due diligence for fiscal 2020 and 2019.

Tax Fees. This category consists of fees billed for tax return preparation and for services associated with routine tax advice concerning federal, state, local and foreign tax matters.

All Other Fees. This category consists of fees billed for professional services other than the services reported in the categories above, including permissible business process advisory and consulting services.

The Audit Committee has adopted a policy, as amended, for the pre-approval of services provided by the independent auditors. A copy of the Policy Regarding the Approval of Audit and Non-Audit Services Provided by the Independent Auditor is attached as Appendix A. The Audit Committee has considered whether the provision by KPMG of non-audit services is compatible with maintaining KPMG’s independence.

53	2021 Proxy Statement	THE GREENBRIER COMPANIES

Proposal 4 - Ratification of Appointment of Independent Auditors

Report of the Audit Committee

Board of Directors

The Greenbrier Companies, Inc.

The Audit Committee of the Board of Directors is established pursuant to the Company’s Bylaws, as amended, and the Audit Committee Charter adopted by the Board of Directors. A copy of the Charter, as amended, is available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 or on the Company’s website at www.gbrx.com.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and for issuing a report thereon. The Audit Committee’s responsibility is generally to monitor and oversee these processes, as described in the Charter.

For fiscal 2020, the members of the Audit Committee of the Board of Directors were Graeme A. Jack (Chairman), Wanda F. Felton, Duane C. McDougall, Donald A. Washburn and Kelly M. Williams. Each member of the Audit Committee who served during fiscal 2020 is, or during the time of their service was, an independent director as defined under the rules of the New York Stock Exchange (NYSE). The Board annually reviews applicable standards and definitions of independence for Audit Committee members and has determined that each member of the Audit Committee meets such standards.

With respect to the year ended August 31, 2020, in addition to its other work, the Audit Committee:

•

Reviewed and discussed with the Company’s management and independent auditors the effectiveness of the Company’s internal controls and the audited financial statements of the Company as of August 31, 2020, and for the year then ended;

•	Discussed with the independent auditors the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Commission; and

•

Received from the independent auditors written disclosures and a letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence and discussed with the auditors the firm’s independence.

Based upon the review and discussions summarized above, together with the Committee’s other deliberations and Item 8 of SEC Form 10-K, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements of the Company, as of August 31, 2020 and for the year then ended, be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2020 for filing with the SEC.

Graeme A. Jack, Chairman

Wanda F. Felton

Duane C. McDougall

Donald A. Washburn

Kelly M. Williams

The above shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates it by reference.

THE GREENBRIER COMPANIES	2021 Proxy Statement	54

PROPOSAL 5

SHAREHOLDER PROPOSAL

The Company has received a shareholder proposal to require an independent Board Chair. After careful consideration, the Board recommends that shareholders vote “AGAINST” this proposal. The proposal and supporting statement are presented below as received. The Company is not responsible for their content. If requested by a shareholder, the Company will promptly provide the name, address and, to our knowledge, shareholdings of the proponent of this proposal.

SHAREHOLDER PROPOSAL:

Proposal 5 – Independent Board Chair:

RESOLVED: Greenbrier shareholders hereby request that the Board of Directors amend our company charter and bylaws, as necessary, to require the Chair of our Board of Directors, whenever possible, to be a non-management, independent member of the Board. If the Board determines that a Chair who was independent when selected is no longer independent, the Board shall select a new Chair who satisfies the requirements of the policy within a reasonable amount of time. Compliance with this policy is waived so long as no independent director is available and willing to serve as Chair.

SUPPORTING STATEMENT:

The truth of the following three statements should be self-evident to any intelligent investor:

1. A key role of the Chief Executive Officer (“CEO”) is to manage a company’s operations effectively;

2. A key role of the Board of Directors is to provide independent oversight of the CEO (as well as management generally); and

3. There is a conflict of interest for a CEO to be his or her own boss and overseer as Board Chair.

Greenbrier’s current CEO Furman also serves as Chairman of Greenbrier’s Board of Directors. The combination of these two roles in a single person weakens our company’s governance structure significantly. It is probably no coincidence that, despite the recent price rise, Greenbrier’s shares are still below the level they traded when Furman assumed the Chairman’s role in January 2014. Nor does it seem unrelated that Greenbrier engages in various shareholder-unfriendly governance practices, such as (1) having a staggered board, (2) paying approximately $1.5 million to Furman and his management company during fiscal 2019 so the company could charter his personally-owned aircraft, or (3) granting to Board Member Williams a “medical emergency transportation logistics benefit…for a family member in fiscal 2019” with a value of $156,253. (See last year’s proxy statement for further details.)

As Andrew Grove, Intel’s former Board Chair, stated, “The separation of the two jobs goes to the heart of the conception of a corporation. Is a company a sandbox for the CEO, or is the CEO an employee? If he’s an employee, he needs a boss, and that boss is the Board. The Chairman runs the Board. How can the CEO be his own boss?” The concept of having a “lead director” serving under a combined CEO / Board Chair is flawed because a member of management is still in primary control of the Board.

Greenbrier shareholders are best served by having a non-management, independent Board Chair who can provide a check on the powers of the CEO and insure that management is acting in the interests of the shareholders (rather than their own selfish interests, which may diverge from those of the shareholders). In order for Greenbrier to adopt and embody corporate governance best practices, this separation of powers should be formalized in our charter and bylaws. PLEASE VOTE “FOR” THIS PROPOSAL.

COMPANY OPPOSING STATEMENT TO SHAREHOLDER PROPOSAL:

The Company’s current Board structure provides for strong independent leadership and oversight, rendering this proposal unnecessary. In addition, the Board adopted a policy in October 2020 that upon the retirement of Mr. Furman only independent directors will be eligible to serve as Chairman of the Board. Our Lead Director, designated by our independent directors, will continue to serve shareholder interests exercising his authorities and responsibilities, including:

•	Acting as representative for the independent directors

•	Presiding at all Board meetings at which the Chairman is not present, including executive sessions of the independent directors
•	Acting as liaison between independent directors and the CEO/Chairman

•	Engaging with shareholders and supporting committee Chairs in engagements as appropriate

55	2021 Proxy Statement	THE GREENBRIER COMPANIES

Proposal 5 - Shareholder Proposal

•	Guiding the Board’s consideration of CEO succession

•	Advising the CEO of the Board’s information needs and on Company strategy

•	Approval of Board meeting agendas and schedules

•	Implementation and response in the Board self-assessment process

We believe effective shareholder representation is facilitated by our strong Lead Director role in conjunction with the substantial majority of our Board, [90%], being independent, all of our Board committees being comprised exclusively of independent directors and an executive session of the independent directors being scheduled at every Board meeting. See the “Corporate Governance” section of this Proxy Statement for more details. We do not believe that requiring an independent Chairman at this time will provide appreciable improvements but could cause inefficiency in Board and management functions during an especially challenging time.

In order for this Proposal 5 to be approved, the number of votes cast “FOR” approval must exceed the number of votes cast “AGAINST” approval. Broker discretionary voting of uninstructed shares is not permitted on this Proposal 5. Abstentions and broker non-votes of uninstructed shares will not affect the outcome of voting on this Proposal 5.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE SHAREHOLDER PROPOSAL. UNLESS MARKED OTHERWISE, PROXIES RECEIVED WILL BE VOTED AGAINST THIS PROPOSAL.

THE GREENBRIER COMPANIES	2021 Proxy Statement	56

ANNUAL MEETING INFORMATION

Online Meeting

To protect the health and safety of our employees, directors and shareholders during these uncertain times, our Board of Directors has authorized us to conduct the Annual Meeting solely online via the Internet through online shareholder tools. This format empowers shareholders to participate fully from any location around the world, at no cost, while protecting their health and safety.

Voting Securities and Solicitation of Proxies

This Proxy Statement is furnished in connection with the solicitation by our Board of proxies to be voted at the 2021 Annual Meeting of Shareholders of the Company. Any proxy may be revoked by a shareholder prior to its exercise upon written notice to the Secretary of the Company, by delivering a duly executed proxy bearing a later date, or by voting online during the meeting. Shareholders can vote via the Internet in advance of or during the meeting. The voting procedures are designed to comply with Oregon law, to authenticate the shareholder’s identity and to allow shareholders to vote their shares and confirm that their voting instructions have been properly recorded. Shareholders who attend the virtual Annual Meeting should follow the instructions at www.virtualshareholdermeeting.com/GBX2021 to vote or submit questions during the meeting. As of November 5, 2020, there were [                    ] shares of Common Stock outstanding and entitled to vote, and a majority, or [                    ] of these shares, will constitute a quorum for the transaction of business. Each share of Common Stock entitles the holder to one vote on each matter that may properly come before the meeting.

The cost of soliciting proxies will be borne by us. In addition to solicitation by mail, proxies may be solicited personally by our officers and regular employees or by telephone, facsimile, electronic transmission or express mail. We have also engaged Innisfree M&A Incorporated to assist in the distribution of proxy materials and the solicitation of votes as described below. We will pay Innisfree a fee of $10,000, plus customary costs and expenses for these services. The Company has agreed to indemnify Innisfree against certain liabilities arising out of or in connection with its engagement. We will reimburse brokerage houses, banks and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxies and proxy material to their principals.

Single and Multiple Mailings

If you requested a print version of our proxy materials and share an address with another shareholder, you may receive only one set of proxy materials (including our annual report to shareholders and proxy statement) unless you have provided contrary instructions. If you wish to receive a separate set of our proxy materials now or in the future, we will promptly deliver a separate copy of these materials to you upon written or oral request made to us at: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035, Phone: (503) 684-7000, Fax: (503) 684-7553. Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may write to us at the above address or fax number to request delivery of a single copy of these materials.

Other Business

Management knows of no other matters that will be presented for action at the Annual Meeting. However, the proxy gives discretionary authority to the persons named in the proxy in the event that any other matters should be properly presented to the meeting or any adjournments or postponements thereof.

Additional Information

We file annual, quarterly, and special reports, proxy statements and other information with the SEC. Shareholders may inspect and copy these materials at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the Public Reference Room. The SEC maintains a website that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov. Copies of our annual, quarterly and special reports, Audit Committee Charter, Compensation Committee Charter, Nominating and Corporate Governance Committee Charter and the Company’s Corporate Governance Guidelines are available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035 or on the Company’s website at www.gbrx.com.

Shareholder Proposals

To be eligible for inclusion in the Company’s proxy materials for the 2021 Annual Meeting, a proposal intended to be presented by a shareholder for action at that meeting, in addition to complying with the shareholder eligibility and other requirements of the SEC’s rules governing such proposals, must have been received not later than July 17, 2020 by the Secretary of the

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Annual Meeting Information

Company at the Company’s principal executive offices, One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035.

Shareholders may bring business before an annual meeting only in compliance with the Company’s Amended and Restated Bylaws. For business to be properly brought before the 2022 Annual Meeting by a shareholder, notice must be given to the Secretary of the Company in writing on or before the close of business on July 15, 2021. As to each proposal, the notice must set forth: (i) a brief description of the business and reasons for conducting such business at the annual meeting; (ii) the shareholder’s name and address as they appear on the Company’s books; (iii) the class and number of shares beneficially owned by the shareholder; (iv) any material interest of the shareholder in the proposed business and a description of all arrangements between the shareholder and any other person (including their names) in connection with the proposal; and (v) a representation that the shareholder intends to appear in person at the annual meeting to bring the proposed business before the meeting. The presiding officer at an annual meeting will determine whether a matter is properly brought before the meeting and, if not properly brought, the matter will not be considered or acted upon.

Shareholders may nominate a candidate for election as a director only in compliance with the Company’s Amended and Restated Bylaws. For a director candidate to be nominated by a shareholder for the 2022 Annual Meeting, notice of the nomination must be received by the Secretary of the Company in writing on or before the close of business on July 15, 2021. The notice must (i) set forth as to each director nominee (A) the name, age, business address and residence address of the nominee, (B) the principal occupation or employment of the nominee, (C) the class or series and number of shares of capital stock of the Company owned beneficially or of record by the nominee or in which the nominee has an economic interest through derivative instruments, and (D) any other information relating to the nominee that would be required in a proxy statement or other filing in connection with solicitations of proxies for director elections pursuant to Section 14 of the Exchange Act, and the rules and regulations thereunder; and (ii) set forth as to the shareholder giving the notice (A) the name and record address of the shareholder, (B) the class or series and number of shares of capital stock of the Company owned beneficially or of record by the shareholder or in which the shareholder has an economic interest through derivative instruments, (C) a description of all arrangements between the shareholder and each proposed nominee and any other person (including their names) pursuant to which the nomination is made by the shareholder, (D) a representation that the shareholder intends to appear in person or by proxy at the annual meeting to nominate the candidate named in the notice, and (E) any other information relating to the shareholder that would be required in a proxy statement or other filing in connection with solicitations of proxies for director elections pursuant to Section 14 of the Exchange Act and the rules and regulations thereunder. The foregoing notice must be accompanied by a signed written consent of each proposed nominee named to serve as a director if elected.

To be eligible for inclusion in the Company’s proxy materials for the 2022 Annual Meeting, a proposal to be presented by a shareholder at that meeting, in addition to complying with the shareholder eligibility and other requirements of the SEC’s rules governing such proposals, must be received not later than July 15, 2021 by the Secretary of the Company at the Company’s principal executive offices, One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035.

Incorporation by Reference

According to the provisions of Schedule 14A under the Securities Exchange Act of 1934, the information set forth in the following section of our annual report on Form 10-K is incorporated into this Proxy Statement by reference: “Information about our Executive Officers” from Part I of the Company’s Annual Report on Form 10-K for the year ended August 31, 2020, as filed with the SEC on October 23, 2020.

A copy of the Company’s 2020 Annual Report on Form 10-K will be available to shareholders without charge upon request to: Investor Relations, The Greenbrier Companies, Inc., One Centerpointe Drive, Suite 200, Lake Oswego, Oregon 97035, or on the Company’s website at www.gbrx.com.

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APPENDIX A

2021 STOCK INCENTIVE PLAN

THE GREENBRIER COMPANIES, INC.

2021 STOCK INCENTIVE PLAN

SECTION 1. PURPOSE

The purpose of The Greenbrier Companies, Inc. 2021 Stock Incentive Plan is to attract, retain and motivate employees, officers, directors, consultants, agents, advisor’s and independent contractors of the Company and its Related Companies by providing them the opportunity to acquire a proprietary interest in the Company and to align their interests and efforts to the long-term interests of the Company’s shareholders.

SECTION 2. DEFINITIONS

Certain capitalized terms used in the Plan have the meanings set forth in Appendix A.

SECTION 3. ADMINISTRATION

3.1 Administration of the Plan

(a) The Plan shall be administered by the Board or the Compensation Committee, which shall be composed of two or more directors.

(b) The members of the Compensation Committee shall meet the independence requirements of the applicable stock exchange upon which the Common Stock is listed. If any member of the Compensation Committee does not qualify as a “non-employee director” for purposes of Rule 16b-3 promulgated under the Exchange Act, then Awards under the Plan for the executive officers of the Company and Nonemployee Directors shall be administered by a subcommittee consisting of each Compensation Committee member who qualifies as a “non-employee director.” If fewer than two Compensation Committee members qualify as “non-employee directors,” then the Board shall appoint one or more other Board members to such subcommittee who do qualify as “non-employee directors,” so that the subcommittee will at all times consist of two or more members all of whom qualify as “non-employee directors” for purposes of Rule 16b-3 promulgated under the Exchange Act.

(c) Notwithstanding the foregoing, and to the extent consistent with applicable law, the Board or Compensation Committee may also delegate concurrent responsibility for administering the Plan, including with respect to designated classes of Eligible Persons, to other committees consisting of one or more members of the

Board, subject to such limitations as the Board deems appropriate, except with respect to grants of Awards to Participants who are subject to Section 16 of the Exchange Act. Members of any such committee shall serve for such term as the Board may determine, subject to removal by the Board at any time. To the extent consistent with applicable law, the Board or the Compensation Committee may authorize one or more officers of the Company to grant Awards to designated classes of Eligible Persons, within limits specifically prescribed by the Board or the Compensation Committee; provided, however, that no such officer shall have or obtain authority to grant Awards to himself or herself or to any person subject to Section 16 of the Exchange Act. All references in the Plan to the “Committee” shall be, as applicable, to the Board, the Compensation Committee or any other committee or any officer to whom authority to administer the Plan has been delegated.

3.2 Administration and Interpretation by Committee

(a) Except for the terms and conditions explicitly set forth in the Plan and to the extent permitted by applicable law, the Committee shall have full power and exclusive authority, subject to such orders or resolutions not inconsistent with the provisions of the Plan as may from time to time be adopted by the Board or a Committee composed of members of the Board, to (i) select the Eligible Persons to whom Awards may from time to time be granted under the Plan; (ii) determine the type or types of Awards to be granted to each Participant under the Plan; (iii) determine the number of shares of Common Stock to be covered by each Award granted under the Plan; (iv) determine the terms and conditions of any Award granted under the Plan; (v) approve the forms of notice or agreement for use under the Plan; (vi) determine whether, to what extent and under what circumstances Awards may be settled in cash, shares of Common Stock or other property or canceled or suspended; (vii) determine whether, to what extent and under what circumstances cash, shares of Common Stock, other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant, subject to Section 409A of the Code and in accordance with Section 6.3 of the Plan; (viii) interpret and administer the Plan and any instrument evidencing an Award, notice or agreement executed or entered into under the Plan; (ix) establish such rules, regulations and subplans as it shall deem appropriate for the

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Appendix A - 2021 Stock Incentive Plan

proper administration and operation of the Plan; (x) delegate ministerial duties to such of the Company’s employees as it so determines; and (xi) make any other determination and take any other action that the Committee deems necessary or desirable for administration of the Plan.

(b) The effect on the vesting of an Award of a Company-approved leave of absence or a Participant’s reduction in hours of employment or service or working less than full-time shall be determined by the Company’s chief human resources officer or other person performing that function or, with respect to directors or executive officers, by the Compensation Committee, whose determination shall be final.

(c) Decisions of the Committee shall be final, conclusive and binding on all persons, including the Company, any Participant, any shareholder and any Eligible Person. A majority of the members of the Committee may determine its actions.

SECTION 4. SHARES SUBJECT TO

THE PLAN

4.1 Authorized Number of Shares

Subject to adjustment from time to time as provided in Section 15.1, the aggregate maximum number of shares of Common Stock available for issuance under the Plan shall be:

(a) 1,500,000 shares; plus

(b) (i) any authorized shares reserved and available for issuance, and not issued or subject to outstanding awards, under the Company’s 2017 Amended and Restated Stock Incentive Plan (the “Prior Plan”) on the Effective Date shall cease to be set aside and reserved for issuance pursuant to the Prior Plan, effective on the Effective Date, and shall instead be set aside and reserved for issuance pursuant to the Plan and (ii) any shares subject to outstanding awards under the Prior Plan on the Effective Date that cease to be subject to such awards following the Effective Date (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested or nonforfeitable shares) shall cease to be set aside or reserved for issuance pursuant to the Prior Plan, effective on the date upon which they cease to be so subject to such awards, and shall instead be set aside and reserved for issuance pursuant to the Plan, up to an aggregate maximum of [1,349,569] shares pursuant to clauses (i) and (ii) of this paragraph (b), subject to adjustment from time to time as provided in Section 15.1.

Shares issued under the Plan shall be drawn from authorized and unissued shares.

4.2 Share Usage

(a) Shares of Common Stock covered by an Award shall not be counted as used unless and until they are actually issued and delivered to a Participant. If any Award lapses, expires, terminates or is canceled prior to the issuance of shares thereunder, is settled in cash in lieu of shares of Common Stock, or if shares of Common Stock are issued under the Plan to a Participant and thereafter are forfeited to or otherwise reacquired by the Company, the shares subject to such Awards and the forfeited or reacquired shares shall again be available for issuance under the Plan. Any shares of Common Stock (i) tendered by a Participant or retained by the Company as full or partial payment to the Company for the purchase price of an Award or to satisfy tax withholding obligations in connection with an Award, or (ii) covered by an Award that is settled in cash, or in a manner such that some or all of the shares of Common Stock covered by the Award are not issued, shall be available for Awards under the Plan. The number of shares of Common Stock available for issuance under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares of Common Stock or credited as additional shares of Common Stock subject or paid with respect to an Award. (b) The Committee shall also, without limitation, have the authority to grant Awards as an alternative to or as the form of payment for grants or rights earned or due under other compensation plans or arrangements of the Company.

(c) Notwithstanding any other provision of the Plan to the contrary, the Committee may grant Substitute Awards under the Plan. Substitute Awards shall not reduce the number of shares authorized for issuance under the Plan. In the event that an Acquired Entity has shares available for awards or grants under one or more preexisting plans not adopted in contemplation of such acquisition or combination, then, to the extent determined by the Board or the Committee, the shares available for grant pursuant to the terms of such preexisting plans (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to holders of securities of the entities that are parties to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the number of shares of Common Stock authorized for issuance under the Plan; provided, however, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of such preexisting plans, absent the acquisition or combination, and shall only be made to individuals who were not employees or directors of the Company or a Related Company prior to such acquisition or combination. In the event that a written agreement between the Company and an Acquired Entity pursuant to which a merger or consolidation is completed is approved by the Board and that agreement sets forth the terms and conditions of the substitution for or assumption of outstanding awards of the

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Appendix A

Acquired Entity, those terms and conditions shall be deemed to be the action of the Committee without any further action by the Committee, except as may be required for compliance with Rule 16b-3 under the Exchange Act, and the persons holding such awards shall be deemed to be Participants.

(d) Notwithstanding any other provision of this Section 4.2 to the contrary, the maximum number of shares that may be issued upon the exercise of Incentive Stock Options shall equal the aggregate share number stated in Section 4.1, subject to adjustment as provided in Section 15.1.

4.3 Limitations

(a) Limitations on Vesting. Notwithstanding any other provision of the Plan to the contrary, Awards granted under the Plan that are payable in shares of Common Stock shall vest no earlier than the first anniversary of the Grant Date of the Award, except that this restriction shall not apply to: (i) Substitute Awards, (ii) shares of Common Stock delivered in lieu of fully vested cash Awards, (iii) Awards to Non-Employee Directors (which may vest on the earlier of the one year anniversary of the date of grant or the next annual meeting of shareholders that occurs prior to such first anniversary, but at least 50 weeks after the prior year’s annual meeting of shareholders and (iv) Awards with respect to a maximum of 5% of the aggregate maximum number of shares specified in Section 4.1, subject to adjustment as provided in Section 15.1. Notwithstanding the minimum vesting required by the preceding sentence, the Committee may provide for accelerated vesting or exercisability of an Award, or otherwise act to waive or lapse any restriction on an Award, in connection with a Participant’s death, Disability or Retirement, or in connection with a Change in Control.

(b) Limitations on Awards to Participants. No employee may be granted Awards (other than Performance Awards denominated in cash or property other than shares of Common Stock) in the aggregate in any fiscal-year of the Company with respect to more than 1,500,000 shares of Common Stock for such Awards, except that the Company may make additional one-time grants of such Awards for up to 1,500,000 shares to newly hired or newly promoted employees, which numbers shall be calculated and adjusted pursuant to Section 12.1. The maximum dollar value payable with respect to Performance Awards denominated in cash or property other than shares of Common Stock or other Awards payable in cash granted to any employee in any fiscal-year of the Company is $10,000,000.

(c) Limitations on Awards to Nonemployee Directors. Notwithstanding any other provision of this Plan to the contrary, the aggregate value of cash compensation and the grant date fair value of shares of Common Stock (computed as of the date of grant in accordance with applicable financial accounting rules) that may be awarded or granted during any calendar-year period to any Nonemployee Director in respect of the director’s service as a member of the Board shall not exceed $500,000 (excluding awards made pursuant to deferred compensation arrangements in lieu of all or a portion of cash retainer fees). The Board may at any time provide any Nonemployee Director with a retainer or other fee in addition to the amount stated above, including for service on a specific purpose committee or for any other special service, in each case determined in the discretion of the Board.

(d) Limitations on Options and SARs. In no event shall the Board or Committee have the right, without shareholder approval, to (i) lower the exercise or grant price of an Option or SAR after it is granted, except in connection with adjustments provided in Section 15; (ii) cancel an Option or SAR at a time when its exercise or grant price exceeds the Fair Market Value of the underlying stock, in exchange for another option or stock appreciation right, restricted stock, stock units or other equity award, or cash, unless the cancellation and exchange occurs in connection with a merger, acquisition, spin-off or other similar corporate transaction or; (iii) take any other action that is treated as a repricing under generally accepted accounting principles, or (iv) issue an Option or SAR that provides for, or amend an outstanding Option or SAR to provide for, the grant or issuance of a new Option or SAR on exercise of the original Option or SAR.

SECTION 5. ELIGIBILITY

An Award may be granted to any employee, officer or director of the Company or a Related Company whom the Committee from time to time selects. An Award may also be granted to any consultant, agent, advisor or independent contractor for bona fide services rendered to the Company or any Related Company that (a) are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction and (b) do not directly or indirectly promote or maintain a market for the Company’s securities.

SECTION 6. AWARDS

6.1 Form, Grant and Settlement of Awards

The Committee shall have the authority, in its sole discretion, to determine the type or types of Awards to be granted under the Plan. Such Awards may be granted either alone or in addition to or in tandem with any other type of Award. Any Award settlement may be subject to such conditions, restrictions and contingencies as the Committee shall determine.

6.2 Evidence of Awards

Awards granted under the Plan shall be evidenced by a written, including an electronic, instrument that shall contain such terms, conditions, limitations and restrictions as the Committee shall deem advisable and that are not inconsistent with the Plan.

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Appendix A - 2021 Stock Incentive Plan

6.3 Deferrals

The Committee may permit or require a Participant to defer receipt of the payment of any Award. If any such deferral election is permitted or required, the Committee, in its sole discretion, shall establish rules and procedures for such payment deferrals, which may include the grant of additional Awards or provisions for the payment or crediting of interest or dividend equivalents, including converting such credits to deferred stock unit equivalents. Deferral of any Award or payment thereunder shall comply with all applicable law, rules and regulations, and shall satisfy either the requirements for exemption from Section 409A or the requirements of Section 409A as determined by the Committee prior to such deferral.

6.4 Dividends and Distributions

Participants may, if the Committee so determines, be credited with dividends or dividend equivalents paid with respect to shares of Common Stock underlying an Award in a manner determined by the Committee in its sole discretion. The Committee may apply any restrictions to the dividends or dividend equivalents that the Committee deems appropriate. The Committee, in its sole discretion, may determine the form of payment of dividends or dividend equivalents, including cash, shares of Common Stock, Restricted Stock or Stock Units. Notwithstanding the foregoing, any dividends or dividend equivalents credited to an Award shall accrue and be paid only to the extent the Award becomes vested or payable. Also, notwithstanding the foregoing, crediting of dividends or dividend equivalents must comply with or qualify for an exemption under Section 409A.

SECTION 7. OPTIONS

7.1 Grant of Options

The Committee may grant Options designated as Incentive Stock Options or Nonqualified Stock Options.

7.2 Option Exercise Price

Options shall be granted with an exercise price per share not less than 100% of the Fair Market Value of the Common Stock on the Grant Date, except in the case of Substitute Awards.

7.3 Term of Options

Subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the Option, the maximum term of an Option shall be ten years from the Grant Date.

7.4 Exercise of Options

(a) The Committee shall establish and set forth in each instrument that evidences an Option the time at which, or the installments in which, the Option shall vest and become exercisable, any of which provisions may be waived or modified by the Committee at any time.

(b) To the extent an Option has vested and become exercisable, the Option may be exercised in whole or from time to time in part by delivery to or as directed or approved by the Company of a properly executed stock option exercise agreement or notice, in a form and in accordance with procedures established by the Committee, setting forth the number of shares with respect to which the Option is being exercised, the restrictions imposed on the shares purchased under such exercise agreement or notice, if any, and such representations and agreements as may be required by the Committee, accompanied by payment in full as described in Section 7.5. An Option may be exercised only for whole shares and may not be exercised for less than a reasonable number of shares at any one time, as determined by the Committee.

7.5 Payment of Exercise Price

The exercise price for shares purchased under an Option shall be paid in full to the Company by delivery of consideration equal to the product of the Option exercise price and the number of shares purchased. Such consideration must be paid before the Company will issue the shares being purchased and must be in a form or a combination of forms acceptable to the Committee for that purchase, which forms may include:

(a) cash;

(b) check or wire transfer;

(c) having the Company withhold shares of Common Stock that would otherwise be issued on exercise of a Nonqualified Stock Option that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;

(d) tendering (either actually or, so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, by attestation) shares of Common Stock owned by the Participant that have an aggregate Fair Market Value equal to the aggregate exercise price of the shares being purchased under the Option;

(e) so long as the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act, and to the extent permitted by law, delivery of a properly executed exercise agreement or notice, together with irrevocable instructions to a brokerage firm designated or approved by the Company to deliver promptly to the Company the aggregate amount of

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Appendix A

proceeds to pay the Option exercise price and any withholding tax obligations that may arise in connection with the exercise, all in accordance with the regulations of the Federal Reserve Board; or

(f) such other consideration as the Committee may permit.

7.6 Effect of Termination of Service

(a) The Committee shall establish and set forth in each instrument that evidences an Option whether the Option shall continue to be exercisable, and the terms and conditions of such exercise, after a Termination of Service, any of which provisions may be waived or modified by the Committee at any time.

(b) If the exercise of the Option following a Participant’s Termination of Service, but while the Option is otherwise exercisable, would be prohibited solely because the issuance of Common Stock would violate either the registration requirements under the Securities Act or the Company’s insider trading policy, then the Option shall remain exercisable until the earlier of (i) the Option Expiration Date or (ii) the expiration of a period of three months (or such longer period of time as determined by the Committee in its sole discretion) after the Participant’s Termination of Service during which the exercise of the Option would not be in violation of such Securities Act or insider trading policy requirements.

SECTION 8. INCENTIVE STOCK OPTION LIMITATIONS

Notwithstanding any other provision of the Plan to the contrary, the terms and conditions of any Incentive Stock Options shall in addition comply in all respects with Section 422 of the Code, or any successor provision, and any applicable regulations thereunder. If the shareholders of the Company do not approve the Plan within 12 months after the Board’s adoption of the Plan (or the Board’s adoption of any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code) Incentive Stock Options granted under the Plan after the date of the Board’s adoption (or approval) will be treated as Nonqualified Stock Options. No Incentive Stock Options may be granted more than ten years after the earlier of the approval by the Board or the shareholders of the Plan (or any amendment to the Plan that constitutes the adoption of a new plan for purposes of Section 422 of the Code).

SECTION 9. STOCK APPRECIATION RIGHTS

9.1 Grant of Stock Appreciation Rights

The Committee may grant Stock Appreciation Rights to Participants at any time on such terms and conditions as the

Committee shall determine in its sole discretion. An SAR may be granted in tandem with an Option (a “tandem SAR”) or alone (a “freestanding SAR”). The grant price of a tandem SAR shall be equal to the exercise price of the related Option. The grant price of a freestanding SAR shall be established in accordance with procedures for Options set forth in Section 7.2. A SAR may be exercised upon such terms and conditions and for such term as the Committee determines in its sole discretion; provided, however, that, subject to earlier termination in accordance with the terms of the Plan and the instrument evidencing the SAR, the maximum term of a freestanding SAR shall be ten years, and in the case of a tandem SAR, (a) the term shall not exceed the term of the related Option and (b) the tandem SAR may be exercised for all or part of the shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option, except that the tandem SAR may be exercised only with respect to the shares for which its related Option is then exercisable.

9.2 Payment of SAR Amount

Upon the exercise of an SAR, a Participant shall be entitled to receive payment in an amount determined by multiplying: (a) the difference between the Fair Market Value of the Common Stock on the date of exercise over the grant price of the SAR by (b) the number of shares with respect to which the SAR is exercised. At the discretion of the Committee as set forth in the instrument evidencing the Award, the payment upon exercise of an SAR may be in cash, in shares, in some combination thereof or in any other manner approved by the Committee in its sole discretion.

9.3 Waiver of Restrictions

The Committee, in its sole discretion, may waive any other terms, conditions or restrictions on any SAR under such circumstances and subject to such terms and conditions as the Committee shall deem appropriate.

SECTION 10. STOCK AWARDS, RESTRICTED STOCK AND STOCK UNITS

10.1 Grant of Stock Awards, Restricted Stock and Stock Units

The Committee may grant Stock Awards, Restricted Stock and Stock Units on such terms and conditions and subject to such repurchase or forfeiture restrictions, if any, which may be based on continuous employment or service with the Company or a Related Company or the achievement of any performance goals, as the Committee shall determine in its sole discretion, which terms, conditions and restrictions shall be set forth in the instrument evidencing the Award.

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Appendix A - 2021 Stock Incentive Plan

10.2 Vesting of Restricted Stock and Stock Units

Upon the satisfaction of any terms, conditions and restrictions prescribed with respect to Restricted Stock or Stock Units, or upon a Participant’s release from any terms, conditions and restrictions on Restricted Stock or Stock Units, as determined by the Committee, and subject to the provisions of Section 13, (a) the shares covered by each Award of Restricted Stock shall become freely transferable by the Participant, and (b) Stock Units shall be paid in shares of Common Stock or, if set forth in the instrument evidencing the Awards, in cash or a combination of cash and shares of Common Stock.

10.3 Waiver of Restrictions

The Committee, in its sole discretion, may waive the repurchase or forfeiture period and any other terms, conditions or restrictions on any Restricted Stock or Stock Units under such circumstances and subject to such terms and conditions as the Committee shall deem appropriate.

SECTION 11. PERFORMANCE AWARDS

11.1 Performance Units

The Committee may grant Awards of Performance Units, designate the Participants to whom Performance Units are to be awarded and determine the number of Performance Units and the terms and conditions of each such Award. Performance Units shall consist of a unit valued by reference to a designated number of shares of Common Stock, the value of which may be paid to the Participant by delivery of shares of Common Stock or, if set forth in the instrument evidencing the Award, of such property as the Committee shall determine, including, without limitation, cash, shares of Common Stock, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee. Notwithstanding the foregoing, and subject to Section 18.5, the amount to be paid under an Award of Performance Units may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.

11.2 Other Performance Awards

The Committee may grant Awards denominated in cash or property other than shares of Common Stock, designate the Participants to whom such Awards are to be awarded and determine the amount and the terms and conditions of each such Award. The value of Awards denominated in cash or property other than shares of Common Stock may be paid to the Participant by delivery of such property as the Committee shall determine, including, without limitation, cash, shares of Common

Stock, other property, or any combination thereof, upon the attainment of performance goals, as established by the Committee, and other terms and conditions specified by the Committee. Notwithstanding the foregoing, and subject to Section 18.5, the amount to be paid under an Award denominated in cash or property other than shares of Common Stock may be adjusted on the basis of such further consideration as the Committee shall determine in its sole discretion.

SECTION 12. OTHER STOCK OR CASH-BASED AWARDS

Subject to the terms of the Plan and such other terms and conditions as the Committee deems appropriate, the Committee may grant other incentives payable in cash or in shares of Common Stock under the Plan.

SECTION 13. WITHHOLDING

13.1 Payment of Tax Withholding and Other Obligations

The Company may require the Participant to pay to the Company or a Related Company, as applicable, the amount of (a) any taxes that the Company or a Related Company is required by applicable federal, state, local or foreign law to withhold with respect to the grant, vesting or exercise of an Award or any other taxable or tax withholding event related to an Award (“tax withholding obligations”) and (b) any amounts due from the Participant to the Company or to any Related Company (“other obligations”). Notwithstanding any other provision of the Plan to the contrary, the Company shall not be required to issue any shares of Common Stock or otherwise settle an Award under the Plan until such tax withholding obligations and other obligations are satisfied.

13.2 Payment Methods

The Committee, in its sole discretion, may permit or require a Participant to satisfy all or part of the Participant’s tax withholding obligations and other obligations by one or a combination of any of the following: (a) paying cash to the Company or a Related Company, as applicable, (b) having the Company, or a Related Company, as applicable, withhold an amount from any cash amounts otherwise due or to become due from the Company or a Related Company to the Participant, (c) having the Company withhold a number of shares of Common Stock that would otherwise be issued to the Participant (or become vested, in the case of Restricted Stock) having a Fair Market Value equal to the tax withholding obligations and other obligations, (d) surrendering a number of shares of Common Stock the Participant already owns having a value equal to the tax withholding obligations and other obligations, (e) selling shares of Common Stock issued

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under an Award on the open market or to the Company, or (f) taking such other action as may be necessary in the opinion of the Committee to satisfy any applicable tax withholding obligations or other obligations. The value of the shares so withheld or surrendered may not exceed the employer’s applicable minimum required tax withholding rate or such other applicable rate as is necessary to avoid adverse treatment for financial accounting purposes, as determined by the Committee in its sole discretion.

SECTION 14. ASSIGNABILITY

No Award or interest in an Award may be sold, assigned, pledged (as collateral for a loan or as security for the performance of an obligation or for any other purpose) or transferred by a Participant or made subject to attachment or similar proceedings otherwise than by will or by the applicable laws of descent and distribution, except to the extent, at the discretion of the Committee, the instrument evidencing the Award permits the Participant to designate one or more beneficiaries on a Company-approved form who may exercise the Award or receive payment under the Award after the Participant’s death. Notwithstanding the foregoing, the Committee, in its sole discretion, may permit a Participant to assign or transfer an Award without consideration, subject to such terms and conditions as the Committee shall specify.

SECTION 15. ADJUSTMENTS

15.1 Adjustment of Shares

(a) In the event that, at any time or from time to time, a stock dividend, stock split, spin-off, combination or exchange of shares, recapitalization, merger, consolidation, distribution to shareholders other than a normal cash dividend that has a material effect on the price of Common Stock, or other similar occurrence occurs, or a change in the Company’s corporate or capital structure results in (i) the outstanding shares of Common Stock, or any securities exchanged therefor or received in their place, being exchanged for a different number or kind of securities of the Company or (ii) new, different or additional securities of the Company or any other company being received by the holders of shares of Common Stock, then the Committee shall make proportional adjustments as it, in its sole discretion, deems appropriate in: (A) the maximum number and kind of securities available for issuance under the Plan; (B) the maximum number and kind of securities issuable as Incentive Stock Options as set forth in Section 4.2; (C the maximum number and kind of securities set forth in Section 4.3; and (D) the number and kind of securities that are subject to any outstanding Award and, if applicable, the per share price of such securities.

(b) Adjustments, if any, and any determinations or interpretations made by the Committee as to whether any adjustment shall be made, including any determination of whether a distribution is other than a normal cash dividend or is a cash dividend that will have a material effect on the price of issued shares, and the terms of any of the foregoing adjustments shall be conclusive and binding.

(c) Notwithstanding the foregoing, the issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services rendered, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, outstanding Awards. Also notwithstanding the foregoing, a dissolution or liquidation of the Company or a Change in Control shall not be governed by this Section 15.1 but shall be governed by Sections 15.2 and 15.3, respectively.

15.2 Dissolution or Liquidation

To the extent not previously exercised or settled, and unless otherwise determined by the Committee in its sole discretion, Awards shall terminate immediately prior to the dissolution or liquidation of the Company. To the extent a vesting condition, forfeiture provision or repurchase right applicable to an Award has not been waived by the Committee, the Award shall be forfeited immediately prior to the consummation of the dissolution or liquidation.

15.3 Change in Control

Notwithstanding any other provision of the Plan to the contrary, unless the Committee shall determine otherwise in the instrument evidencing the Award or in a written employment, services or other agreement or arrangement between the Participant and the Company or a Related Company, in the event of a Change in Control:

(a) All outstanding Awards that are subject to vesting based on continued employment or service with the Company or a Related Company shall become fully vested and immediately exercisable or payable, and all applicable restrictions or forfeiture provisions shall lapse, immediately prior to the Change in Control and such Awards shall terminate at the effective time of the Change in Control; provided, however, that with respect to a Change in Control that is a Company Transaction in which such Awards could be converted, assumed, substituted for or replaced by the Successor Company, such Awards shall become fully vested and exercisable or payable, all applicable restrictions or forfeiture provisions shall lapse, and such Awards shall terminate at the effective time of the Change in Control, only if and to the extent such Awards are not converted, assumed, substituted for or replaced by the Successor Company. If and to the extent that the Successor Company converts, assumes, substitutes for or

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replaces an Award, the vesting restrictions and/or forfeiture provisions applicable to such Award shall not be accelerated or lapse, and all such vesting restrictions and/or forfeiture provisions shall continue with respect to any shares of the Successor Company or other consideration that may be received with respect to such Award.

For the purposes of this Section 15.3(a), an Award shall be considered converted, assumed, substituted for or replaced by the Successor Company if following the Company Transaction the Award confers the right to purchase or receive, for each share of Common Stock subject to the Award immediately prior to the Company Transaction, the consideration (whether stock, cash or other securities or property) received in the Company Transaction by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Company Transaction is not solely common stock of the Successor Company, the Committee may, with the consent of the Successor Company, provide for the consideration to be received pursuant to the Award, for each share of Common Stock subject thereto, to be solely common stock of the Successor Company substantially equal in fair market value to the per share consideration received by holders of Common Stock in the Company Transaction. The determination of such substantial equality of value of consideration shall be made by the Committee, and its determination shall be conclusive and binding.

(b) All Performance Units and other outstanding Awards that are subject to vesting based on the achievement of specified performance goals, and that are earned and outstanding as of the date the Change in Control is determined to have occurred, and for which the payout level has been determined, shall be payable in full in accordance with the payout schedule pursuant to the instrument evidencing the Award. Any remaining outstanding Performance Units and other outstanding Awards that are subject to vesting based on the achievement of specified performance goals (including any applicable performance period) for which the payout level has not been determined shall be prorated based on actual results measured against the performance goals as of the Change in Control and shall be payable in accordance with the payout schedule pursuant to the instrument evidencing the Award. Any existing deferrals or other restrictions not waived by the Committee in its sole discretion shall remain in effect. With respect to a Change in Control that is a Company Transaction in which such Awards could be converted, assumed, substituted for or replaced by the Successor Company, such Awards shall terminate at the effective time of the Change in Control if and to the extent such Awards are not converted, assumed, substituted for or replaced by the Successor Company.

(c) Notwithstanding the foregoing, the Committee, in its sole discretion, may instead provide in the event of a Change in Control that is a Company Transaction that a Participant’s outstanding Awards shall terminate upon or immediately prior to such Company Transaction and that such Participant shall receive, in exchange therefor, a cash payment equal to the amount (if any) by which (x) the value of the per share consideration received by holders of Common Stock in the Company Transaction, or, in the event the Company Transaction is one of the transactions listed under subsection (c) in the definition of Company Transaction or otherwise does not result in direct receipt of consideration by holders of Common Stock, the value of the deemed per share consideration received, in each case as determined by the Committee in its sole discretion, multiplied by the number of shares of Common Stock subject to such outstanding Awards (to the extent then vested and exercisable or whether or not then vested and exercisable, as determined by the Committee in its sole discretion) exceeds (y) if applicable, the respective aggregate exercise price or grant price for such Awards.

(d) For the avoidance of doubt, nothing in this Section 15.3 requires all outstanding Awards to be treated similarly.

15.4 Further Adjustment of Awards

Subject to Sections 15.2 and 15.3, the Committee shall have the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation, dissolution or change of control of the Company, as defined by the Committee, to take such further action as it determines to be necessary or advisable with respect to Awards. Such authorized action may include (but shall not be limited to) establishing, amending or waiving the type, terms, conditions or duration of, or restrictions on, Awards so as to provide for earlier, later, extended or additional time for exercise, lifting restrictions and other modifications, and the Committee may take such actions with respect to all Participants, to certain categories of Participants or only to individual Participants. The Committee may take such action before or after granting Awards to which the action relates and before or after any public announcement with respect to such sale, merger, consolidation, reorganization, liquidation, dissolution or change of control that is the reason for such action.

15.5 No Limitations

The grant of Awards shall in no way affect the Company’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

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15.6 Section 409A

Notwithstanding any other provision of the Plan to the contrary, (a) any adjustments made pursuant to this Section 15 to Awards that are considered “deferred compensation” within the meaning of Section 409A shall be made in compliance with the requirements of Section 409A and (b) any adjustments made pursuant to this Section 15 to Awards that are not considered “deferred compensation” subject to Section 409A shall be made in such a manner as to ensure that after such adjustment the Awards either (i) continue not to be subject to Section 409A or (ii) comply with the requirements of Section 409A.

SECTION 16. PERFORMANCE GOALS AND LIMITATIONS ON AWARDS

The Committee may, at the time of grant of an Award, determine that the vesting and/or payment pursuant to the Award shall be conditioned on the attainment for the specified Performance Period of specified performance targets related to designated performance goals for such period selected by the Committee from among the Performance Criteria specified in Section 16.1.

16.1 Performance Criteria

(a) If the Compensation Committee determines that an Award shall be subject to this Section 16, then the lapsing of restrictions thereon and the distribution of cash, shares of Common Stock or other property pursuant thereto, as applicable, shall be subject to the achievement of one or more objective performance goals established by the Committee, which shall be based on the attainment of specified levels of one of or any combination of the following “performance criteria” for the Company as a whole or any business unit of the Company, as reported or calculated by the Company: cash flows (including, but not limited to, operating cash flow, free cash flow or cash flow return on capital); cash position; working capital; earnings per share; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; book value per share; operating income (including or excluding depreciation, amortization, extraordinary items, restructuring charges or other expenses); revenues; operating margins; operating earnings; economic profit; profit before tax; return on assets; return on equity; debt; debt plus equity; ratio of debt to debt plus equity; ratio of operating earnings to capital spending; sales growth; market or economic value added; equity or shareholder’s equity; stock price appreciation; total shareholder return; cost control; strategic initiatives; market share; net income; net profit; net sales; return on invested capital; improvements in capital structure; or customer satisfaction, employee satisfaction, services performance, subscriber, cash management or asset management metrics (together, the “Performance Criteria”).

(b) Such performance goals also may be based on the achievement of specified levels of Company performance (or performance of an applicable affiliate or business unit of the Company) under one or more of the Performance Criteria described above relative to the performance of other corporations.

(c) The Committee may provide in any such Award that any evaluation of performance may include or exclude any of the following events that occurs during a Performance Period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (iv) any reorganization and restructuring programs, (v) extraordinary nonrecurring items as described in Accounting Principles Board Opinion No. 30 and/or in Management’s Discussion and Analysis of Financial Condition and Results of Operations appearing in the Company’s annual report to shareholders for the applicable year, (vi) acquisitions or divestitures, (vii) foreign exchange gains and losses, and (viii) gains and losses on asset sales.

16.2 Compensation Committee Certification and Authority

After the completion of each performance period, the Compensation Committee shall certify the extent to which any performance goal established under this Section 16 has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award subject to this Section 16. The Compensation Committee shall have the power to impose such other restrictions on subject to this Section 16 as it may deem necessary or appropriate.

SECTION 17. AMENDMENT AND TERMINATION

17.1 Amendment, Suspension or Termination

The Board or the Compensation Committee may amend, suspend or terminate the Plan or any portion of the Plan at any time and in such respects as it shall deem advisable; provided, however, that, to the extent required by applicable law, regulation or stock exchange rule, shareholder approval shall be required for any amendment to the Plan; and provided, further, that any amendment that requires shareholder approval may be made only by the Board. Subject to Section 17.3, the Committee may amend the terms of any outstanding Award, prospectively or retroactively.

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17.2 Term of the Plan

The Plan shall have no fixed expiration date. After the Plan is terminated, no future Awards may be granted, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions.

17.3 Consent of Participant

The amendment, suspension or termination of the Plan or a portion thereof or the amendment of an outstanding Award shall not, without the Participant’s consent, materially adversely affect any rights under any Award theretofore granted to the Participant under the Plan. Any change or adjustment to an outstanding Incentive Stock Option shall not, without the consent of the Participant, be made in a manner so as to constitute a “modification” that would cause such Incentive Stock Option to fail to continue to qualify as an Incentive Stock Option. Notwithstanding the foregoing, any adjustments made pursuant to Section 15 shall not be subject to these restrictions. Also notwithstanding the foregoing, and subject to Section 18.5, the Board shall have broad authority to amend the Plan or any outstanding Award without the consent of a Participant to the extent the Board deems necessary or advisable to (i) comply with, or take into account, changes in applicable tax laws, securities laws, accounting rules and other applicable law, rules and regulations or (ii) to ensure that an Award is not subject to additional taxes, interest or penalties under Section 409A.

SECTION 18. GENERAL

18.1 No Individual Rights

(a) No individual or Participant shall have any claim to be granted any Award under the Plan, and the Company has no obligation for uniformity of treatment of Participants under the Plan.

(b) Furthermore, nothing in the Plan or any Award granted under the Plan shall be deemed to constitute an employment contract or confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate a Participant’s employment or other relationship at any time, with or without cause.

18.2 Issuance of Shares

(a) Notwithstanding any other provision of the Plan, the Company shall have no obligation to issue or deliver any shares of Common Stock under the Plan or make any other distribution of benefits under the Plan unless, in the opinion of the Company’s counsel, such issuance, delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act or the laws of any state or foreign jurisdiction) and the applicable requirements of any securities exchange or similar entity.

(b) The Company shall be under no obligation to any Participant to register for offering or resale or to qualify for exemption under the Securities Act, or to register or qualify under the laws of any state or foreign jurisdiction, any shares of Common Stock, security or interest in a security paid or issued under, or created by, the Plan, or to continue in effect any such registrations or qualifications if made.

(c) The inability of the Company or impracticability for the Company, as determined by the Committee in its sole discretion, to obtain or maintain approval from any regulatory body having jurisdiction or to comply with applicable requirements, which approval and compliance are deemed by the Company’s counsel to be necessary to the lawful issuance, delivery, and sale of any shares of Common Stock, shall relieve the Company of any liability in respect of the failure to issue, deliver, or sell such shares as to which the requisite approval has not been obtained or as to which any necessary requirements are not met.

(d) As a condition to the receipt of Common Stock pursuant to an Award under the Plan, the Company may require (i) the Participant to represent and warrant at the time of any such exercise or receipt that such shares are being purchased or received only for the Participant’s own account and without any present intention to sell or distribute such shares and (ii) such other action or agreement by the Participant as may from time to time be necessary to comply with federal, state and foreign securities laws. At the option of the Company, a stop-transfer order against any such shares may be placed on the official stock books and records of the Company, and a legend indicating that such shares may not be pledged, sold or otherwise transferred, unless an opinion of counsel is provided (concurred in by counsel for the Company) stating that such transfer is not in violation of any applicable law or regulation, may be stamped on stock certificates to ensure exemption from registration. The Committee may also require the Participant to execute and deliver to the Company a purchase agreement or such other agreement as may be in use by the Company at such time that describes certain terms and conditions applicable to the shares.

(d) To the extent the Plan or any instrument evidencing an Award provides for issuance of stock certificates to reflect the issuance of shares of Common Stock, the issuance may be effected on a noncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

(e) No fractional shares of Common Stock shall be issued under the Plan, and the Committee shall determine the manner in which fractional share value shall be treated.

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18.3 Indemnification

(a) Each person who is or shall have been a member of the Board, the Compensation Committee or a committee appointed by the Board or an officer of the Company to whom authority was delegated in accordance with Section 3, shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such person in connection with or resulting from any claim, action, suit or proceeding to which such person may be a party or in which such person may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by such person in settlement thereof, with the Company’s approval, or paid by such person in satisfaction of any judgment in any such claim, action, suit or proceeding against such person; provided, however, unless such loss, cost, liability or expense is a result of such person’s own willful misconduct or except as expressly provided by statute, that such person shall give the Company an opportunity, at its own expense, to handle and defend the same before such person undertakes to handle and defend it on such person’s own behalf.

(b) The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s certificate of incorporation or bylaws, as a matter of law, or otherwise, or of any power that the Company may have to indemnify or hold harmless.

18.4 No Rights as a Shareholder

Unless otherwise provided by the Committee or in the instrument evidencing the Award or in a written employment, services or other agreement, no Award shall entitle the Participant to any cash dividend, voting or other right of a shareholder unless and until the date of issuance under the Plan of the shares that are the subject of such Award.

18.5 Compliance with Laws and Regulations

(a) In interpreting and applying the provisions of the Plan, any Option granted as an Incentive Stock Option pursuant to the Plan shall, to the extent permitted by law, be construed as an “incentive stock option” within the meaning of Section 422 of the Code, although the Company makes no representations that Options granted as Incentive Stock will maintain such qualification.

(b) The Plan and Awards granted under the Plan are intended to be exempt from the requirements of Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the exclusion applicable to stock options, stock appreciation rights and certain other equity-based compensation under Treasury Regulation Section 1.409A-1(b)(5), or otherwise. To the extent Section 409A is applicable to the Plan or any Award granted under the Plan, it is intended that the Plan and any Awards granted under the Plan comply with the deferral, payout and other limitations and restrictions imposed under Section 409A. Notwithstanding any other provision of the Plan or any Award granted under the Plan to the contrary, the Plan and any Award granted under the Plan shall be interpreted, operated and administered in a manner consistent with such intentions. Without limiting the generality of the foregoing, and notwithstanding any other provision of the Plan or any Award granted under the Plan to the contrary, with respect to any payments and benefits under the Plan or any Award granted under the Plan to which Section 409A applies, all references in the Plan or any Award granted under the Plan to the termination of the Participant’s employment or service are intended to mean the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i) of the Code, and (ii) each payment made under this Plan and any Award granted under the Plan shall be treated as a separate payment and the right to a series of installment payments under this Plan or any such Award shall be treated as a right to a series of separate payments. In addition, if the Participant is a “specified employee,” within the meaning of Section 409A, then to the extent necessary to avoid subjecting the Participant to the imposition of any additional tax under Section 409A, amounts that would otherwise be payable under the Plan or any Award granted under the Plan during the six-month period immediately following the Participant’s “separation from service,” within the meaning of Section 409A(a)(2)(A)(i) of the Code, shall not be paid to the Participant during such period, but shall instead be accumulated and paid to the Participant (or, in the event of the Participant’s death, the Participant’s estate) in a lump sum on the first business day after the earlier of the date that is six months following the Participant’s separation from service or the Participant’s death. Notwithstanding any other provision of the Plan to the contrary, the Committee, to the extent it deems necessary or advisable in its sole discretion, reserves the right, but shall not be required, to unilaterally amend or modify the Plan and any Award granted under the Plan so that the Award qualifies for exemption from or complies with Section 409A; provided, however, that the Committee makes no representations that Awards granted under the Plan shall be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to Awards granted under the Plan. Furthermore, any payment or distribution that is to be made under the Plan (or pursuant to an Award under the Plan) to a Participant who is a “specified employee” of the Company within the meaning of that term under Section 409A and as determined by the Committee, on account of a “separation from service” within the meaning of that term under Section 409A of the Code, may not be made before the date which is six months after the date of such “separation from

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service,” unless the payment or distribution is exempt from the application of Section 409A of the Code by reason of the short-term deferral exemption or otherwise.

(c) Also notwithstanding any other provision of the Plan to the contrary, the Board or the Committee shall have broad authority to amend the Plan or any outstanding Award without the consent of the Participant to the extent the Board or the Committee deems necessary or advisable to comply with, or take into account, changes in applicable tax laws, securities laws, accounting rules or other applicable laws, rules or regulations.

18.6 Participants in Other Countries or Jurisdictions

Without amending the Plan, the Committee may grant Awards to Eligible Persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and shall have the authority to adopt, amend or rescind such modifications, procedures or subplans under the Plan as may be necessary or desirable to comply with provisions of the laws or regulations of other countries or jurisdictions in which the Company or any Related Company may operate or where Participants may reside to ensure the viability of the benefits from Awards granted to Participants employed in such countries or jurisdictions, meet the requirements that permit the Plan to operate in a qualified or tax-efficient manner, comply with applicable foreign laws or regulations and meet the objectives of the Plan.

18.7 No Trust or Fund

The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or shares of Common Stock, or to create any trusts, or to make any special deposits for any immediate or deferred amounts payable to any Participant, and no Participant shall have any rights that are greater than those of a general unsecured creditor of the Company.

18.8 Successors

All obligations of the Company under the Plan with respect to Awards shall be binding on any successor to the Company,

whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all the business and/or assets of the Company.

18.9 Severability

If any provision of the Plan or any Award is determined to be invalid, illegal or unenforceable in any jurisdiction, or as to any person, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or, if it cannot be so construed or deemed amended without, in the Committee’s determination, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

18.10 Choice of Law and Venue

The Plan, all Awards granted thereunder and all determinations made and actions taken pursuant hereto, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Oregon without giving effect to principles of conflicts of law. Participants irrevocably consent to the nonexclusive jurisdiction and venue of the state and federal courts located in the State of Oregon.

18.11 Legal Requirements

The granting of Awards and the issuance of shares of Common Stock under the Plan are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required, whether located in the United States or a foreign jurisdiction.

SECTION 19. EFFECTIVE DATE

The Plan shall become effective on the date on which the Plan is approved by the shareholders of the Company (the “Effective Date”).

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APPENDIX A

DEFINITIONS

As used in the Plan,

“Acquired Entity” means any entity acquired by the Company or a Related Company or with which the Company or a Related Company merges or combines.

“Award” means any Option, Stock Appreciation Right, Stock Award, Restricted Stock, Restricted Stock Unit, Stock Unit, Performance Unit, performance-vesting Award denominated in cash or property other than shares of Common Stock, cash-based award or other incentive payable in cash or in shares of Common Stock as may be designated by the Committee from time to time.

“Board” means the Board of Directors of the Company.

“Cause,” unless otherwise defined in the instrument evidencing an Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means dishonesty, fraud, serious or willful misconduct, unauthorized use or disclosure of confidential information or trade secrets, or conduct prohibited by law (except minor violations), in each case as determined by the Company’s chief human resources officer or other person performing that function or, in the case of directors and executive officers, the Compensation Committee, whose determination shall be conclusive and binding.

“Change in Control,” unless the Committee determines otherwise with respect to an Award at the time the Award is granted or unless otherwise defined for purposes of an Award in a written employment, services or other agreement between the Participant and the Company or a Related Company, means the occurrence of any of the following events:

(a) an acquisition by any Entity of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (1) the number of then outstanding shares of Common Stock (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege where the security being so converted was not acquired directly from the Company by the party exercising the conversion privilege, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Related Company, (iv) an acquisition by any Entity pursuant to a transaction that meets the conditions of clauses (i), (ii) and (iii) set forth in the definition of Company Transaction;

(b) a change in the composition of the Board during any period of 12 consecutive calendar months, such that the individuals who, as of the beginning of the period, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that for purposes of this definition, any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; and provided further, however, that any such individual whose initial assumption of office occurs as a result of or in connection with an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of an Entity other than the Board shall not be considered a member of the Incumbent Board; or

(c) consummation of a Company Transaction.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Committee” has the meaning set forth in Section 3.1.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Company” means The Greenbrier Companies, Inc., an Oregon corporation.

“Company Transaction,” unless the Committee determines otherwise with respect to an Award at the time the Award is granted or unless otherwise defined for purposes of an Award in a written employment, services or other agreement between the Participant and the Company or a Related Company, means consummation of:

(a) a merger or consolidation of the Company with or into any other company;

(b) a sale in one transaction or a series of transactions undertaken with a common purpose of at least 50% of the Company’s outstanding voting securities; or

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(c) a sale, lease, exchange or other transfer in one transaction or a series of related transactions undertaken with a common purpose of all or substantially all of the Company’s assets;

excluding, however, in each case, a transaction pursuant to which

(i) the Entities who are the beneficial owners of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Company Transaction will beneficially own, directly or indirectly, at least 50% of the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Successor Company in substantially the same proportions as their ownership, immediately prior to such Company Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities;

(ii) no Entity (other than the Company, any employee benefit plan (or related trust) of the Company, a Related Company or a Successor Company) will beneficially own, directly or indirectly, 30% or more of, respectively, the outstanding shares of common stock of the Successor Company or the combined voting power of the outstanding voting securities of the Successor Company entitled to vote generally in the election of directors unless such ownership resulted solely from ownership of securities of the Company prior to the Company Transaction; and

(iii) individuals who were members of the Incumbent Board will immediately after the consummation of the Company Transaction constitute at least a majority of the members of the board of directors of the Successor Company.

Where a series of transactions undertaken with a common purpose is deemed to be a Company Transaction, the date of such Company Transaction shall be the date on which the last of such transactions is consummated.

“Compensation Committee” means the Compensation Committee of the Board.

“Disability,” unless otherwise defined by the Committee for purposes of the Plan in the instrument evidencing an Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means a mental or physical impairment of the Participant that is expected to result in death or that has lasted or is expected to last for a continuous period of 12 months or more and that causes the Participant to be unable to perform his or her material duties for the Company or a Related Company and to be engaged in any substantial gainful activity, in each case as determined by the Company’s chief human resources officer or other person performing that function or, in the case of directors and executive officers, the Committee, whose determination shall be conclusive and binding. Notwithstanding the foregoing, with respect to Incentive Stock Options, “Disability” shall have the meaning attributed to that term for purposes of Section 422 of the Code.

“Effective Date” has the meaning set forth in Section 19.

“Eligible Person” means any person eligible to receive an Award as set forth in Section 5.

“Entity” means any individual, entity or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” means the closing price for the Common Stock on any given date during regular trading, or if not trading on that date, such price on the last preceding date on which the Common Stock was traded, unless determined otherwise by the Committee using such methods or procedures as it may establish.

“Grant Date” means the later of (a) the date on which the Committee completes the corporate action authorizing the grant of an Award or such later date specified by the Committee and (b) the date on which all conditions precedent to an Award have been satisfied, provided that conditions to the exercisability or vesting of Awards shall not defer the Grant Date.

“Incentive Stock Option” means an Option granted with the intention that it qualify as an “incentive stock option” as that term is defined for purposes of Section 422 of the Code or any successor provision.

“Incumbent Board” has the meaning set forth in the definition of “Change in Control.”

“Nonqualified Stock Option” means an Option other than an Incentive Stock Option.

“Option” means a right to purchase Common Stock granted under Section 7.

“Option Expiration Date” means the last day of the maximum term of an Option.

“Outstanding Company Common Stock” has the meaning set forth in the definition of “Change in Control.”

“Outstanding Company Voting Securities” has the meaning set forth in the definition of “Change in Control.”

“Parent Company” means a company or other entity which as a result of a Company Transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries.

A-14	2021 Proxy Statement	THE GREENBRIER COMPANIES

Appendix A

“Participant” means any Eligible Person to whom an Award is granted.

“Performance Award” means an Award of Performance Units, or an Award denominated in cash or property other than shares of Common Stock, granted under Section 11.

“Performance Criteria” has the meaning set forth in Section 16.1.

“Performance Period” means the period of time during which the Performance Criteria must be met in order to determine the degree of payout and/or vesting with respect to an Award. The Compensation Committee may establish different Performance Periods for different Participants, and the Compensation Committee may establish concurrent or overlapping Performance Periods.

“Performance Units” means an Award of units denominated in shares of Common Stock granted under Section 11.1.

“Plan” means The Greenbrier Companies, Inc. 2021 Stock Incentive Plan.

“Prior Plan” has the meaning set forth in Section 4.1(c).

“Related Company” means any entity that is directly or indirectly controlled by, in control of or under common control with the Company, as determined by the Committee in its sole discretion.

“Restricted Stock” means an Award of shares of Common Stock granted under Section 10, the rights of ownership of which are subject to restrictions prescribed by the Committee.

“Restricted Stock Unit” means a Stock Unit subject to restrictions prescribed by the Committee.

“Retirement,” unless otherwise defined in the instrument evidencing the Award or in a written employment, services or other agreement between the Participant and the Company or a Related Company, means “Retirement” as defined for purposes of the Plan by the Committee or, if not so defined, means Termination of Service on or after the date the Participant reaches “normal retirement age,” as that term is defined in Section 411(a)(8) of the Code.

“Section 409A” means Section 409A of the Code.

“Securities Act” means the Securities Act of 1933, as amended from time to time.

“Stock Appreciation Right” or “SAR” means a right granted under Section 9.1 to receive the excess of the Fair Market Value of a specified number of shares of Common Stock over the grant price.

“Stock Award” means an Award of shares of Common Stock granted under Section 10, the rights of ownership of which are not subject to restrictions prescribed by the Committee.

“Stock Unit” means an Award denominated in units of Common Stock granted under Section 10.

“Substitute Awards” means Awards granted or shares of Common Stock issued by the Company in substitution or exchange for awards previously granted by an Acquired Entity.

“Successor Company” means the surviving company, the successor company or Parent Company, as applicable, in connection with a Company Transaction.

“Termination of Service,” unless the Committee determines otherwise with respect to an Award, means a termination of employment or service relationship with the Company or a Related Company for any reason, whether voluntary or involuntary, including by reason of death, Disability or Retirement. Any question as to whether and when there has been a Termination of Service for the purposes of an Award and the cause of such Termination of Service shall be determined by the Company’s chief human resources officer or other person performing that function or, with respect to directors and executive officers, by the Compensation Committee, whose determination shall be conclusive and binding. Transfer of a Participant’s employment or service relationship between the Company and any Related Company shall not be considered a Termination of Service for purposes of an Award. Unless the Committee determines otherwise, a Termination of Service shall be deemed to occur if the Participant’s employment or service relationship is with an entity that has ceased to be a Related Company. A Participant’s change in status from an employee of the Company or a Related Company to a non-employee director, consultant, advisor, or independent contractor of the Company or a Related Company, or a change in status from a non-employee director, consultant, advisor or independent contractor of the Company or a Related Company to an employee of the Company or a Related Company, shall not be considered a Termination of Service.

“Vesting Commencement Date” means the Grant Date or such other date selected by the Committee as the date from which an Award begins to vest.

THE GREENBRIER COMPANIES	2021 Proxy Statement	A-15

APPENDIX B

POLICY REGARDING THE APPROVAL OF AUDIT AND NON-AUDIT SERVICES PROVIDED BY THE INDEPENDENT AUDITOR

Purpose and Applicability

We recognize the importance of maintaining the independent and objective viewpoint of our independent auditors. We believe that maintaining independence, both in fact and in appearance, is a shared responsibility involving management, the Audit Committee, and the independent auditors.

The Company (which includes consolidated subsidiaries as used herein) recognizes that the Company’s independent registered public accounting firm (the “Audit Firm”) possesses a unique knowledge of the Company, and, as a worldwide firm, can provide necessary and valuable services to the Company in addition to the annual audit. Consequently, this policy sets forth guidelines and procedures to be followed by the Company when retaining the Audit Firm to perform audit and non-audit services.

Policy Statement

All services provided by the Audit Firm, both audit and non-audit, must be pre-approved by the Audit Committee or a Designated Member (as defined below). Although the Sarbanes-Oxley Act of 2002 permits de minimis exceptions, our policy is to pre-approve all audit and non-audit services. Examples of audit and permitted non-audit services include:

•	Audits of the Company’s financial statements required by SEC rules, lenders, statutory requirements, regulators, and others, including quarterly review procedures.

•	Consents, comfort letters, reviews of registration statements and similar services that incorporate or include the audited financial statements of the Company, including responding to the SEC or other regulators regarding such financial statements.

•	Employee benefit plan audits.

•	Accounting consultations and support related to the application of generally accepted accounting principles or the implementation of new laws or regulations, such as compliance with the Sarbanes-Oxley Act, including Section 404 of the Act.

•	Tax compliance and related support for any tax returns filed by the Company, including returns filed by any executive or expatriate under a company-sponsored program.

•	Tax advice, planning and support.

•	Merger and acquisition due diligence services.

The Audit Committee or a Designated Member may pre-approve at any time up to one year in advance the provision of particular types of permissible routine and recurring audit-related, tax and other non-audit services, in each case described in reasonable detail and subject to any specific annual monetary limit also approved by the Audit Committee or a Designated Member. The Audit Committee must be informed about each such service that is actually provided.

For each proposed service, the independent auditors shall provide detailed back-up documentation at the time of approval to permit the Audit Committee or a Designated Member to make a determination whether the provision of such services would impair the auditor’s independence. Such documentation should be so detailed that there should never be any doubt as to whether any particular service was brought to the attention of, considered and pre-approved by the Audit Committee or a Designated Member. At a minimum, in connection with seeking pre-approval for a proposed service or class of services, the Company’s independent auditor shall (i) provide the Audit Committee or Designated Member with a written description of the nature and scope of the service, including the fee structure for the engagement; (ii) describe and discuss with the Audit Committee or Designated Member the potential effects of the service on the firm’s independence; and (iii) document the substance of its discussion with the Audit Committee or Designated Member. As an example of the level of detail required for pre-approval, in connection with pre-approval of the preparation of the Company’s federal, state and local corporate tax returns, the back-up documentation provided should identify clearly each return, including information on each jurisdiction where a return is to be filed, the type or types of tax return, and how often each return is to be prepared and filed.

When considering whether to grant an approval, the Audit Committee should consider the nature, scope and fees of the service to be provided to the Company as well as the principles and guidance established by the SEC and PCAOB with respect to auditor independence, including the fact that an auditor cannot (i) function in the role of management; (ii) audit his or her own work; or (iii) serve in an advocacy role for the Company.

Delegation of Pre-Approval

The Audit Committee may delegate to one or more designated member(s) of the Audit Committee a “Designated Member”), who is independent as defined under the standards of the NYSE, the authority to grant pre-approvals of permitted services (defined

THE GREENBRIER COMPANIES	2021 Proxy Statement	B-1

Appendix B - Policy Regarding the Approval of Audit and Non-Audit Services

below), or classes of permitted services, to be provided by the Audit Firm. The decisions of a Designated Member to pre-approve a permitted service shall be reported to the Audit Committee at each of its regularly scheduled meetings.

All fees paid to the Audit Firm will be disclosed in the Company’s annual proxy statement in accordance with applicable SEC rules, including disclosure of the amount of Audit Fees, Audit Related Fees, Tax Fees and All Other Fees.

Prohibited Services

The Company may not engage the Audit Firm to provide the non-audit services described below to the Company, unless it is reasonable to conclude that the results of these services will not be subject to audit procedures during an audit of the Company’s financial statements:

1.

Bookkeeping or Other Services Related to the Company’s Accounting Records or Financial Statements. The Audit Firm may not maintain or prepare the Company’s accounting records or prepare the Company’s financial statements that are either filed with the SEC or form the basis of financial statements filed with the SEC.

2.

Appraisal or Valuation Services, Fairness Opinions or Contribution-in-Kind Reports. The Audit Firm may not provide appraisal or valuation services when it is reasonably likely that the results of any valuation or appraisal would be material to the Company’s financial statements, or where the Audit Firm would audit the results. Transfer studies, cost segregation studies and other tax-only valuations are not prohibited services.

3.

Actuarial Services. The Audit Firm may not provide insurance actuarial-oriented advisory services unless the Company uses its own actuaries or third party actuaries to provide management with the primary actuarial capabilities, and management accepts responsibility for actuarial methods and assumptions.

4.

Management Functions or Human Resources. Partners and employees of the Audit Firm may not act as a director, officer, or employee of the Company, or perform any decision-making, supervisory, or ongoing monitoring function for the Company. The Audit Firm cannot recruit potential employees, act as a negotiator on the Company’s behalf, deliver employee testing or evaluation programs, or recommend or advise that the Company hire a specific candidate for a specific job.

5.	Broker-Dealer, Investment Adviser, or Investment Banking Services. The Audit Firm may not serve as a broker-dealer, promoter or underwriter of the Company’s securities.
6.

Legal Services and Expert Services Unrelated to the Audit. The Audit Firm may not provide any service in which the person providing the service must be admitted to practice before the courts of a U.S. jurisdiction.

7.	Internal Audit Outsourcing. The Audit Firm may not provide any internal audit services relating to accounting controls, financial systems, or financial statements.

8.

Financial Information Systems Design and Implementation. The Audit Firm may not design or implement a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Company’s financial statements, taken as a whole.

9.	Other Services. The Audit Firm may not provide any other services that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

Non-prohibited services shall be deemed permitted services and may be provided to the Company with the pre-approval of a Designated Member or by the full Audit Committee, as described herein.

Audit Committee Review of Services

At each regularly scheduled Audit Committee meeting, the Audit Committee shall review the following:

•	A report summarizing the services, or grouping of related services, provided by the Audit Firm.

•	A listing of newly pre-approved services since its last regularly scheduled meeting.

At least annually, the Audit Committee shall review, in addition to the fee disclosure in the proxy statement:

•	An updated projection for the current fiscal year, presented in a manner consistent with the proxy disclosure requirements, of the estimated annual fees to be paid to the Audit Firm.

Effective Date

This policy shall be effective immediately upon approval by the Audit Committee.

Policy last amended by the Audit Committee April 2011

Policy last reviewed by the Audit Committee July 2020

B-2	2021 Proxy Statement	THE GREENBRIER COMPANIES

APPENDIX C

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

Reconciliation of Net Earnings to Adjusted EBITDA and Adjusted EBITDA (Pre-Bonus)

(in thousands)

	Year Ended August 31,

	2020	2019	2018

Net earnings	$87,586	$106,705	$172,063

Interest and foreign exchange	43,619	30,912	29,368

Income tax expense	40,184	41,588	32,893

Depreciation and amortization	109,850	80,535	74,356

GBW goodwill impairment	—	—	9,493

GRS Repair goodwill impairment	—	10,025	—

ARI transaction costs	—	18,820	—

Adjusted EBITDA	$281,239	$288,585	$318,173

Bonus expense	16,961	20,001	20,486

Adjusted EBITDA (Pre-Bonus)	$298,200	$308,586	$338,659

THE GREENBRIER COMPANIES	2021 Proxy Statement	C-1

THE GREENBRIER COMPANIES
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THE GREENBRIER COMPANIES, INC. ONE CENTERPOINTE DRIVE, STE 200 LAKE OSWEGO, OR 97035 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/GBX2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D24903-P44927 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY THE GREENBRIER COMPANIES, INC. The Board of Directors recommend a vote FOR all the nominees listed and FOR Proposals 2, 3 and 4. 1. Election of Directors 1a. William A. Furman 1b. Charles J. Swindells 1c. Kelly M. Williams For Withhold 2. Advisory approval of the compensation of the Company’s named executive officers. 3. Approval of the Company’s 2021 Stock Incentive Plan. 4. Ratification of the appointment of KPMG LLP as the Company’s independent auditors for 2021. The Board of Directors recommend a vote AGAINST Proposal 5: 5. A shareholder proposal entitled “Independent Board Chair”. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report/10-K are available at www.proxyvote.com. D24904-P44927 THE GREENBRIER COMPANIES, INC. Annual Meeting of Shareholders January 6, 2021 2:00 PM PST This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) William A. Furman, Duane C. McDougall and Kelly M. Williams, or any of them, as proxies, each with the power to appoint a substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of THE GREENBRIER COMPANIES, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 2:00 PM, PST on January 6, 2021, virtually at www.virtualshareholdermeeting.com/GBX2021, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the recommendations of the Board of Directors. Continued and to be signed on reverse side